Filed by Kennedy-Wilson Holdings, Inc.
pursuant to Rule 424(b)(3) under the Securities Act of 1933
Commission File No.: 333-164926

QUARTERLY REPORT ON FORM 10-Q
On May 5, 2022, Kennedy-Wilson Holdings, Inc. filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended March 31, 2022. See Appendix A to this filing.

The exhibits filed with the Quarterly Report are attached to Appendix A to this filing.

In connection with the offering (the “Offering”) of up to 20,278,690 shares of common stock and 4,993,471 warrants to purchase common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) by certain selling security holders, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) on Form S-1 (No. 333-164926), as amended, which was declared effective on June 11, 2010. A prospectus, dated June 11, 2010, covering the Offering was filed with the SEC on June 11, 2010 (as supplemented from time to time, the “Prospectus”).

ANY POTENTIAL INVESTORS IN THE SECURITIES OF THE COMPANY ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

This Prospectus Supplement and the Prospectus are required to be delivered by the selling security holders of the above-referenced securities or by certain of their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus and all prior prospectus supplements, and is qualified by reference to the Prospectus and all prior prospectus supplements except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus or any prior prospectus supplement.

You may obtain a copy of the Registration Statement, the Prospectus, this Prospectus Supplement and all prior prospectus supplements, as well as other filings containing information about the Company, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement, the Prospectus and this Prospectus Supplement can also be obtained, without charge, from the Company's corporate website at www.kennedywilson.com, or by directing a request to the Company, Attention: Investor Relations, 151 S El Camino Drive, Beverly Hills, California 90212.

In addition to the documents described above, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC, which are available at the SEC's website at www.sec.gov or at the Company's website at www.kennedywilson.com.

The information contained in, or that can be accessed through, the Company's website is deemed not to be a part of this filing.

THIS FILING IS FOR INFORMATION PURPOSES ONLY AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2022
Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to             .
Commission file number 001-33824

Kennedy-Wilson Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-0508760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
151 S El Camino Drive
Beverly Hills, CA 90212
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(310) 887-6400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes   ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.
(See definition of “large accelerated filer," "accelerated filer," "smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   ☐  Yes    ☒  No
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐
The number of shares of common stock outstanding as of May 3, 2022 was 137,790,768.

FORWARD-LOOKING STATEMENTS
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” "may," “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. These risks and uncertainties may include the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the “SEC”), including the Item 1A. “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2021. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Non-GAAP Measures and Certain Definitions

    In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this report, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income and Net Operating Income, as defined below). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this report. These measures may contain cash and non-cash gains and expenses and gains and losses from the sale of real-estate related investments. Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies.
    “KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of the Company include the results of the Company's consolidated subsidiaries.
    “KWE” refers to Kennedy Wilson Europe Real Estate Limited.
    “Adjusted EBITDA” represents net income before interest expense, loss on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in investments in unconsolidated investments, provision for (benefit from) income taxes, our share of taxes included in unconsolidated investments, share-based compensation and EBITDA attributable to noncontrolling interests.  Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP measures” for a reconciliation of Adjusted EBITDA to net income as reported under GAAP. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as non-cash acquisition-related gains or expenses) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain
i

other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
    “Adjusted Net Income” represents net income before depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, share-based compensation, net income attributable to noncontrolling interests, before depreciation and amortization, preferred dividends and accretion of preferred stock issuance costs and one-time tax remeasurement. Please also see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations" for a reconciliation of Adjusted Net Income to net income as reported under GAAP.
    “Consolidated Portfolio NOI” refers to the NOI that is generated from the properties that we have an ownership interest in and are held in our Consolidated Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Consolidated Portfolio NOI to net income as reported under GAAP.
"Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.
"Fee Bearing Capital" represents total third-party committed or invested capital that we manage in our joint-ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.
"Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
    "Real Estate Assets under Management" ("AUM") generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.
    “Co-Investment Portfolio NOI” refers to the NOI that is generated from the properties that we have an ownership interest in and are held in our Co-investments Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Co-Investment Portfolio NOI to net income as reported under GAAP.
    "Net operating income" or " NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.
    "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
    “Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared.  The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy.
ii

PART I
FINANCIAL INFORMATION

Item 1.Financial Statements (Unaudited)

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except share and per share amounts)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$462.1	$524.8
Accounts receivable (including $16.0 and $14.2 of related party)	39.1	36.1
Real estate and acquired in place lease values (net of accumulated depreciation and amortization of $854.5 and $838.1)	5,067.4	5,059.8
Unconsolidated investments (including $2,012.5 and $1,794.8 at fair value)	2,166.9	1,947.6
Other assets	188.8	177.9
Loan purchases and originations	143.5	130.3
Total assets(1)	$8,067.8	$7,876.5

Liabilities
Accounts payable	$15.9	$18.6
Accrued expenses and other liabilities	575.1	619.1
Mortgage debt	3,029.1	2,959.8
KW unsecured debt	1,778.1	1,852.3
KWE unsecured bonds	606.4	622.8
Total liabilities(1)	6,004.6	6,072.6

Equity
Series A cumulative preferred Stock, $0.0001 par value, 1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of March 31, 2022 and December 31, 2021 and Series B cumulative preferred Stock, $0.0001 par value, 1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of March 31, 2022.	593.1	295.2
Common stock, $0.0001 par value per share, 200,000,000 authorized, 137,790,769 and 137,955,479 shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	1,658.4	1,679.6
Retained earnings	191.6	192.4
Accumulated other comprehensive loss	(405.6)	(389.6)
Total Kennedy-Wilson Holdings, Inc. shareholders' equity	2,037.5	1,777.6
Noncontrolling interests	25.7	26.3
Total equity	2,063.2	1,803.9
Total liabilities and equity	$8,067.8	$7,876.5

(1) The assets and liabilities as of March 31, 2022 include $184.5 million (including cash held by consolidated investments of $11.6 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $148.6 million) and $107.6 million (including mortgage debt of $101.4 million), respectively, from consolidated variable interest entities ("VIEs"). The assets and liabilities as of December 31, 2021 include $189.6 million (including cash held by consolidated investments of $11.5 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $152.8 million) and $129.2 million (including mortgage debt of $103.3 million), respectively, from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue
Rental	$104.2	$88.9
Hotel	6.5	0.8
Investment management fees (includes $11.3 and $7.3 of related party fees)	11.3	7.4
Property services fees (includes $— and $0.1 of related party fees)	0.4	0.7
Loan and other	2.3	1.6
Total revenue	124.7	99.4

Income from unconsolidated investments
Principal co-investments	78.2	18.8
Performance allocations	27.2	(0.4)
Total income from unconsolidated investments	105.4	18.4

Gain on sale of real estate, net	1.9	73.5

Expenses
Rental	35.7	33.0
Hotel	4.3	1.6
Compensation and related	29.0	27.0
Share-based compensation	7.1	7.7
Performance allocation compensation	11.8	—
General and administrative	7.9	6.8
Depreciation and amortization	43.3	44.4
Total expenses	139.1	120.5
Interest expense	(50.5)	(51.6)
Loss on early extinguishment of debt	—	(14.8)
Other loss	5.8	(3.3)
Income before provision for income taxes	48.2	1.1
Provision for income taxes	(8.2)	(2.7)
Net income (loss)	40.0	(1.6)
Net loss attributable to the noncontrolling interests	0.1	0.3
Preferred dividends	(5.3)	(4.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$34.8	$(5.6)
Basic earnings (loss) per share
Earnings (loss) per share	$0.25	$(0.04)
Weighted average shares outstanding	136,815,290	138,772,819
Diluted earnings (loss) per share
Earnings (loss) per share	$0.24	$(0.04)
Weighted average shares outstanding	150,420,132	138,772,819
Dividends declared per common share	$0.24	$0.22

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2022	2021

Net income (loss)	$40.0	$(1.6)
Other comprehensive income, net of tax:
Unrealized foreign currency translation loss	(28.0)	(23.8)
Unrealized foreign currency derivative contracts gain	8.2	38.4
Unrealized gain on interest rate swaps	3.0	1.7
Total other comprehensive (loss) income for the period	(16.8)	16.3

Comprehensive income	23.2	14.7
Comprehensive (income) loss attributable to noncontrolling interests	0.8	0.5
Comprehensive income attributable to Kennedy-Wilson Holdings, Inc.	$24.0	$15.2

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended March 31, 2022

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2021	300,000	$295.2	137,955,479	$—	$1,679.6	$192.4	$(389.6)	$26.3	$1,803.9
Preferred stock issuance	300,000	297.9	—	—	—	—	—	—	297.9
Restricted stock grants (RSG)	—	—	1,221,362	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(796,755)	—	(18.6)	—	—	—	(18.6)
Shares retired due to common stock repurchase program	—	—	(589,317)	—	(9.7)	(2.8)	—	—	(12.5)
Stock based compensation	—	—	—	—	7.1	—	—	—	7.1
Other comprehensive (loss) income:
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(27.3)	(0.7)	(28.0)
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	8.3	—	8.3
Unrealized gain on interest rate swaps, net of tax	—	—	—	—	—	—	3.0	—	3.0
Common stock dividends	—	—	—	—	—	(32.8)	—	—	(32.8)
Preferred stock dividends	—	—	—	—	—	(5.3)	—	—	(5.3)
Net income	—	—	—	—	—	40.1	—	(0.1)	40.0
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.6	0.6
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(0.4)	(0.4)
Balance at March 31, 2022	600,000	$593.1	137,790,769	$—	$1,658.4	$191.6	$(405.6)	$25.7	$2,063.2

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended March 31, 2021

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interests
(Dollars in millions, except share amounts)	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2020	300,000	$295.2	141,365,323	$—	$1,725.2	$17.7	$(393.6)	$28.2	$1,672.7
Shares forfeited	—	—	(237,558)	—	—	—	—	—	—
Restricted stock grants (RSG)	—	—	614,945	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(658,293)	—	(14.1)	—	—	—	(14.1)
Shares retired due to common stock repurchase program	—	—	(10,281)	—	(0.2)	—	—	—	(0.2)
Stock based compensation	—	—	—	—	7.7	—	—	—	7.7
Other comprehensive (loss) income:
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(23.6)	(0.2)	(23.8)
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	38.4	—	38.4
Unrealized gain on interest rate swaps, net of tax	—	—	—	—	—	—	1.7	—	1.7
Common stock dividends	—	—	—	—	—	(31.0)	—	—	(31.0)
Preferred stock dividends	—	—	—	—	—	(4.3)	—	—	(4.3)
Net loss	—	—	—	—	—	(1.3)	—	(0.3)	(1.6)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.9	0.9
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(0.1)	(0.1)
Balance at March 31, 2021	300,000	$295.2	141,074,136	$—	$1,718.6	$(18.9)	$(377.1)	$28.5	$1,646.3

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$40.0	$(1.6)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain from sale of real estate, net	(1.9)	(73.5)
Depreciation and amortization	43.3	44.4
Above/below market and straight-line rent amortization	(1.2)	7.1
Uncollectible lease income	1.8	2.1
Provision for (benefit from) deferred income taxes	5.7	(1.8)
Amortization of deferred loan costs	2.1	6.4
Amortization of discount and accretion of premium on issuance of the senior notes and mortgage debt	(0.2)	1.6
Unrealized net gain on derivatives	(7.5)	(1.1)
Income from unconsolidated investments	(105.4)	(18.4)
Accretion of interest income on loans	—	(0.3)
Operating distributions from unconsolidated investments	18.0	16.4
Deferred compensation	15.3	2.6
Share-based compensation	7.1	7.7
Change in assets and liabilities:
Accounts receivable	(4.3)	(0.6)
Other assets	(10.7)	(18.9)
Accounts payable, accrued expenses and other liabilities	(61.0)	(48.7)
Net cash used in operating activities	(58.9)	(76.6)
Cash flows from investing activities:
Proceeds from collection of loans	0.1	19.8
Issuance of loans	(13.4)	(12.9)
Net proceeds from sale of consolidated real estate	33.9	228.3
Purchases of real estate	(103.7)	—
Capital expenditures to real estate	(26.6)	(47.3)
Proceeds from (premiums paid) settlement of foreign derivative contracts	5.8	(3.8)
Distributions from unconsolidated investments	7.2	21.6
Contributions to unconsolidated investments	(149.6)	(52.8)
Net cash (used in) provided by investing activities	(246.3)	152.9
Cash flows from financing activities:
Borrowings under senior notes payable	—	1,204.3
Repayment of senior notes payable	—	(576.9)
Issuance of preferred stock, net of issuance costs	297.9	—
Borrowings under line of credit	175.0	—
Repayment of line of credit	(250.0)	(150.0)
Borrowings under mortgage debt	102.7	50.4
Repayment of mortgage debt	(1.3)	(67.7)
Payment of debt issue costs	(1.4)	(17.1)
Repurchase and retirement of common stock	(31.3)	(14.3)
Common dividends paid	(36.1)	(32.6)
Preferred dividends paid	(4.3)	(4.3)
Contributions from noncontrolling interests	0.6	0.9
Distributions to noncontrolling interests	(0.4)	(0.1)
Net cash provided by financing activities	251.4	392.6
Effect of currency exchange rate changes on cash and cash equivalents	(8.9)	4.6
Net change in cash and cash equivalents(1)	(62.7)	473.5
Cash and cash equivalents, beginning of period	524.8	965.1
Cash and cash equivalents, end of period	$462.1	$1,438.6
(1) See discussion of non-cash effects in the supplemental cash flow information.
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

Supplemental cash flow information:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Cash paid for:
Interest(1)(2)	$68.6	$36.2
Income taxes	(0.2)	2.2

(1) $0.9 million and $1.1 million attributable to noncontrolling interests for the three months ended March 31, 2022 and 2021, respectively.
(2) Excludes $1.0 million and $0.8 million of capitalized interest for the three months ended March 31, 2022 and 2021, respectively.

    As of March 31, 2022 and December 31, 2021 the Company had $35.1 million and $24.2 million, respectively, of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties.  These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties.

Supplemental disclosure of non-cash investing and financing activities:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021

Accrued capital expenditures	$9.0	$0.4
Common dividends declared but not paid on common stock	32.8	31.0
Preferred dividends declared but not paid on preferred stock	5.3	4.3

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1—BASIS OF PRESENTATION
    Kennedy Wilson's unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") may have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make their presentation not misleading. In the Company's opinion, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the three months ended March 31, 2022 and 2021 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full year ending December 31, 2022. For further information, your attention is directed to the footnote disclosures found in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Throughout these unaudited interim consolidated financial statements “Kennedy Wilson” is referenced, which is defined as the Company and its subsidiaries that are consolidated in its financial statements under U.S. GAAP.  All significant intercompany balances and transactions have been eliminated in consolidation. "KW," “KWH,” “Kennedy Wilson,” the “Company,” “we,” “our,” or “us” are also referred to which are defined as Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries.
     In addition, throughout these unaudited interim consolidated financial statements, “equity partners” is referred to, which is defined as the non-wholly owned subsidiaries that are consolidated in the Company's financial statements under U.S. GAAP and third-party equity partners.
    Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities ("VIEs") as defined in the Accounting Standards Codification ("ASC") Subtopic 810-10, Consolidation, as amended by Accounting Standards Update ("ASU") 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis, and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with the ASC Subtopic 810-10.
Statement of Income Presentation

As the Co-Investment business has grown, the Company started updating the presentation of related items in the statements of income for all periods presented as this presentation reflects the prominence of this core part of its business and more closely represents how management evaluates results during an accounting period. The income from unconsolidated investments caption has been expanded to show principal co-investments and performance allocations. Principal co-investments consists of unrealized and realized gains on the Company's Co-Investments including any fair value adjustments and the Company’s share of net income and losses from Co-Investments. Performance allocations relate to special allocations to co-investments the Company manages based on the cumulative performance of the fund or investment and are subject to preferred return thresholds of its limited partners. These captions have been moved above expenses as the Co-Investments business is a significant part of the Company’s business. As the Company has compensation expense and general and administrative expenses relating to the management of this business, presenting these amounts before Expenses also provides a better understanding of the nature of those expenses. Based on the foregoing, the Company has concluded this change in presentation is justified by the circumstances thereby supporting presentation in a different position and in a different manner from its historical presentation.

The Company typically reports significant gains on sale of real estate, net. Previously, gains on sale of real estate were presented after expenses. These gains contribute to the Company’s compensation and related expenses and accordingly presentation of this significant, recurring component that is directly correlated to expenses should, in management’s view, precede those expenses on the statements of income. Furthermore, the Company accounts for gains on sale of real estate under ASC Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets, and we have determined that the updated presentation complies with that standard.
    The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS
    REVENUE RECOGNITION — Revenue consists of rental and hotel income, management fees, leasing and commission fees, loan interest income and sales of real estate. ASC Topic 606, Revenue from Contracts with Customers, is a five step model to recognize revenue from customer contracts. The model identifies the contract, any separate performance obligations in the contract, determines the transaction price, allocates the transaction price and recognizes revenue when the performance obligations are satisfied. Management has concluded that, with the exception of performance allocations, the nature of the Company's revenue streams is such that the requirements are generally satisfied at the time that the fee becomes receivable.
    Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases in accordance with ASC Topic 842, Leases. Hotel income is earned when rooms are occupied or goods and services have been delivered or rendered. Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property.
    Management fees are primarily comprised of investment management and property services fees. Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. Property services fees are earned from the Company's auction sales and marketing business. The Company provides investment management on investments it also has an ownership interest in. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company's ownership interest.
    Commissions consist of acquisition and disposition fees and auction fees. Acquisition and disposition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition or disposition price, as applicable. Acquisition and disposition fees are recognized upon the successful completion of an acquisition or disposition after all required services have been performed. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Topic 606, Kennedy Wilson records commission revenues and expenses on a gross basis. Of the criteria listed in ASC Topic 606, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications.
Interest income from investments in performing loans which Kennedy Wilson originates or acquires are recognized at the stated interest rate plus any amortization of premiums/discounts or fees earned on the loans. Interest income from investments in loans acquired at a discount are recognized using the effective interest method. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until Kennedy Wilson is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality. Income is recognized to the extent that cash is received from the loan.
    Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. Under ASC Subtopic 610-20, the Company recognizes the entire gain attributed to contributions of real estate properties to unconsolidated entities.
    REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any). The ownership of the other interest holders in consolidated subsidiaries is reflected as noncontrolling interests. Real estate is recorded based on cumulative costs incurred and allocated based on relative fair value. Acquisition fees and expenses associated with the acquisition of properties determined to be business combinations are expensed as incurred. Acquisition fees and expenses associated with transactions determined to be asset acquisitions are capitalized as part of the real estate acquired.
    The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate is valued, in part, based on third party valuations and management estimates also using an income approach.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    UNCONSOLIDATED INVESTMENTS — Kennedy Wilson has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate or real estate related investments. Investments in unconsolidated investments are accounted for under the equity method of accounting as Kennedy Wilson can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by Kennedy Wilson’s share of income or loss, contributions, distributions and foreign currency movements. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with ASC Topic 323, Investments - Equity Method and Joint Ventures.
Kennedy Wilson elected the fair value option for 51 investments in unconsolidated investment entities ("FV Option" investments). Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the change in value in the underlying investments in the results of our current operations.
    Additionally, Kennedy Wilson records its investments in commingled funds it manages and sponsors (the "Funds") that are investment companies under ASC Topic 946, Financial Services - Investment Companies, based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings.
Performance allocations or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson's real estate funds based on the cumulative performance of the fund and are subject to preferred return thresholds of the limited partners. At the end of each reporting period, Kennedy Wilson calculates the performance allocation that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance allocation to reflect either (a) positive performance resulting in an increase in the performance allocation to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recognized as income from unconsolidated investments, resulting in a negative adjustment to performance allocations to the general partner or asset manager. As of March 31, 2022, the Company has $196.9 million of accrued performance allocations recorded to unconsolidated investments that are subject to future adjustments based on the underlying performance of investments.
    The Company has concluded that performance allocations to the Company, based on cumulative performance to-date, represent carried interests. For equity method investments, these allocations are included as a component of the income reported from the underlying equity method investee and for equity method investments where the fair value option has been elected, these allocations are included in the determination of fair value under ASC Topic 820, Fair Value Measurement.
Performance allocation compensation is recognized in the same period that the related performance allocations are recognized and can be reversed during periods when there is a reversal of performance allocations that were previously recognized.

    FAIR VALUE MEASUREMENTS — Kennedy Wilson accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis under the provisions of ASC Topic 820. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.
    FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, is necessary, however, to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    FOREIGN CURRENCIES — The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the euro and the British pound sterling. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive loss.
    Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of the Company's operations. In order to manage currency fluctuations, Kennedy Wilson entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (euro and the British pound) of certain of its wholly-owned and consolidated subsidiaries. KWE has also entered into currency derivative contracts to manage its exposure to euro to British pound currency fluctuations. See Note 5 for a more detailed discussion of Kennedy Wilson's currency derivative contracts.
LONG-LIVED ASSETS — Kennedy Wilson reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC Subtopic 360-10, Impairment of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. If certain criteria are met, assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.
    RECENT ACCOUNTING PRONOUNCEMENTS
    For information regarding accounting standards that the Company adopted during the periods presented, see note 2 of the notes to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The Company did not adopt any new accounting standards during the three months ended March 31, 2022.
The FASB did not issue any other ASUs during the first three months of 2022 that the Company expects to be applicable and have a material impact on the Company's financial position or results of operations.

RECLASSIFICATIONS—Certain balances included in prior year's financial statements have been reclassified to conform to the current year's presentation
NOTE 3—REAL ESTATE AND IN-PLACE LEASE VALUE
    The following table summarizes Kennedy Wilson's investment in consolidated real estate properties at March 31, 2022 and December 31, 2021:

	March 31,	December 31,
(Dollars in millions)	2022	2021
Land	$1,286.5	$1,277.6
Buildings	3,806.6	3,744.1
Building improvements	499.3	545.6
In-place lease values	329.5	330.6
	5,921.9	5,897.9
Less accumulated depreciation and amortization	(854.5)	(838.1)
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	$5,067.4	$5,059.8
    Real property, including land, buildings, and building improvements are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on a straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 6.3 years at March 31, 2022.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    Consolidated Acquisitions
The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated relative fair values. The purchase price generally approximates the fair value of the properties as acquisitions are transacted with willing third-party sellers.
During the three months ended March 31, 2022, Kennedy Wilson acquired the following consolidated properties:

(Dollars in millions)		Purchase Price Allocation at Acquisition(1)
Location	Description	Land	Building	Acquired in-place lease values(2)	Investment debt	Net Purchase Price

United Kingdom	Office building	25.5	74.1	6.9	—	106.5
		$25.5	$74.1	$6.9	$—	$106.5
(1) Excludes net other assets.
(2) Above- and below-market leases are included in other assets, net and accrued expenses and other liabilities, respectively, on the accompanying consolidated balance sheets.
    Gains on Sale of Real Estate, Net
    During the three months ended March 31, 2022, Kennedy Wilson recognized gains on sale of real estate, net of $1.9 million.
During the three months ended March 31, 2021, Kennedy Wilson recognized gains on sale of real estate, net of $73.5 million. These gains are primarily due to the sale of Friars Bridge Court, an office property in the United Kingdom.
    Leases
    The Company leases its operating properties to customers under agreements that are classified as operating leases. The total minimum lease payments provided for under the leases are recognized on a straight-line basis over the lease term unless circumstances indicate revenue should be recognized on a cash basis. The majority of the Company's rental expenses, including common area maintenance and real estate taxes and insurance on commercial properties, are recovered from the Company's tenants. The Company records amounts reimbursed by customers in the period that the applicable expenses are incurred, which is generally ratably throughout the term of the lease. The reimbursements are recognized in rental income in the consolidated statements of operations as the Company is the primary obligor with respect to purchasing and selecting goods and services from third-party vendors and bearing the associated credit risk.
    The following table summarizes the minimum lease payments due from the Company's tenants on leases with lease periods greater than one year at March 31, 2022:

(Dollars in millions)	Minimum
Rental Revenues(1)
2022 (remainder)	$161.0
2023	151.3
2024	127.8
2025	107.4
2026	88.0
Thereafter	274.9
Total	$910.4
(1) These amounts do not reflect future rental revenues from the renewal or replacement of existing leases, rental increases that are not fixed and exclude reimbursements of rental expenses.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 4—UNCONSOLIDATED INVESTMENTS
    Kennedy Wilson has a number of joint venture interests including commingled funds and separate accounts, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate. Kennedy Wilson has significant influence over these entities, but not control. Accordingly, these investments are accounted for under the equity method.
Joint Venture and Fund Holdings
    The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of March 31, 2022:

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$741.0	$79.8	$148.5	$183.8	$187.2	$1,340.3
Ireland	399.1	145.7	—	4.2	—	549.0
United Kingdom	—	190.6	—	55.8	31.2	277.6
Total	$1,140.1	$416.1	$148.5	$243.8	$218.4	$2,166.9
    The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of December 31, 2021:

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$592.1	$81.0	$131.0	$189.2	$179.6	$1,172.9
Ireland	389.5	141.1	—	3.1	—	533.7
United Kingdom	—	169.3	—	42.9	28.8	241.0
Total	$981.6	$391.4	$131.0	$235.2	$208.4	$1,947.6
    During the three months ended March 31, 2022, the change in unconsolidated investments primarily relates to $149.6 million of contributions to new and existing unconsolidated investments, $25.2 million of distributions from unconsolidated investments, $105.4 million of income from unconsolidated investments, and a $9.5 million decrease related to other items which primarily related to foreign exchange movements. Please see below for additional details.
    As of March 31, 2022 and December 31, 2021, $2,012.5 million and $1,794.8 million, respectively, of unconsolidated investments were accounted for under fair value. See Note 5 for more detail.
    Contributions to Joint Ventures
The $149.6 million contributed to joint ventures, primarily to fund new acquisitions in the Company's European industrial separate account and capital calls for development of the Kona Village hotel.
    Distributions from Joint Ventures
    The following table details cash distributions by investment type and geographic location for the three months ended March 31, 2022:

	Multifamily		Commercial		Funds		Residential and Other		Total
(Dollars in millions)	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing
Western U.S.	$6.9	$2.3	$2.6	$—	$4.1	$4.4	$—		$13.6	$6.7
Ireland	2.0	—	2.3	—	—	—	—	—	4.3	—
United Kingdom	—	—	—	—	—	—	0.1	0.5	0.1	0.5
Total	$8.9	$2.3	$4.9	$—	$4.1	$4.4	$0.1	$0.5	$18.0	$7.2
    Investing distributions resulted primarily from the sales of one multifamily property in Fund VI, refinancing and buyouts from limited partners in the VHH portfolio, and a partial redemption of a non-core investment. Operating distributions resulted from operating cash flow generated by the joint venture investments that have been distributed to the Company.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Income from Unconsolidated Investments
    The following table presents income from unconsolidated investments recognized by Kennedy Wilson during the three and three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Income from unconsolidated investments - operating performance	$21.6	$13.5
Income from unconsolidated investments - fair value	56.6	5.3
Income from unconsolidated investments - performance allocations	27.2	(0.4)
	$105.4	$18.4

    Operating performance is related to underlying performance from unconsolidated investments. Fair value gains primarily related to the Western United States multifamily properties due to increases in market rents. The Company also saw fair value increases related to the Company's European logistics portfolio, as a result of cap rate compression on industrial assets in the United Kingdom and exchange movements on Euro denominated unconsolidated investments carried at fair value. Income from performance allocations primarily relates to the increase in the Company's unrealized performance allocation related to higher fair values on market rate multifamily properties and European Industrial assets as discussed directly above. Within the commingled funds the Company has increases in performance allocations at Fund VI relating to multifamily properties and office and flex assets that have completed their business plans. Fund V has had a decrease in performance allocations relating to cap rate expansion on urban office properties.
Vintage Housing Holdings ("VHH")
    As of March 31, 2022 and December 31, 2021, the carrying value of the Company's investment in VHH was $181.5 million and $157.9 million, respectively. The increase in the three months ended March 31, 2022 related to cash contributions for new investments and fair value gains in the current period related to rental increases at the properties and fair value increases relating to fixed rate property level mortgages as the value of these mortgages to VHH have increased as market rates have increased.
Prior period fair value gains primarily relate to resyndications in which VHH dissolves an existing partnership and recapitalizes into a new partnership with tax exempt bonds and tax credits that are sold to a new tax credit partner and, in many cases, yields cash back to VHH. Upon resyndication, VHH retains a GP interest in the partnership and receives various future streams of cash flows including: development fees, asset management fees, other GP management fees and distributions from operations.
Capital Commitments
    As of March 31, 2022, Kennedy Wilson had unfulfilled capital commitments totaling $245.9 million to eight of its unconsolidated joint ventures, including $27.7 million relating to three closed-end funds managed by Kennedy Wilson, under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of such capital commitment obligations.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 5—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of March 31, 2022:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$2,012.5	$2,012.5
Net currency derivative contracts	—	19.4	—	19.4
Total	$—	$19.4	$2,012.5	$2,031.9
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2021:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$1,794.8	$1,794.8
Net currency derivative contracts	—	8.5	—	8.5
Total	$—	$8.5	$1,794.8	$1,803.3
Unconsolidated Investments
    Kennedy Wilson elected to use the fair value option for 51 unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson's investment balance in the FV Option investments was $1,779.0 million and $1,568.5 million at March 31, 2022 and December 31, 2021, respectively, which is included in unconsolidated investments in the accompanying balance sheets.
    Additionally, Kennedy Wilson records its investments in the Funds based upon the net assets that would be allocated to its interests in the Funds, assuming the Funds were to liquidate their investments at fair value as of the reporting date. Kennedy Wilson’s investment balance in the Funds was $233.5 million and $226.3 million at March 31, 2022 and December 31, 2021, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of March 31, 2022, Kennedy Wilson had unfunded capital commitments to the Funds in the amount of $27.7 million. See Note 4 for more information on the fluctuations for these investments.
    In estimating fair value of real estate held by the Funds and the 51 FV Option investments, the Company considers significant unobservable inputs to be the capitalization and discount rates.
The following table presents changes in Level 3 investments in Funds and FV Options for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Beginning balance	$1,794.8	$1,136.5
Unrealized and realized gains	115.7	25.5
Unrealized and realized losses	(16.3)	(9.5)
Contributions	147.9	52.2
Distributions	(20.4)	(35.4)
Foreign Exchange	(9.7)	(13.0)
Other	0.5	1.5
Ending Balance	$2,012.5	$1,157.8
Unobservable Inputs for Real Estate
In determining estimated fair values, the Company utilizes two approaches to value real estate, a discounted cash flow analysis and direct capitalization approach.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Discounted cash flow models estimate future cash flows from a buyer's perspective (including terminal values) and compute a present value using a market discount rate. The holding period in the analysis is typically ten years. This is consistent with how market participants often estimate values in connection with buying real estate but these holding periods can be shorter depending on the life of the structure an investment is held within. The cash flows include a projection of the net sales proceeds at the end of the holding period, computed using a market reversionary capitalization rate.
Under the direct capitalization approach, the Company applies a market derived capitalization rate to current and future income streams with appropriate adjustments for tenant vacancies or rent-free periods. These capitalization rates and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into consideration include tenancy details, planning, building and environmental factors that might affect the property.
The Company also utilizes valuations from independent real estate appraisal firms on some of its investments ("appraised valuations"), with certain investment structures requiring appraised valuations periodically (typically annually). All appraised valuations are reviewed and approved by the Company.
The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.
The table below describes the range of unobservable inputs for real estate assets as of March 31, 2022:

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.00%	7.30% — 9.30%
	Income approach - direct capitalization	3.20% — 4.90%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.80%	6.80% — 9.00%
	Income approach - direct capitalization	3.90% — 7.90%	N/A
Industrial	Income approach - discounted cash flow	4.80% — 6.30%	6.00% — 7.50%
	Income approach - direct capitalization	3.10% — 6.10%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%
Residential	Income approach - discounted cash flow	N/A	N/A
    In valuing indebtedness, the Company considers significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy Wilson for these types of investments range from 0.25% to 4.90%.
    There is no active secondary market for the Company's development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, its determination of fair value of its development projects requires judgment and extensive use of estimates. Therefore, the Company typically uses investment cost as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of its development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. If the Company were required to liquidate an investment in a forced or liquidation sale, it could realize significantly less than the value at which the Company have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
The Company assessed the impact of the COVID-19 pandemic and its impact on the fair value of investments. Valuations of its assets that are reported at fair value and the markets in which they operate, to date, have not been significantly

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
impacted by the COVID-19 pandemic as there has been little disruption to projected cash flows or market driven inputs on the underlying properties as a result of COVID-19. As a result of the rapid development, fluidity and uncertainty surrounding this situation, the Company expects that information with respect to fair value measurement may change, potentially significantly, going forward and may not be indicative of the actual impact of the COVID-19 pandemic on its business, operations, cash flows and financial condition for the three months ended March 31, 2022 and future periods.
Currency Derivative Contracts
    Kennedy Wilson uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of March 31, 2022, Kennedy Wilson assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, the Company has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.
     Changes in fair value are recorded in other comprehensive income in the accompanying consolidated statements of comprehensive income as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under ASC Topic 815, Derivatives and Hedging. Changes in fair value on hedges associated with investments that are held at fair value are recorded through principal co-investments within income from unconsolidated investments. The Company has elected to amortize the spot to forward difference ("forward points") to interest expense over the contractual life of the hedges. On hedges associated with fair value investments the forward point amortization to interest expense is recorded as a component of principal co-investments. For hedges on consolidated investments forward point amortization is recorded to interest expense on the statement of operations.
    The fair value of the currency derivative contracts held as of March 31, 2022 and December 31, 2021 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the accompanying balance sheet.
    The table below details the currency derivative contracts Kennedy Wilson held as of March 31, 2022 and the activity during the three months ended March 31, 2022.

(Dollars, Euros and British Pound Sterling in millions)			March 31, 2022		Three Months Ended March 31, 2022
Currency Hedged	Underlying Currency	Notional	Hedge Asset	Hedge Liability	OCI Gains (Losses)		Income Statement Gains	Interest Expense	Cash Paid
Outstanding
EUR	USD	€262.5	$10.9	$4.0	$0.1		$2.1	$1.0	$—
EUR(1)	GBP	€40.0	—	—	—		—	—	—
EUR(1)(2)	GBP	€550.0	—	—	(1.3)		—	—	—
GBP	USD	£535.0	15.8	3.4	9.7		—	1.0	—
Total Outstanding			26.7	7.4	8.5		2.1	2.0	—

Settled
GBP	USD	£100.0	—	—	2.7		—	0.1	5.8
Total Settled			—	—	2.7		—	0.1	5.8
Total			$26.7	$7.4	$11.2	(3)	$2.1	$2.1	$5.8
(1) Hedge is held by KWE on its wholly-owned subsidiaries.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
(2) Relates to KWE's Euro Medium Term Note. See discussion in Note 9.
(3) Excludes deferred tax benefit of $2.9 million.

    The gains recognized through other comprehensive income will remain in accumulated other comprehensive loss until the underlying investments that they were hedging are substantially liquidated by Kennedy Wilson.
The currency derivative contracts discussed above are offset by foreign currency translation of the Company's foreign net assets. For the three months ended March 31, 2022, Kennedy Wilson had a gross foreign currency translation loss on its net assets of $28.5 million. As of March 31, 2022, the Company has hedged 90% of the gross asset carrying value of its euro denominated investments and 88% of the gross asset carrying value of its GBP denominated investments. See Note 10 for a complete discussion on other comprehensive income including currency derivative contracts and foreign currency translations.

Interest Rate Swaps and Caps

    The Company has interest rate swaps and caps to hedge its exposure to rising interest rates. Changes in the value of interest rate swaps that are designated to specific investments have fair value movements recorded to other comprehensive income and had fair value gains was $4.0 million for three months ended March 31, 2022. Changes in the value of interest rate swaps and caps that are undesignated are recorded to interest expense and reduced interest expense by $6.4 million for three months ended March 31, 2022. Some of the Company's unconsolidated investments have interest rate caps and current period changes in value resulted in a $6.3 million gain, which is recorded in principal co-investments.
Fair Value of Financial Instruments
    The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.
    Debt liabilities are accounted for at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. The fair value as of March 31, 2022 and December 31, 2021 for the mortgage debt, Kennedy Wilson unsecured debt, and KWE unsecured bonds were estimated to be approximately $5.4 billion and $5.5 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company's credit risk to the current yield of a similar security, compared to their carrying value of $5.4 billion and $5.4 billion at March 31, 2022 and December 31, 2021, respectively. The inputs used to value the Company's mortgage debt, Kennedy Wilson unsecured debt, and KWE unsecured bonds are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be Level 2 inputs.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 6—OTHER ASSETS
    Other assets consist of the following:

(Dollars in millions)	March 31, 2022	December 31, 2021
Straight line rent receivable	$41.6	$44.3
Hedge assets	26.7	24.5
Goodwill	23.9	23.9
Interest rate caps and swaps	17.3	2.3
Furniture and equipment net of accumulated depreciation of $27.4 and $27.4 at March 31, 2022 and December 31, 2021, respectively	16.4	17.6
Other	15.6	13.0
Prepaid expenses	12.6	13.3
Deferred taxes, net	10.3	12.6
Right of use asset, net	9.4	10.0
Leasing commissions, net of accumulated amortization of $10.1 and $9.7 at March 31, 2022 and December 31, 2021, respectively	7.9	8.0
Above-market leases, net of accumulated amortization of $58.9 and $60.4 at March 31, 2022 and December 31, 2021, respectively	7.1	8.4
Other Assets	$188.8	$177.9

Right of use asset, net

    The Company, as a lessee, has three office leases and three ground leases, which qualify as operating leases, with remaining lease terms of 2 to 236 years. The payments associated with office space leases have been discounted using the Company's incremental borrowing rate which is based on collateralized interest rates in the market and risk profile of the associated lease. For ground leases the rate implicit in the lease was used to determine the right of use asset.

    The following table summarizes the fixed, future minimum rental payments, excluding variable costs, which are discounted to calculate the right of use asset and related lease liability for its operating leases in which we are the lessee:

(Dollars in millions)	Minimum
Rental Payments
2022 (remainder)	$1.1
2023	0.8
2024	0.5
2025	0.3
2026	0.2
Thereafter	31.0
Total undiscounted rental payments	33.9
Less imputed interest	(24.5)
Total lease liabilities	$9.4

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 7—MORTGAGE DEBT
    The following table details mortgage debt secured by Kennedy Wilson's consolidated properties as of March 31, 2022 and December 31, 2021:

(Dollars in millions)		Carrying amount of mortgage debt as of (1)
Mortgage Debt by Product Type	Region	March 31, 2022	December 31, 2021
Multifamily(1)	Western U.S.	$1,495.5	$1,493.1
Commercial(1)	United Kingdom	760.1	683.8
Commercial(1)	Ireland	322.2	327.3
Commercial	Western U.S.	350.5	351.0
Commercial	Spain	39.3	40.4
Hotel	Ireland	79.8	82.0
Mortgage debt (excluding loan fees)(1)		3,047.4	2,977.6
Unamortized loan fees		(18.3)	(17.8)
Total Mortgage Debt		$3,029.1	$2,959.8
(1) The mortgage debt balances include unamortized debt premiums. Debt premiums represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized as a reduction of interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium as of March 31, 2022 and December 31, 2021 was $2.3 million and $2.5 million, respectively.
    The Company's mortgage debt had a weighted average interest rate of 3.19% per annum as of March 31, 2022 and 3.11% as of December 31, 2021. As of March 31, 2022, 64% of Kennedy Wilson's property level debt was fixed rate, 33% was floating rate with interest caps and 3% was floating rate without interest caps, compared to 78% of Kennedy Wilson's consolidated property level debt was fixed rate, 13% was floating rate with interest caps and 9% was floating rate without interest caps, as of December 31, 2021. The weighted average strike price on caps of Kennedy Wilson's variable rate mortgage debt is 1.68% as of March 31, 2022.
Mortgage Loan Transactions and Maturities
    During the three months ended March 31, 2022, one property acquisition and one existing investment were consummated initially without any debt and were subsequently partially financed with a mortgage loan.
    The aggregate maturities of mortgage loans as of March 31, 2022 are as follows:

(Dollars in millions)	Aggregate Maturities
2022 (remainder)	$16.0
2023	365.6
2024	508.5
2025	477.0
2026	474.3
Thereafter	1,203.7
3,045.1
Unamortized debt premium	2.3
Unamortized loan fees	(18.3)
Total Mortgage Debt	$3,029.1
    As of March 31, 2022, the Company was in compliance with all financial mortgage debt covenants.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 8—KW UNSECURED DEBT
    The following table details KW unsecured debt as of March 31, 2022 and December 31, 2021:

(Dollars in millions)	March 31, 2022	December 31, 2021
Credit facility	$—	$75.0
Senior notes(1):
2029 Notes	601.9	601.9
2030 Notes	600.0	600.0
2031 Notes	601.9	602.0
KW unsecured debt	1,803.8	1,878.9
Unamortized loan fees	(25.7)	(26.6)
Total KW Unsecured Debt	$1,778.1	$1,852.3
(1) The senior notes balances include unamortized debt premiums (discounts). Debt premiums (discounts) represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized debt premium (discount) as of March 31, 2022 and December 31, 2021 was $3.8 million and $3.9 million, respectively.

Borrowings Under Credit Facilities
    On March 25, 2020, the Company extended its $500 million revolving line of credit (the "Second A&R Facility"). The Second A&R Facility has a maturity date of March 25, 2024. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s (the "Borrower") option, the maturity date of the Second A&R Facility may be extended by one year.
    The Second A&R Facility has certain covenants as defined in that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2020 (the "Credit Agreement") that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Agreement requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of March 31, 2022, the Company was in compliance with these covenants.
    As of March 31, 2022, the Second A&R Facility was undrawn with $500.0 million available to be drawn.
    The average outstanding borrowings under the Second A&R Facility was $153.1 million during the three months ended March 31, 2022.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Senior Notes
On February 11, 2021, Kennedy-Wilson, Inc., as issuer, issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “initial notes”). On March 15, 2021, Kennedy-Wilson, Inc. issued an additional $100 million aggregate principal of the 2029 notes and an additional $100 million of the 2031 notes. These additional notes were issued as "additional notes" under the indentures pursuant to which Kennedy Wilson previously issued 2029 notes and the 2031 notes. On August 23, 2021, Kennedy-Wilson, Inc. issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 notes"). The notes are senior, unsecured obligations of Kennedy Wilson and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 notes and the 2030 notes) and 5.000% (in the case of the 2031 notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 notes and 2031 notes and March 1, 2022 for the 2030 notes. The notes will mature on March 1, 2029 (in the case of the 2029 notes), February 1, 2030 (in case of 2030 notes) and March 1, 2031 (in the case of the 2031 notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 notes and 2031 notes) and September 1, 2024 (for 2030 notes), Kennedy Wilson may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require Kennedy Wilson to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
The indentures governing the 2031 notes, 2030 notes, and 2029 notes contain various restrictive covenants, including, among others, limitations on the Company's ability and the ability of certain of the Company's subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indenture governing the 2031 notes, 2030 notes, and 2029 notes limit the ability of Kennedy Wilson and its restricted subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, the maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00, subject to certain exceptions. As of March 31, 2022, the maximum balance sheet leverage ratio was 0.97 to 1.00. See Note 14 for the guarantor and non-guarantor financial statements.
    As of March 31, 2022, the Company was in compliance with all financial covenants.
NOTE 9—KWE UNSECURED BONDS
    The following table details KWE unsecured bonds as of March 31, 2022 and December 31, 2021:

(Dollars in millions)	March 31, 2022	December 31, 2021
KWE Euro Medium Term Note Programme(1)	607.6	624.1
Unamortized loan fees	(1.2)	(1.3)
Total KWE Unsecured Bonds	$606.4	$622.8
(1) The KWE unsecured bonds balances include unamortized debt discounts. Debt discounts represent the difference between the fair value of debt at issuance and the principal value of debt and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The net unamortized discount as of March 31, 2022 and December 31, 2021 was $1.9 million and $2.1 million, respectively.
    As of March 31, 2022, KWE had senior unsecured notes for an aggregate principal amount of approximately $609.5 million (based on March 31, 2022 rates) (€550 million) (the "KWE Notes"). The KWE Notes were issued at a discount and have a carrying value of $607.6 million, with an annual fixed coupon of 3.25% and mature in 2025.  As KWE invested

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
proceeds from the KWE Notes to fund equity investments in euro denominated assets, KWE designated the KWE Notes as net investment hedges under ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive loss. During the three months ended March 31, 2022, Kennedy Wilson recognized a loss of $1.3 million in other comprehensive income due to the strengthening of the euro against the GBP during the period.
    The trust deed that governs the bonds contains various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed).
As of March 31, 2022, KWE was in compliance with these covenants.
NOTE 10—EQUITY
Preferred Stock
    On March 8, 2022, the Company announced the issuance of $300 million perpetual preferred equity of the Company's preferred stock (the "Series B Preferred Stock") to affiliates of Fairfax Financial Holdings Limited (collectively, "Fairfax"). Under the terms of the agreement, Fairfax purchased $300 million in convertible perpetual preferred stock carrying a 4.75% annual dividend rate and 7-year warrants for approximately 13.0 million common shares with an initial conversion price of $23.00 per share. The preferred stock is callable by Kennedy Wilson at any time. The cumulative perpetual preferred stock is presented as permanent equity.
    Dividend Distributions
    Kennedy Wilson declared and paid the following cash distributions on its preferred and common stock:

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
(Dollars in millions)	Declared	Paid	Declared	Paid
Preferred Stock	$5.3	$4.3	$4.3	$4.3
Common Stock(1)	32.8	36.1	31.0	32.6
(1) The difference between declared and paid is the amount accrued on the consolidated balance sheets.
    Share-based Compensation
    During the three months ended March 31, 2022 and 2021, Kennedy Wilson recognized $7.1 million and $7.7 million, respectively, of compensation expense related to the amortization of grant date fair values of restricted stock grants.
Common Stock Repurchase Program
    On November 4, 2020, the Company's board of directors authorized an expansion of its existing $250.0 million share repurchase plan to $500 million. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion.
    During the three months ended March 31, 2022, Kennedy Wilson repurchased and retired 589,317 shares on the open market for $12.5 million under the stock repurchase program. During the three months ended March 31, 2021, Kennedy Wilson repurchased and retired 10,281 shares on the open market for $0.2 million under the previous stock repurchase program.
    Generally, upon vesting, the restricted stock granted to employees is net share-settled such that the Company will withhold shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
employment taxes, and remit the cash to the appropriate taxing authorities. The restricted shares that vested during the three months ended March 31, 2022 and 2021 were net-share settled. The total shares withheld during the three months ended March 31, 2022 and 2021 were 796,755 shares and 658,293 shares, respectively. During the three months ended March 31, 2022 and 2021, total payments for the employees’ tax obligations to the taxing authorities for the shares which were net-share settled were $18.6 million and $14.1 million, respectively. These activities are reflected as a financing activity within Kennedy Wilson's consolidated statements of cash flows.
    Accumulated Other Comprehensive Loss
The following table summarizes the changes in each component of accumulated other comprehensive loss, net of taxes:

(Dollars in millions)	Foreign Currency Translation	Currency Derivative Contracts	Interest Rate Swaps	Total Accumulated Other Comprehensive Loss(1)
Balance at December 31, 2021	$(88.2)	$58.6	$(1.6)	$(31.2)
Unrealized (losses) gains, arising during the period	(28.5)	11.2	4.0	(13.3)
Noncontrolling interests	0.7	—	—	0.7
Deferred taxes on unrealized losses (gains), arising during the period	0.5	(2.9)	(1.0)	(3.4)
Balance at March 31, 2022	$(115.5)	$66.9	$1.4	$(47.2)
(1) Excludes $358.4 million of inception to date accumulated other comprehensive losses associated with noncontrolling interest holders of KWE that the Company was required to record as part of the KWE Transaction in October 2017.
NOTE 11—EARNINGS PER SHARE
Basic earnings per share is computed by dividing net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed after adjusting the numerator and denominator of the basic earnings per share computation for the effects of all potentially dilutive common shares. The dilutive effect of non-vested stock issued under share‑based compensation plans is computed using the treasury stock method. The dilutive effect of the cumulative preferred stock is computed using the if‑converted method.
     The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(Dollars in millions, except share and per share amounts)	2022	2021
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$34.8	$(5.6)

Weighted average shares outstanding for basic	136,815,290	138,772,819
Basic earnings (loss) per basic share	$0.25	$(0.04)
Weighted average shares outstanding for diluted(1)	150,420,132	138,772,819
Diluted earnings (loss) per diluted share	$0.24	$(0.04)
(1)For the three months ended March 31, 2022 and 2021, a total of 16,253,806 and 15,134,775 potentially dilutive securities, respectively, have not been included in the diluted weighted average shares as they are anti-dilutive.
NOTE 12—SEGMENT INFORMATION
Segment Presentation
    The Company evaluates its reportable segments in accordance with the guidance of ASC Topic 280, Segment Reporting, which aligns with how the business is being run and evaluated by the chief operating decision makers.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Segments
    The Company's operations are defined by two business segments: its Consolidated investment portfolio (the "Consolidated Portfolio") and its Co-Investment Portfolio:
•Consolidated Portfolio consists of the investments that the Company has made in real estate and real estate-related assets and consolidates on its balance sheet.  The Company typically wholly-owns the assets in its Consolidated Portfolio.
•Co-Investment Portfolio consists of (i) the co-investments that the Company has made in real estate and real estate-related assets, including loans secured by real estate, through the commingled funds and joint ventures that it manages; and (ii) the fees (including, without limitation, asset management fees and construction management fees); and (iii) performance allocations that it earns on its fee bearing capital.  The Company typically owns a 5-50% ownership interest in the assets in its Co-investment Portfolio.
    In addition to the Company's two primary business segments the Company's Corporate segment includes, among other things, corporate overhead and the Company's auction group.
Consolidated Portfolio
    Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and the Company targets investments with accretive asset management opportunities. The Company typically focuses on office and multifamily assets in the Western United States and commercial assets in the United Kingdom and Ireland within this segment.
Co-Investment Portfolio
    Co-investment Portfolio segment consists of investments the Company makes with partners in which it receives (i) the fees (including, without limitation, asset management fees and construction management fees); (ii) performance allocations that it earns on its fee bearing capital; and (iii) and its ownership interest in the underlying operations of its co-investments. The Company utilizes different platforms in the Co-investment Portfolio segment depending on the asset and risk return profiles.
The following tables summarize income activity by segment and corporate for the three months ended March 31, 2022 and 2021 and balance sheet data as of March 31, 2022 and December 31, 2021:

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Three Months Ended March 31, 2022

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$104.2	$—	$—	$104.2
Hotel	6.5	—	—	6.5
Investment management fees	—	11.3	—	11.3
Property services fees	—	—	0.4	0.4
Loans and other	—	2.3	—	2.3
Total revenue	110.7	13.6	0.4	124.7

Income from unconsolidated investments
Principal co-investments	—	78.2	—	78.2
Performance allocations	—	27.2	—	27.2
Total income from unconsolidated investments	—	105.4	—	105.4

Gain on sale of real estate, net	1.9	—	—	1.9

Expenses
Rental	35.7	—	—	35.7
Hotel	4.3	—	—	4.3
Compensation and related	8.2	14.4	6.4	29.0
Share-based compensation	—	—	7.1	7.1
Performance allocation compensation	—	11.8	—	11.8
General and administrative	2.5	3.7	1.7	7.9
Depreciation and amortization	43.3	—	—	43.3
Total expenses	94.0	29.9	15.2	139.1
Interest expense	(29.0)	—	(21.5)	(50.5)
Other loss	3.1	—	2.7	5.8
Provision for income taxes	(1.9)	—	(6.3)	(8.2)
Net (loss) income	(9.2)	89.1	(39.9)	40.0
Net loss attributable to noncontrolling interests	0.1	—	—	0.1
Preferred dividends and accretion of preferred stock issuance costs	—	—	(5.3)	(5.3)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(9.1)	$89.1	$(45.2)	$34.8

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Three Months Ended March 31, 2021

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$88.9	$—	$—	$88.9
Hotel	0.8	—	—	0.8
Investment management fees	—	7.4	—	7.4
Property services fees	—	—	0.7	0.7
Loans and other	—	1.6	—	1.6
Total revenue	89.7	9.0	0.7	99.4

Income from unconsolidated investments
Principal co-investments	—	18.8	—	18.8
Performance allocations	—	(0.4)	—	(0.4)
Total income from unconsolidated investments	—	18.4	—	18.4

Gain on sale of real estate, net	73.5	—	—	73.5

Expenses
Rental	33.0	—	—	33.0
Hotel	1.6	—	—	1.6
Compensation and related	15.1	5.7	6.2	27.0
Share-based compensation	—	—	7.7	7.7
Performance allocation compensation	—	—	—	—
General and administrative	4.3	1.3	1.2	6.8
Depreciation and amortization	44.4	—	—	44.4
Total expenses	98.4	7.0	15.1	120.5
Interest expense	(32.1)	—	(19.5)	(51.6)
Loss on early extinguishment of debt	—	—	(14.8)	(14.8)
Other loss	(2.3)	—	(1.0)	(3.3)
(Provision for) benefit from income taxes	(3.9)	—	1.2	(2.7)
Net income (loss)	26.5	20.4	(48.5)	(1.6)
Net loss attributable to noncontrolling interests	0.3	—	—	0.3
Preferred dividends and accretion of preferred stock issuance costs	—	—	(4.3)	(4.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$26.8	$20.4	$(52.8)	$(5.6)

(Dollars in millions)	March 31, 2022	December 31, 2021
Total assets
Consolidated	$5,458.7	$5,473.9
Co-investment	2,310.4	2,077.9
Corporate	298.7	324.7
Total assets	$8,067.8	$7,876.5

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 13—INCOME TAXES
    The Company derives a significant portion of its income from the rental and sale of real property. As a result, a substantial portion of its foreign earnings is subject to U.S. taxation under certain provisions of the Internal Revenue Code of 1986, as amended, applicable to controlled foreign corporations ("Subpart F"). In determining the quarterly provisions for income taxes, the Company calculates income tax expense based on actual year-to-date income and statutory tax rates. The year-to-date income tax expense reflects the impact of foreign operations and income allocated to noncontrolling interests which is generally not subject to corporate tax.
    During the three months ended March 31, 2022, Kennedy Wilson generated pretax book income of $48.2 million related to its global operations and recorded a tax expense of $8.2 million. The tax expense for the period is below the US statutory tax rate. Significant items impacting the quarterly tax provision include: tax charges associated with non-deductible executive compensation under IRC section 162(m) and tax benefits from the partial release of valuation allowances against deferred tax assets associated with the Company's excess tax basis in the KWE investment and UK real estate assets. During the quarter, the deferred tax asset (and associated valuation allowance) related to the Company's investment in KWE decreased as a result of fair value gains realized by KWE on unconsolidated investments which were not subject to tax. In addition, the Company's net deferred tax assets (and associated valuation allowance) related to the Company's excess tax basis in legacy UK real estate assets decreased due to deferred tax liabilities assumed in connection with the acquisition of Waverly Gate as such deferred tax liabilities provided a source of future taxable income to partially support the realization of the Company's legacy UK excess tax basis deferred tax assets.
    Kennedy Wilson elected to treat KWE as a partnership for U.S. tax purposes effective as of December 29, 2017. Due to unrealized foreign exchange losses not yet deductible for tax purposes and the consideration paid to acquire the non-controlling interests in KWE exceeding the book carrying value of the non-controlling interests in KWE, the Company’s tax basis in KWE exceeded its book carrying value at December 31, 2021 and March 31, 2022. Due to the conversion of KWE to a partnership for U.S. tax purposes, the Company was required to record a deferred tax asset related to its excess tax basis over book carrying value for its investment in KWE.  As a significant portion of the excess tax basis would only reverse upon a strengthening of foreign currencies or upon a disposition of KWE, the Company determined that a valuation allowance was required for substantially all of the tax basis that was in excess of the Company’s carrying value for its investment in KWE. The valuation allowance will be released when tax benefit from future real estate dispositions can be reasonably anticipated. As of March 31, 2022, Kennedy Wilson's excess tax basis in KWE and the related valuation allowance is $72.2 million and $72.2 million, respectively, while as of December 31, 2021, Kennedy Wilson's excess tax basis in KWE and the related valuation allowance was $71.7 million and $71.5 million, respectively. During the quarter ended March 31, 2022, the excess tax basis (and associated valuation allowance) increased due to currency losses and decreased due to KWE's fair value gains discussed above.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 14—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS
    The following consolidating financial information and condensed consolidating financial information include:
    (1) Condensed consolidating balance sheets as of March 31, 2022 and December 31, 2021 and consolidating statements of operations for the three months ended March 31, 2022 of (a) Kennedy-Wilson Holdings, Inc., as the parent, (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and
    (2) Elimination entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries.
    Kennedy Wilson owns 100% of all of the guarantor subsidiaries, and, as a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of and for the three months ended March 31, 2022 or 2021.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF MARCH 31, 2022 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$71.7	$69.9	$320.5	$—	$462.1
Accounts receivable	—	—	18.6	20.5	—	39.1
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,722.9	3,344.5	—	5,067.4
Unconsolidated investments	—	16.8	634.3	1,515.8	—	2,166.9
Investments in and advances to consolidated subsidiaries	2,079.5	4,000.6	2,614.9	—	(8,695.0)	—
Other assets	—	76.0	48.1	64.7	—	188.8
Loan purchases and originations	—	5.9	74.9	62.7	—	143.5
Total assets	$2,079.5	$4,171.0	$5,183.6	$5,328.7	$(8,695.0)	$8,067.8

Liabilities and equity
Liabilities
Accounts payable	$—	$0.6	$2.2	$13.1	$—	$15.9
Accrued expenses and other liabilities	42.0	312.8	85.8	134.5	—	575.1
Mortgage debt	—	—	1,095.0	1,934.1	—	3,029.1
KW unsecured debt	—	1,778.1	—	—	—	1,778.1
KWE unsecured bonds	—	—	—	606.4	—	606.4
Total liabilities	42.0	2,091.5	1,183.0	2,688.1	—	6,004.6

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	2,037.5	2,079.5	4,000.6	2,614.9	(8,695.0)	2,037.5
Noncontrolling interests	—	—	—	25.7	—	25.7
Total equity	2,037.5	2,079.5	4,000.6	2,640.6	(8,695.0)	2,063.2
Total liabilities and equity	$2,079.5	$4,171.0	$5,183.6	$5,328.7	$(8,695.0)	$8,067.8

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2021 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$116.4	$69.1	$339.3	$—	$524.8
Accounts receivable	—	—	16.0	20.1	—	36.1
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,729.1	3,330.7	—	5,059.8
Unconsolidated investments	—	14.8	618.0	1,314.8	—	1,947.6
Investments in and advances to consolidated subsidiaries	1,821.9	3,859.2	2,488.1	—	(8,169.2)	—
Other assets	—	65.9	51.6	60.4	—	177.9
Loan purchases and originations	—	6.1	61.5	62.7	—	130.3
Total assets	$1,821.9	$4,062.4	$5,033.4	$5,128.0	$(8,169.2)	$7,876.5

Liabilities
Accounts payable	$—	$1.0	$4.0	$13.6	$—	18.6
Accrued expense and other liabilities	44.3	387.2	78.0	109.6	—	619.1
Mortgage debt	—	—	1,092.2	1,867.6	—	2,959.8
KW unsecured debt	—	1,852.3	—	—	—	1,852.3
KWE unsecured bonds		—	—	622.8	—	622.8
Total liabilities	44.3	2,240.5	1,174.2	2,613.6	—	6,072.6

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	1,777.6	1,821.9	3,859.2	2,488.1	(8,169.2)	1,777.6
Noncontrolling interests	—	—	—	26.3	—	26.3
Total equity	1,777.6	1,821.9	3,859.2	2,514.4	(8,169.2)	1,803.9
Total liabilities and equity	$1,821.9	$4,062.4	$5,033.4	$5,128.0	$(8,169.2)	$7,876.5

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2022 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	—	—	53.8	70.9	—	124.7

Total income from unconsolidated subsidiaries	—	2.0	8.5	94.9	—	105.4

Gain on sale of real estate, net	—	—	—	1.9	—	1.9

Total expenses	7.1	22.5	52.8	56.7	—	139.1

Income from consolidated subsidiaries	47.1	92.8	96.0	—	(235.9)	—
Interest expense	—	(21.7)	(9.7)	(19.1)	—	(50.5)
Other income (loss)	—	2.8	(0.3)	3.3	—	5.8
(Loss) income before benefit from (provision for) income taxes	40.0	53.4	95.5	95.2	(235.9)	48.2
Benefit from (provision for) income taxes	—	(6.3)	(2.7)	0.8	—	(8.2)
Net (loss) income	40.0	47.1	92.8	96.0	(235.9)	40.0
Net loss attributable to the noncontrolling interests	—	—	—	0.1	—	0.1
Preferred dividends	(5.3)	—	—	—	—	(5.3)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$34.7	$47.1	$92.8	$96.1	$(235.9)	$34.8

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2021 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	—	0.1	51.9	47.4	—	99.4

Total income from unconsolidated investments	—	2.9	4.2	11.3	—	18.4

Gain on sale of real estate, net	—	—	—	73.5	—	73.5

Total expenses	8.5	19.5	46.8	45.7	—	120.5

Income from consolidated subsidiaries	6.9	57.2	60.1	—	(124.2)	—
Interest expense	—	(19.5)	(11.5)	(20.6)	—	(51.6)
Loss on early extinguishment of debt	—	(14.8)	—	—	—	(14.8)
Other loss	—	(0.7)	(0.3)	(2.3)	—	(3.3)
(Loss) income before provision for income taxes	(1.6)	5.7	57.6	63.6	(124.2)	1.1
Benefit from (provision for) income taxes	—	1.2	(0.4)	(3.5)	—	(2.7)
Net (loss) income	(1.6)	6.9	57.2	60.1	(124.2)	(1.6)
Net loss attributable to the noncontrolling interests	—	—	—	0.3	—	0.3
Preferred dividends	(4.3)	—	—	—	—	(4.3)
Net (loss )income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(5.9)	$6.9	$57.2	$60.4	$(124.2)	$(5.6)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 15—SUBSEQUENT EVENTS
On April 22, 2022 the Company drew $250.0 million on its credit facility.
Subsequent to March 31, 2022, the Company acquired three mountain west multifamily properties for $418 million (excluding closing costs) in three separate off-market transactions. The Company invested $255 million of total equity in the three properties.

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations contains forward-looking statements within the meaning of the federal securities laws. See the discussion under the heading “Forward-looking Statements” elsewhere in this report. Unless specifically noted otherwise, as used throughout this Management’s Discussion and Analysis section, “we,” “our,” "us," "the Company" or “Kennedy Wilson” refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. “Equity partners” refers to third-party equity providers and non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP. Please refer to “Non-GAAP Measures and Certain Definitions” for definitions of certain terms used throughout this Management’s Discussion and Analysis Section.

The COVID-19 Pandemic

The COVID-19 pandemic commenced during the first quarter of 2020 and the duration and magnitude of it still remain relatively uncertain at this time. The long-term impact of the COVID-19 pandemic on the jurisdictions that we invest, and on the Company's results in particular will largely depend on uncertain future developments, including new information which may emerge concerning the severity of COVID-19 and related variants, future laws that may be enacted, the impact on job growth and the broader economy, and reactions by consumers, companies, governmental entities and capital markets. While not significant to the overall financial results of the Company, any specific impact of the COVID-19 pandemic to the Company’s operations and financial results are discussed throughout this report. As a result of the rapid development, fluidity and uncertainty surrounding this situation, however, the status of the pandemic and the information available to us may change, potentially significantly, going forward and may not be indicative of the actual impact of the COVID-19 pandemic on our business, operations, cash flows and financial condition for 2022 and future periods.

Year to Date Highlights
•For the three months ended March 31, 2022, we had net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $34.8 million as compared to net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $5.6 million for the same period in 2021. For the three months ended March 31, 2022 we had Adjusted EBITDA of $160.1 million as compared to $127.6 million for the prior-year period. The increases in net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders and Adjusted EBITDA are due to higher fair value gains in the three months ended March 31, 2022 as compared to the same period in 2021. Net income in the current period is also higher due to loss on extinguishment of debt associated with the 2024 Notes in the prior period with no comparable activity in the current period.
•We recorded significant fair value gains and unrealized performance allocations (aggregate of $83.8 million) in the current period primarily due to the increase in value of our European Industrial portfolio and Western United States multifamily portfolio. We have observed (both from recent transactions that we have entered into and third party transactional market data) significant cap rate compression of European Industrial assets in our markets which contributed to the fair value gains that we recorded during the period. We have also observed continued rental rate increases for new leases and renewals in our US multifamily portfolio that has increased the NOI at the properties.

•We acquired $523.9 million (KW share of $280.2 million) of real estate and originated $245.6 million (KW share of $12.3 million) of loans secured by real estate.
•On March 8, 2022, the Company announced the issuance of $300 million aggregate liquidation preference of perpetual preferred equity of the Company's preferred stock (the "Series B Preferred Stock") to affiliates of Fairfax Financial Holdings Limited (collectively, "Fairfax"). Under the terms of the agreement, Fairfax purchased $300 million aggregate liquidation preference of cumulative perpetual preferred stock, which accrues cumulative cash dividends at a rate of 4.75% per annum, and 7-year warrants for approximately 13.0 million common shares with an initial exercise price of $23.00 per share. The preferred stock is callable by Kennedy Wilson at any time. The preferred stock is callable by Kennedy Wilson at any time. The convertible perpetual preferred stock is presented as permanent equity.
Company Overview
    We own, operate and develop real estate with the objective of maximizing earnings over the long run for ourselves and our equity partners. As of March 31, 2022, we had 222 employees in 12 offices throughout the United States, the United Kingdom, Ireland and Spain. As of March 31, 2022, our Real Estate Assets Under Management ("AUM") stood at $22.5 billion. The real estate that we hold in our global portfolio consists primarily of multifamily apartments (55%) and commercial

(43%) based on Consolidated NOI and JV NOI. Geographically, we focus on the Western United States (59%), the United Kingdom (20%) and Ireland (18%).
Our investment activities in our Consolidated Portfolio (as defined below) involve ownership of multifamily units, office, retail and industrial space and one hotel. Our ownership interests in such consolidated properties make up our Consolidated Portfolio ("Consolidated Portfolio") business segment as discussed in detail throughout this report.
    In addition to investing our shareholder's capital, we invest capital on behalf of our partners in real estate and real estate related assets through our Co-investment Portfolio ("Co-investments Portfolio"). This fee-bearing capital represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable. As of March 31, 2022, our fee-bearing capital was $5.3 billion and we recognized $11.3 million in base investment management fees and $27.2 million of performance allocations (allocated amounts to us on co-investments we managed based on the cumulative performance of the underlying investment) during the three months ended March 31, 2022. We generally invest our own capital alongside our equity partners in these joint ventures and commingled funds that we manage.
The table below details key metrics of the Consolidated and Co-Investments portfolio as of March 31, 2022.

	Consolidated	Co-Investments
Multifamily units - market rate	10,460	14,939
Multifamily units - affordable	—	11,066
Office feet square feet (millions)	5.2	7.1
Retail and industrial square feet (millions)	3.3	8.6
Hotels	1	1
Real estate debt - 100% (billions)	$—	$2.0
Real estate debt - KW share (millions)	$—	$148.4
Revenues (millions)	$110.7	$89.4
NOI (millions)	$69.4	$38.7
AUM (billions)	$9.8	$12.8
    In our Co-investments Portfolio, 93% of our carrying value is accounted for at fair value. Our interests in such joint ventures and commingled funds and the fees that we earn from such vehicles make up our Co-investments Portfolio segment as discussed in detail throughout this report.
In addition to our income-producing real estate, we engage in development, redevelopment and value add initiatives through which we enhance cash flows or reposition assets to increase value. Our total share of development project costs with respect to these investments are estimated at $599.0 million over the next three years. These costs are generally financed by cash from our balance sheet, cash flow from the investment and construction loans. Cost overrun risks are reduced by detailed architectural plans, guaranteed, or fixed price contracts and supervision by experienced Company executives and personnel. When completed, the construction loans are generally replaced by long-term mortgage financing. See additional details in the section titled Development and Redevelopment below.
Investment Approach
    The following is our investment approach:
•Identify countries and markets with an attractive investment landscape
•Establish operating platforms in our target markets
•Develop local intelligence and create and maintain long-lasting relationships, primarily with financial institutions and the brokerage community
•Leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that we expect will result in above average cash flows and returns over the long term
•Acquire high quality assets, either on our own or through investment management platform with strategic partners
•Reposition assets to enhance cash flows post-acquisition

•Disposing of non-core assets or assets that have completed their business plans and investing the proceeds from such sales into value-add capital expenditures, development and acquisitions with higher expected rent growth or recurring net operating income than assets sold
•Explore development opportunities or acquire development assets that fit within our overall investment strategy
•Continuously evaluate and selectively harvest asset and entity value through strategic realizations using both the public and private markets

Historical Operating Results
    During the last five years, occupancy, NOI, Adjusted EBITDA and fee-bearing capital of KW was as follows (at share):

	Three Months Ended March 31,
($ in millions, except fee bearing capital which $ in billions)	2022	2021	2020	2019	2018
Multifamily Occupancy	95.3%	95.1%	94.9%	94.7%	94.3%
% change	0.2%	0.2%	0.2%	0.4%	—%
Office Occupancy	92.5%	91.9%	92.3%	93.1%	95.6%
% change	0.7%	(0.4)%	(0.9)%	(2.6)%	—%
Consolidated NOI(1)	$69.4	53.2	70.3	72.0	90.7
% change	30.5%	(24.3)%	(2.4)%	(20.6)%	—%
JV NOI(1)	$38.7	26.4	29.9	16.5	13.2
% change	46.6%	(11.7)%	81.2%	25.0%	—%
Adjusted EBITDA(1)	$160.1	127.6	112.0	120.2	122.6
% change	25.5%	13.9%	(6.8)%	(2.0)%	—%
Fee-bearing capital	$5.3	4.1	3.3	2.3	1.9
% change	29.3%	24.2%	43.5%	21.1%	—%
(1) Please refer to "Certain Non-GAAP Measures and Reconciliations" for a reconciliation of certain non-GAAP items to U.S. GAAP.
Business Segments
    Our operations are defined by two business segments: our consolidated investment portfolio (the "Consolidated Portfolio") and our co-investment portfolio (the "Co-Investment Portfolio")
•Our Consolidated Portfolio consists of the investments in real estate and real estate-related assets that we have made and consolidate on our balance sheet.  We typically wholly-own the assets in our Consolidated Portfolio.
•Our Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds and joint ventures that we manage; (ii) fees (including, without limitation, asset management fees and construction management fees); and (iii) performance allocations that we earn on our fee bearing capital. We typically have a 5% to 50% ownership interest in the assets in our Co-investment Portfolio. We have a weighted average ownership in our Co-Investment Portfolio assets of 37% as of March 31, 2022.
    In addition to our two primary business segments our Corporate segment includes, among other things, our corporate overhead and our auction group.
Consolidated Portfolio
    Our Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and we target investments with accretive asset management opportunities. We typically focus on office and multifamily assets in the Western United States and commercial assets in the United Kingdom and Ireland within this vehicle.
    The non-GAAP table below represents a summarized balance sheet of our Consolidated Portfolio which is held at historical depreciated cost as of March 31, 2022 and December 31, 2021:

($ in millions)	March 31, 2022	December 31, 2021
Cash(1)	$346.8	$362.3
Real estate	5,067.4	5,059.8
Accounts receivable and other assets	115.9	111.7
Total Assets	$5,530.1	$5,533.8

Accounts payable	14.7	17.4
Accrued expenses	148.0	126.8
Mortgage debt	3,029.1	2,959.8
KWE bonds	606.4	622.8
Total Liabilities	3,798.2	3,726.8

Equity	$1,731.9	$1,807.0
(1)Excludes $115.3 million and $162.5 million as of March 31, 2022 and December 31, 2021 of corporate non-property level cash.
Co-Investments Portfolio
    We utilize different platforms in the Co-Investment Portfolio segment depending on the asset and risk return profiles.
    The table below represents the carrying value of balance sheet which is primarily at fair value on our Co-Investment Portfolio at our share of the underlying investments as of March 31, 2022 and December 31, 2021:

($ in millions)	March 31, 2022	December 31, 2021
Cash	$120.3	$103.7
Real estate	3,966.3	3,667.9
Loans	143.5	143.4
Accounts receivable and other assets	342.3	311.9
Total Assets	$4,572.4	$4,226.9

Accounts payable and accrued expenses	106.8	87.1
Mortgage debt	2,155.2	2,061.9
Total Liabilities	2,262.0	2,149.0

Equity	$2,310.4	$2,077.9
    Separate accounts
    We have several equity partners whereby we act as the general partner of these joint ventures and receive investment management fees including asset management, acquisition, disposition, financing, construction management, performance and other fees. In addition to acting as the asset manager and general partner of such joint ventures, we are also a co-investor in the properties. Our separate account platforms have defined investment parameters such as asset types, leverage and return profiles and expected hold periods. As of March 31, 2022, our weighted average ownership interest in the various joint ventures that we manage was 44%.
Commingled funds
    We currently have three closed end funds that we manage and receive investment management fees. We focus on sourcing investors in the U.S., Europe and Middle East and investments in the U.S. and Europe with respect to our commingled funds. Each of our funds have, among other things, defined investment guidelines, investment hold periods and target returns. Currently our two U.S. based funds focus on value-add properties that have an expected hold period of 5 to 7 years. Our European fund focuses on value add commercial properties in the United Kingdom, Ireland and Spain that also have expected hold periods of 5 to 7 years. As of March 31, 2022, our weighted average ownership interest in the commingled funds that we manage was 12%.

VHH
     Through our Vintage Housing Holdings ("VHH") partnership we acquire and develop income and age restricted properties. See a detailed discussion of this business in the Multifamily section below.
    Investment Types
    The following are the product types we invest in through our Consolidated Portfolio and Co-Investment Portfolio segments:
    Multifamily
    We pursue multifamily acquisition opportunities where we can unlock and enhance asset value through a myriad of strategies, including institutional management, asset renovation and rehabilitation, repositioning and creative recapitalization. We focus primarily on apartment communities in supply-constrained, infill markets.
Our global multifamily portfolio has 36,465 units as of March 31, 2022, which consists of 31,664 stabilized units and 4,801 units that are undergoing lease up or are in the process of being developed.
    As of March 31, 2022, we hold ownership interests in 142 assets that include 10,460 consolidated market rate multifamily apartment units, 14,939 market rate units within our Co-Investment Portfolio and 11,066 affordable units in our VHH platform. Our largest Western United States multifamily regions are the Mountain West region (includes Utah, Idaho, Montana, Colorado, Arizona, New Mexico and Nevada) and the Pacific Northwest (primarily the greater Seattle area and Portland, Oregon) The remainder of the Western United States portfolio is located in Northern and Southern California. In Ireland we focus on Dublin city center and the suburbs of the city.
    Our asset management strategy entails installing strong property management teams to drive leasing activity and upkeep of the properties. We also add amenities designed to promote health and wellness, celebrate local and cultural events and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks. Lastly, we utilize real-time market data and artificial intelligence based applications to ensure we are attaining current market rents.
Multifamily - Affordable Housing
Through our VHH platform we also focus on affordable units based on income or age restrictions. With homes reserved for residents that make 50% to 60% of the area’s median income, VHH provides an affordable long-term solution for qualifying working families and active senior citizens, coupled with modern amenities that are a hallmark of our traditional multifamily portfolio. Fundamental to our success is a shared commitment to delivering quality affordable homes and building communities that enrich residents’ lives, including providing programs such as social support groups, after-school programs, transportation assistance, computer training, and wellness classes.

VHH typically utilizes tax-exempt bond financing and the sale of federal tax credits to help finance its investments. We are entitled to 50% of the operating cash flows from the VHH partnership in addition to any investing distributions we receive from federal tax credits or refinancing activity at the property level.

When we acquired VHH in 2015, the portfolio consisted of 5,485 units. As of March 31, 2022, the VHH portfolio includes 8,949 stabilized rental units with another 2,117 units currently undergoing stabilization, development or entitlements in the Western United States. We acquired our ownership interest in VHH in 2015 for approximately $80.0 million. As of March 31, 2022 we have contributed an additional $115.0 million into VHH and have received $245.7 million in cash distributions. VHH is an unconsolidated investment that we account for using the fair value option which had a carrying value of $183.1 million as of March 31, 2022. Since our acquisition in 2015, we have recorded $172.6 million worth of fair value gains on our investment in VHH, including $12.5 million during the three months ended March 31, 2022.
    Commercial
    Our investment approach for office acquisition criteria differs across our various investment platforms. For our Consolidated Portfolio we look to invest in large high quality properties with high replacement costs. In our separate account portfolios our partners have certain characteristics whether it be location, financing (unencumbered properties) or hold period. The commingled funds typically look for opportunities that have a value-add component that can benefit from our asset management expertise. After acquisition, the properties are generally repositioned to enhance market value.
Our industrial portfolio consists mainly of last mile distribution centers located in the United Kingdom and the Mountain West region of the United States.
    Our retail portfolio has different characteristics based on the geographic markets wherein the properties are located. In Europe, we have a mixture of high street retail, suburban shopping centers and leisure assets which are mainly located in the United Kingdom as well as Dublin and Madrid. In our Western United States retail portfolio, we invest in shopping centers that are generally grocery anchored.
    As of March 31, 2022, we hold investments in 65 office properties totaling over 12.3 million square feet and 124 retail and industrial properties totaling 11.9 million square feet predominately in the United Kingdom and Ireland with additional investments in the Pacific Northwest, Southern California, Spain and Italy. Our Consolidated portfolio held over 5.2 million square feet of office space and 3.3 million square feet of retail and industrial space. Our Co-Investment portfolio has 7.1 million square feet of office space and 8.6 million square feet of retail and industrial space.
    Development and Redevelopment
    We have a number of development, redevelopment and entitlement projects that are underway or in the planning stages. Unlike the residential projects that are held for sale and described in Residential and Other section below, these initiatives may ultimately result in income-producing assets. As of March 31, 2022, we have 2,279 multifamily units, 0.5 million commercial rentable square feet and 150 hotel rooms we are actively developing. If these projects are brought to completion, our estimated share of the total capitalization of these projects would be approximately $1.2 billion (approximately 51% of which has already been funded), which we expect would be funded through our existing equity, third party equity, project sales, tax credit financing and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak capital and does not take into account any distributions over the course of the investment. We and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. Please also see the section titled “Liquidity and Capital Resources - Development and redevelopment” section for additional detail on these investments.
    Real Estate Debt
    We have a global debt platform with multiple partners. In March 2022, we announced the expansion of our global debt platform to over $6 billion. Our global debt platform, which includes partners across insurance and sovereign wealth funds, invests across the entire real estate debt capital structure in the United States, United Kingdom and Europe and targets loans secured by high-quality real estate located in such jurisdictions. In our role as asset manager, we earn customary fees for managing the platform. Currently, our global debt platform investments have been made without the use of any leverage.
    As of March 31, 2022, we held interests in 33 loans with an average interest rate of 7.0% per annum and an unpaid principal balance ("UPB") of $2.0 billion of real estate debt (of which our share was a UPB of $148.4 million) located in the Western U.S and the United Kingdom and are invested through our Co-Investment Portfolio. Our share of the loans consist of 79% that have floating interest rates. Some of our loans contain additional funding commitments that will increase our loan balances if they are utilized. All of the loans in our global debt platform are performing in line with expectations and making payments as contractually agreed.
    Our current loan portfolio is focused on performing loans. However, if market conditions deteriorate, we expect more opportunities to arise in acquiring loan portfolios at a discount from their contractual balance due as a result of deteriorated credit quality of the borrower or market conditions. Such loans are underwritten by us based on the value of the underlying real estate collateral. Due to the discounted purchase price for such loans, we seek, and are generally able to, accomplish near term realization of the loan in a cash settlement or by obtaining title to the property. Accordingly, the credit quality of the borrower is not of substantial importance to our evaluation of the risk of recovery from such investments.
Hotel
    We acquire hotels in certain opportunistic situations in which we are able to purchase at a discount to replacement cost or can implement our value-add investment approach. As of March 31, 2022, we owned one consolidated operating hotel with 265 hotel rooms located in Dublin, Ireland. Additionally, in our Co-investment Portfolio, we have a five-star resort development that will contain 150 rooms in Kona, Hawaii.
    Residential and Other
    In certain cases, we may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels for which we may pursue entitlement activities or, in some cases, development or re-development opportunities.
    This group also includes our investment in liquid non-real estate investments which include investment funds that hold marketable securities and private equity investments.
    As of March 31, 2022, we held 19 investments that are primarily comprised of 219 residential units/lots and 3,778 acres located in Hawaii and the Western United States and are primarily invested through our Co-investment Portfolio. As of March 31, 2022, these investments had a gross asset value of $284.0 million. These investments are in various stages of completion, ranging from securing the proper entitlements on land positions to sales of units/lots.

    Fair Value Investments

    As of March 31, 2022, $2.0 billion or 93% of our investments in our Co-Investment Portfolio (25% of total assets) are held at estimated fair value. As of March 31, 2022, there were cumulative fair value gains on investments still held of $655.7 million which comprises 33% of the $2.0 billion carrying value of fair value unconsolidated investments that are currently held. Our investment in VHH accounts for $172.6 million of the $655.7 million cumulative fair value gains. See discussion of VHH above for more detail.   Fair value changes consist of changes in the underlying value of properties and associated mortgage debt as well as foreign currency fluctuations (net of any direct hedges) for non-dollar denominated investments. During the three months ended March 31, 2022, we recognized $56.6 million and $27.2 million, respectively, of net fair value gains and performance fees on co-investment portfolio investments.

    In determining these estimated fair market values, we use discounted cash flow models that estimate future cash flows (including terminal values) and discount those cash flows back to the current period. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. As such, below are ranges of the key metrics included in determining these estimated values.

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.00%	7.30% — 9.30%
	Income approach - direct capitalization	3.20% — 4.90%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.80%	6.80% — 9.00%
	Income approach - direct capitalization	3.90% — 7.90%	N/A
Industrial	Income approach - discounted cash flow	4.80% — 6.30%	6.00% — 7.50%
	Income approach - direct capitalization	3.10% — 6.10%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%
Residential	Income approach - discounted cash flow	N/A	N/A

    In valuing indebtedness, we consider significant inputs such as the term of the debt, value of collateral, market loan-to-value ratios, market interest rates and spreads, and credit quality of investment entities. The credit spreads used by Kennedy Wilson for these types of investments range from 0.25% to 4.90%.

    There is no active secondary market for our development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, our determination of fair value of our development projects requires judgment and extensive use of estimates. Therefore, we typically use investment cost as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of our development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. If we were required to liquidate an investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized or incurred on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.

Selected Financial Data

In order to help the user of the financial statements understand our company, we have included certain five-year selected financial data. The following table shows selected financial items for the three months ended March 31, 2022 dating back to 2018.

	Three Months Ended March 31,
(Dollars in millions, except per share amounts)	2022	2021	2020	2019	2018
GAAP
Revenues	$124.7	$99.4	$123.3	$140.7	$190.1
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	34.8	(5.6)	(9.9)	(5.3)	(2.4)
Basic income (loss) per share of common stock	0.25	(0.04)	(0.07)	(0.04)	(0.02)
Diluted income (loss) per share of common stock	0.24	(0.04)	(0.07)	(0.04)	(0.02)
Dividends declared per share of common stock	0.24	0.22	0.22	0.21	0.19
Non-GAAP(1)
Adjusted EBITDA	160.1	127.6	112.0	120.2	122.6
Adjusted EBITDA percentage change	25%	14%	(7)%	(2)%	—%
Adjusted Net Income	85.4	47.0	44.8	53.9	63.2
Adjusted Net Income percentage change	82%	5%	(17)%	(15)%	—%
(1) Please refer to "Certain Non-GAAP Measures and Reconciliations" for a reconciliation of certain non-GAAP items to U.S. GAAP.

    The following tables show selected financial items as of March 31, 2022 and as of December 31, 2021 through 2018:

	March 31,	December 31,
(in millions)	2022	2021	2020	2019	2018
Cash and cash equivalents	$462.1	$524.8	$965.1	$573.9	$488.0
Total assets	8,067.8	7,876.5	7,329.0	7,304.5	7,381.8
Mortgage debt	3,029.1	2,959.8	2,589.8	2,641.0	2,950.3
KW unsecured debt	1,778.1	1,852.3	1,332.2	1,131.7	1,202.0
KWE unsecured bonds	606.4	622.8	1,172.5	1,274.2	1,260.5
Kennedy Wilson equity	2,037.5	1,777.6	1,644.5	1,678.7	1,246.7
Noncontrolling interests	25.7	26.3	28.2	40.0	184.5
Total equity	2,063.2	1,803.9	1,672.7	1,719.2	1,431.2
Common shares outstanding	137.8	138.0	141.4	151.6	143.2

The following table shows the historical U.S. federal income tax treatment of Company’s common stock dividend for the years ended December 31, 2021 through 2017:

	December 31,
	2021	2020	2019	2018	2017
Taxable Dividend	—%	27.14%	10.53%	23.43%	—%
Non-Taxable Return of Capital	100.00%	72.86%	89.47%	76.57%	100.00%
Total	100.00%	100.00%	100.00%	100.00%	100.00%
Real Estate Assets Under Management (AUM)
    AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.
    The table below details the changes in the Company's AUM for the three months ended March 31, 2022:

(in millions)	December 31, 2021	Increases	Decreases	March 31, 2022
IMRES AUM	$21,569.2	$1,492.9	$(525.2)	$22,536.9
    AUM increased 4.5% to approximately $22.5 billion as of March 31, 2022. The increase is due to Western United States multifamily acquisitions and fair value increases, European office and industrial acquisitions and new loan originations These were offset by decreases from sales from US commingled funds and non core retail assets in Europe.
Foreign Currency and Currency Derivative Instruments
    Please refer to item 3. Quantitative and Qualitative Disclosures About Market Risk for our discussion regarding foreign currency and currency derivative instruments.

Kennedy Wilson Consolidated Financial Results: Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021

	Three Months Ended March 31, 2022
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total
Revenue
Rental	$104.2	$—	$—	$104.2
Hotel	6.5	—	—	6.5
Investment management fees	—	11.3	—	11.3
Property services fees	—	—	0.4	0.4
Loans and other	—	2.3	—	2.3
Total revenue	110.7	13.6	0.4	124.7
Income from unconsolidated investments
Principal co-investments	—	78.2	—	78.2
Performance allocations	—	27.2	—	27.2
Total income from unconsolidated investments	—	105.4	—	105.4

Gain on sale of real estate, net	1.9	—	—	1.9
Expenses
Rental	35.7	—	—	35.7
Hotel	4.3	—	—	4.3
Compensation and related	8.2	14.4	6.4	29.0
Share-based compensation	—	—	7.1	7.1
Performance allocation compensation	—	11.8	—	11.8
General and administrative	2.5	3.7	1.7	7.9
Depreciation and amortization	43.3	—	—	43.3
Total expenses	94.0	29.9	15.2	139.1
Interest expense	(29.0)	—	(21.5)	(50.5)
Other income	3.1	—	2.7	5.8
Provision for income taxes	(1.9)	—	(6.3)	(8.2)
Net (loss) income	(9.2)	89.1	(39.9)	40.0
Net loss attributable to the noncontrolling interests	0.1	—	—	0.1
Preferred dividends and accretion of preferred stock issuance costs	—	—	(5.3)	(5.3)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(9.1)	89.1	(45.2)	34.8
Add back (less):
Interest expense	29.0	—	21.5	50.5
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	11.3	—	11.3
Depreciation and amortization	43.3	—	—	43.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	1.1	—	1.1
Provision for income taxes	1.9	—	6.3	8.2
Fees eliminated in consolidation	(0.1)	0.1	—	—
EBITDA adjustments attributable to noncontrolling interests	(1.5)	—	—	(1.5)
Preferred dividends and accretion of preferred stock issuance costs	—	—	5.3	5.3
Share-based compensation	—	—	7.1	7.1
Adjusted EBITDA(1)	$63.5	$101.6	$(5.0)	$160.1
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA.

	Three Months Ended March 31, 2021
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total

Revenue
Rental	$88.9	$—	$—	$88.9
Hotel	0.8	—	—	0.8
Investment management fees	—	7.4	—	7.4
Property services fees	—	—	0.7	0.7
Loans and other	—	1.6	—	1.6
Total revenue	89.7	9.0	0.7	99.4
Income from unconsolidated investments
Principal co-investments	—	18.8	—	18.8
Performance allocations	—	(0.4)	—	(0.4)
Total income from unconsolidated investments	—	18.4	—	18.4

Gain on sale of real estate, net	73.5	—	—	73.5
Expenses
Rental	33.0	—	—	33.0
Hotel	1.6	—	—	1.6
Compensation and related	15.1	5.7	6.2	27.0
Share-based compensation	—	—	7.7	7.7
Performance allocation compensation	—	—	—	—
General and administrative	4.3	1.3	1.2	6.8
Depreciation expense	44.4	—	—	44.4
Total expenses	98.4	7.0	15.1	120.5
Interest expense	(32.1)	—	(19.5)	(51.6)
Loss on early extinguishment of debt	—	—	(14.8)	(14.8)
Other loss	(2.3)	—	(1.0)	(3.3)
(Provision for) benefit from income taxes	(3.9)	—	1.2	(2.7)
Net income (loss)	26.5	20.4	(48.5)	(1.6)
Net loss attributable to the noncontrolling interests	0.3	—	—	0.3
Preferred dividends	—	—	(4.3)	(4.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	26.8	20.4	(52.8)	(5.6)
Add back (less):
Interest expense	32.1	—	19.5	51.6
Loss on early extinguishment of debt	—	—	14.8	14.8
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	7.9	—	7.9
Depreciation and amortization	44.4	—	—	44.4
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	1.7	—	1.7
Provision for (benefit from) income taxes	3.9	—	(1.2)	2.7
Fees eliminated in consolidation	(0.3)	0.3	—	—
EBITDA adjustments attributable to noncontrolling interests	(1.9)	—	—	(1.9)
Preferred dividends	—	—	4.3	4.3
Share-based compensation	—	—	7.7	7.7
Adjusted EBITDA(1)	$105.0	$30.3	$(7.7)	$127.6
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA

Financial Highlights
    GAAP net income to common shareholders was $34.8 million for the three months ended March 31, 2022 and GAAP net loss to common shareholders was $5.6 million for the three months ended March 31, 2021
    Adjusted EBITDA was $160.1 million and $127.6 million for the three months ended March 31, 2022 and 2021, respectively.
    The increase in GAAP net income to common shareholders and Adjusted EBITDA is due to higher fair values on European industrial assets and Western United States multifamily properties during the three months ended March 31, 2022 as compared to the prior period. Increase in GAAP net income to common shareholders and Adjusted EBITDA is offset by gain on sale of real estate from Friar's Bridge Court during the three months ended March 31, 2021.
    Operational Highlights
    Same store property highlights for the three months ended March 31, 2022 include:
•For our 13,108 same property multifamily units for the three months ended March 31, 2022 as compared to same period in 2021:
◦occupancy decreased slightly to 94.9% from 95.3%
◦net operating income increased by 13.5%
◦total revenues increased by 10.9%
•For 4.1 million square feet of same property office real estate for the three months ended March 31, 2022 as compared to the prior period:
◦occupancy decreased to 93.3% from 95.2%
◦net operating income decreased by 4.9%
◦total revenues decreased by 2.1%
•Investment Transactions
◦acquired $523.9 million of real estate assets and $245.6 million of loans (our share of which was $280.2 million and $12.3 million, respectively) and sold $193.0 million of assets (our share of which was $58.6 million)
    Foreign Exchange - Results of Operations
    A significant portion of our investments are located outside of the United States and denominated in foreign currencies. In order to reduce the impact of foreign currency exchange rates we hedge some of our exposure. However we typically do not hedge future operations or cash flows and, therefore, changes in foreign currency rates will have an impact on our results of operations. We have included the table below to illustrate the impact these fluctuations have had on our revenues, net income and Adjusted EBITDA by applying the relevant exchange rates for the prior period. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of risks relating to foreign currency and our hedging strategy and the "Other Comprehensive Income" section below for a discussion of the balance sheet impact of foreign currency movements on our results of operations.

	Three Months Ended March 31, 2022
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$(0.4)	—%	$—	—%	$(0.4)	—%
Net income	(0.5)	(1)%	(10.1)	(29)%	(10.6)	(30)%
Adjusted EBITDA	(0.8)	—%	(10.1)	(6)%	(10.9)	(6)%

	Three Months Ended March 31, 2021
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$0.4	—%	$—	—%	$0.4	—%
Net loss	(1.6)	29%	(7.9)	141%	(9.5)	170%
Adjusted EBITDA	(1.1)	(1)%	(8.0)	(6)%	(9.1)	(7)%
    Consolidated Portfolio Segment
    Rental income was $104.2 million for the three months ended March 31, 2022 as compared to $88.9 million for the same period in 2021. The $15.3 million increase is primarily due to the acquisition of wholly-owned office properties in the United Kingdom in the second half of 2021 and the first quarter of 2022. Additionally, we had a $1.8 million reduction to rental income for the three months ended March 31, 2022 as we assessed the full collection of these rents as improbable which was primarily driven by the impact of the COVID-19 pandemic. We had a $2.1 million reduction in total to rental income for the three months ended March 31, 2021. This reduction was offset by the cash collection of $1.8 million we received during the three months ended March 31, 2022 on previously reserved receivables which increased rental income with no comparable activity in the prior period. The cash collections were primarily from governmental assistance programs for multifamily properties and collections of past due receivables at retail properties.
    Hotel income was $6.5 million for the three months ended March 31, 2022 as compared to $0.8 million for the same period in 2021. The $5.7 million increase is primarily due to the lifting of COVID-19 restrictions in Ireland that led to increased operations at the Shelbourne Hotel during the three months ended March 31, 2022. Conversely, in the three months ended March 31, 2021, the Shelbourne Hotel severely limited its operations due to COVID-19-related restrictions.
Gain on sale of real estate, net was $1.9 million for the three months ended March 31, 2022 compared to $73.5 million during the same period in 2021. The gain recognized during the three months ended March 31, 2022 relates to non-core retail assets in United Kingdom and Western United States. The gains recognized during the three months ended March 31, 2021 relate to the sale of Friars Bridge Court, an office building in the United Kingdom
    Rental expenses increased to $35.7 million for the three months ended March 31, 2022 as compared to $33.0 million for the three months ended March 31, 2021. The increase is due to new acquisitions of wholly-owned office properties in the United Kingdom as discussed above.
    Hotel expenses increased to $4.3 million for the three months ended March 31, 2022 as compared to $1.6 million for the three months ended March 31, 2021 primarily due to increased operations of the Shelbourne Hotel during the first quarter of 2022 as described above.
    Compensation expense decreased to $8.2 million for the three months ended March 31, 2022 as compared to $15.1 million for the three months ended March 31, 2021 due to lower bonus accrual allocation to the Consolidated segment during the three months ended March 31, 2022 as compared to the prior period driven by lower gains on sale of real estate. The decrease in compensation expenses allocated to the Consolidated Portfolio segment as discussed above is offset by an increase in compensation expense in the Co-Investment Portfolio segment as a result of higher fair values and performance allocations associated with investments in the Co-Investment portfolio.
General and administrative expenses were $2.5 million for the three months ended March 31, 2022 as compared to $4.3 million for the three months ended March 31, 2021. Similar to compensation expense discussed above, the change is primarily due to the lower allocation of corporate overhead costs to the Consolidated segment in the current period.
Depreciation and amortization decreased to $43.3 million during the three months ended March 31, 2022 as compared to $44.4 million. The decrease is primarily due to lower amortization expense associated with lease intangibles that were fully amortized in the prior period.
    Interest expense was $29.0 million for the three months ended March 31, 2022 as compared to $32.1 million for the same period in 2021. The decrease is primarily due to payoff of the KWE Bonds subsequent to the first quarter 2021 which was slightly offset by higher property level debt balances due to acquisitions. The decrease in interest expense in the Consolidated segment due to the payoff of the KWE Bonds was offset by an increase in interest expense in the Corporate segment as proceeds from senior note issuances were used to pay off the KWE Bonds.

Other income was $3.1 million for three months ended March 31, 2022 as compared to other loss $2.3 million for the three months ended March 31, 2021. We had mark to market fair value gains of $3.7 million on the Company's undesignated interest rate caps and swap contracts in the current period. We have entered into these contracts to hedge against rising interest rates associated with our variable rate property level mortgages. The gains from the interest rate contracts was offset by realized foreign currency exchange movements. Other loss for the three months ended March 31, 2021 was due to realized foreign exchange losses.
    Co-Investment Portfolio Segment
Investment Management
    On our Co-Investment Portfolio assets, we receive asset management fees for managing assets on behalf of our partners. During the three months ended March 31, 2022, we had fees recorded through revenues of $11.3 million as compared to $7.4 million from the same period in 2021. During the three months ended March 31, 2022, we had higher base management fees as a result of having more assets under management in our Co-Investment portfolio mainly from new assets under management in our European Industrial platform and Western United States multifamily separate accounts. There was also an increase in assets under management in our global real estate debt platform. Performance fees are recorded as part of income from unconsolidated investments and discussed below.
Loans and other income increased to $2.3 million for the three months ended March 31, 2022 as compared to $1.6 million for the same period in 2021. These amounts represent interest income on our share of loans within our global real estate debt platform and the increase is due to the growth of the platform over the last year.
    Expenses increased to $29.9 million for the three months ended March 31, 2022 as compared to $7.0 million. The increase compared to the prior period was primarily due to the accrual of $11.8 million of performance allocation compensation under our performance allocation sharing program as described throughout this report as well as the allocation of $7.4 million in discretionary compensation expenses. The accrual of the performance allocation compensation is due to the net increase in the underlying valuation of the assets that we account for on a fair value basis and the resulting net increase in the performance allocation accrual.
Co-investment operations
    In addition to our management of investments in the Co-Investment Portfolio, we have ownership interests in the properties that sit within our Co-Investments Portfolio. The table below represents a breakout of the amounts within income from unconsolidated investments which represents our share of underlying property investments in the Co-Investment Portfolio assets for the three months ended March 31, 2022 and the three months ended March 31, 2021:

	Three Months Ended March 31,
	2022	2021
Revenue
Rental	$54.2	$37.7
Sale of real estate	8.0	18.6
Total revenue	62.2	56.3

Fair Value/other adjustments	55.6	4.3
Performance allocations	27.2	(0.4)

Expenses
Rental	15.5	11.3
Cost of real estate sold	5.7	15.9
Depreciation and amortization	1.1	1.8
Total expenses	22.3	29.0

Interest expense	(11.3)	(7.9)
Other loss	(6.0)	(4.9)
Income from unconsolidated investments	$105.4	$18.4

    The increase in income from unconsolidated investments primarily related to fair value gains as well as increases in performance allocations on our Western United States multifamily assets and European industrial assets. Fair value gains on multifamily assets were primarily due to increasing market rents and fair value gains on European industrial assets primarily related to increasing market rents and some cap rate compression. These gains were offset by fair value losses and a reduction in performance allocations at Fund which had cap rate expansion on some of its urban office properties. Our share of JV NOI (rental income net of rental operating expenses) increased in the current period primarily due to additional assets in the Co-Investments in the current period. The increase described above is offset by $2.6 million of fair value losses that the Company recorded during the period on the underlying value of certain assets in the Co-Investment Portfolio and a resulting reduction of $9.5 million in the performance allocation accrual with respect to the same.
During the three months ended March 31, 2022, we recorded a $27.2 million increase in the accrual for performance allocations primarily relating to our separate account investments. The increase in the accrual is due to fair value gains on Western United States multifamily assets and European industrial assets. This was offset by performance allocation decreases due to fair value losses on office properties in commingled fund as described above. During the three months ended March 31, 2021 we had $0.4 million decrease in the accrual for performance fees relating to our commingled business.
Corporate
    Expenses increased to $15.2 million for the three months ended March 31, 2022 as compared to $15.1 million due to higher discretionary bonus compensation expense which was offset by lower share based compensation expenses for the three months ended March 31, 2022.
    Interest expense was $21.5 million for the three months ended March 31, 2022 as compared to $19.5 million for the same period in 2021. For the three months ended March 31, 2022 we had higher corporate debt balances outstanding which lead to an increase in interest expense.
The $14.8 million loss on the early extinguishment of debt for the three months ended Mach 31, 2021, was due to the extinguishment of the 2024 Notes and resulting premium and write off of capitalized debt costs and debt discount with no comparable activity in the current period.
Other income increased to $2.7 million for the three months ended March 31, 2022 as compared to other loss of $1.0 million for the same period in 2021. We had mark to market fair value gains on interest rate caps that the Company bought to hedge its variable rate interest rate exposure during three months ended March 31, 2022.

Our income tax expense was $8.2 million for the three months ended March 31, 2022 as compared to an income tax expense of $2.7 million in 2021. The increase in income tax expense is primarily attributable to a $47.1 million increase in worldwide pre-tax book income in 2022 as compared to the same period in the prior year. Our effective tax rate for the three months ended March 31, 2022 was 17.0% as compared to an effective tax rate of 245.5% in 2021. Significant items impacting the 2022 quarterly provision include: tax charges associated with non-deductible executive compensation under IRC section 162(m) and tax benefits from the partial release of valuation allowances against deferred tax assets associated with our excess tax basis in the KWE investment and UK real estate assets. During the quarter, the deferred tax asset (and associated valuation allowance) related to our investment in KWE decreased as a result of fair value gains realized by KWE on unconsolidated investments which were not subject to tax. In addition, our net deferred tax assets (and associated valuation allowance) related to our excess tax basis in legacy UK real estate assets decreased due to deferred tax liabilities assumed in connection with the acquisition of Waverly Gate as such deferred tax liabilities provided a source of future taxable income to partially support the realization of our legacy UK excess tax basis deferred tax assets. The effective tax rate for 2021 exceeded the statutory tax rate due to non-deductible executive compensation under IRC section 162(m) and non-deductible interest expense in the United Kingdom.
    Other Comprehensive Income
The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gain or loss of any associated foreign currency hedges. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of our risks relating to foreign currency and our hedging strategy. Below is a table that details the activity for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$34.8	$(5.6)
Unrealized foreign currency translation losses, net of noncontrolling interests and tax	(27.3)	(23.6)
Unrealized foreign currency derivative contract gain, net of noncontrolling interests and tax	8.2	38.4
Unrealized income on interest rate swaps	3.0	1.7
Comprehensive income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$18.7	$10.9

Included within the net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders there are realized foreign exchange amounts relating to translation of cash amounts held in different functional currencies of the subsidiary that holds it and realized gains and losses on derivative investments that are not treated as net investment hedges. The table below represents the amount of foreign exchange movements recorded to the statement of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Realized foreign currency exchange (loss) gain- consolidated statements of operations	$(0.5)	$(2.3)
Realized foreign currency derivative contract loss - consolidated statements of operations	—	—
Statements of Operations - realized foreign currency exchange	$(0.5)	$(2.3)

The main currencies that we have exposure to are the euro and pound sterling. The table below represents the change in rates over the three months ended March 31, 2022 and 2021 as compared to the U.S. Dollar:

	Three Months Ended March 31,
	2022	2021
Euro	(2.6)%	(3.8)%
GBP	(2.9)%	0.9%

Comprehensive income, net of taxes and noncontrolling interests, for the three months ended March 31, 2022 and 2021 was income of $18.7 million and $10.9 million, respectively.  The Company experienced net unrealized losses on foreign currency through other comprehensive income for the period due to EUR and GBP weakening against the U.S. Dollar. Unrealized hedge gains were driven by hedges that KWE holds on its euro denominated investments and hedges that the Company has on its GBP denominated investments. The Company also has interest rate swap contracts to swap some of its variable rate loans to fixed rate terms which resulted in unrealized gains on interest rate swaps from anticipation of further interest rate hikes and the reversal of prior losses as the contracts get closer to their maturity date.
Liquidity and Capital Resources
    Our liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, funding development projects, capital expenditures for consolidated real estate and co-investments, working capital needs, interest and principal payments on our debt and dividends to our common and preferred shareholders. We finance these activities with internally generated funds through general operations including rental income, asset sales, borrowings under our revolving line of credit, sales of equity (common and preferred) and debt securities and cash out refinancings to the extent they are available and fit within our overall portfolio leverage strategy. Our investments in real estate are typically financed with equity from our balance sheet, third party equity and mortgage loans secured by that real estate. These mortgage loans are generally non-recourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, we guarantee a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. We do not expect these guarantees to materially affect liquidity or capital resources. Please refer to the section titled "Off Balance Sheet Arrangements" for further information.

    Our short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, dividend payments to our common stock and preferred stock shareholders, interest on our unsecured corporate debt, revolving credit facility (when applicable) and property level mortgages, development, redevelopment and capital expenditures and, potentially, share repurchases and acquisitions. We currently expect to meet our short-term liquidity requirements through our existing cash and cash equivalents plus capital generated from our investments, sales of real estate as well as availability on our revolving credit facility. As of March 31, 2022, we and our consolidated subsidiaries had $462.1 million ($312.2 million of which is in foreign currencies of GBP or EUR) of consolidated cash (as shown on our consolidated balance sheet), our share of cash held at unconsolidated Co-Investment Portfolio assets of $120.3 million and had $500.0 million of availability under our revolving credit facility. Subsequent to March 31, 2022, we drew $250.0 million on our revolving credit facility. As of March 31, 2022, we have $35.1 million of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties.  These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties.
    Additionally, we are subject to withholding taxes to the extent we repatriate cash from certain of our foreign subsidiaries. Under the KWE Notes covenants we have to maintain certain interest coverage and leverage ratios to remain in compliance (see "Indebtedness and Related Covenants" for more detail on KWE Notes). Due to these covenants, we evaluate the tax and covenant implications before we distribute cash, which could impact the availability of funds at the corporate level.
    Our need to raise funds from time to time to meet our capital requirements will depend on many factors, including the success and pace of the implementation of our strategy for strategic and accretive growth where appropriate. Additionally, we may opportunistically seek to raise capital (equity or debt) when we believe market conditions are favorable and when consistent with our growth and financing strategies. We may also seek third party financing to the extent that we engage in additional strategic investments, including capital necessary to execute potential development or redevelopment strategies or acquisition of real estate, note portfolios, or other real estate related companies or real estate related securities. Similarly, we may from time to time seek to refinance our existing indebtedness opportunistically in order to reduce our overall cost of debt capital or optimize the maturity schedule of our outstanding indebtedness, or for other strategic reasons.
Development and Redevelopment
    Kennedy Wilson has a number of market rate development, redevelopment and entitlement projects that are underway or are in the planning stages.  These initiatives, if completed, will result in market-rate income producing assets. As of March 31, 2022, we had 2,279 multifamily units, 0.5 million commercial rentable square feet and 150 hotel rooms we are actively developing. If these projects were brought to completion, our share of the total cost is estimated to be approximately $1.2 billion, which we expect would be funded through our existing equity, third party equity, project sales and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As of March 31, 2022, we had incurred $613.0 million of costs to date and expect to spend an additional $599.0 million to develop to completion or complete the entitlement process on these projects. Of the $599.0 million of remaining costs to complete, we currently expect $255.0 million of it to be funded through cash from us over the life of the projects and the remaining to be financed with proceeds from investment level borrowings. When development projects are completed they typically move into our unstabilized category as they undergo lease up post-completion.
    In addition to the market rate development and redevelopment projects described above, we have 2,117 affordable and/or age-restricted multifamily units within our VHH platform that we are currently developing or are in the process of stabilizing. We expect to have no cash equity basis in these projects at completion due to the use of property level debt and proceeds from the sale of tax credits. If these projects are brought to completion, we expect to receive $29.4 million in cash from paid developer fees and proceeds from the sale of tax credits.
    The figures described in the two preceding paragraphs and in the table below are budgeted costs and are subject to change. There is no certainty that we will develop or redevelop any or all of these potential projects, and we and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process.  As these are budgeted figures and are subject to change (increase or decrease) due to a number of factors (some of which are beyond our control, including, but not limited to, substantial inflationary pressures), including, that these projects are being developed under construction management contracts with the general contractors and therefore we and our equity partners could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs. The scope of these projects may also change. The estimated costs and amounts of cash to complete projects reflected in the table below represent management's current expectations and the total costs incurred to date include the land costs of these projects.
    The table below describes the market rate development or redevelopment projects that the Company is undergoing or considering, and excludes the affordable and/or age-restricted multifamily units that it is developing in its VHH platform and its residential investments.

					If Completed				Current
Location	Type	Investment	Status	Est. Completion Date(1)	Est. Stabilization Date	Commercial Sq. Ft.	MF Units / Hotel Rooms	KW Est. Total Cost(4)	KW Costs Incurred(5)	KW Est. Costs to Complete(2)
Ireland(3)	Office	Kildare(5)	Under Construction	2022	2022	65,000	—	$62	$57	$5
Mountain West	Multifamily	River Pointe(5)	Under Construction	2022	2023	—	89	23	12	11
Nor. California	Multifamily	38° North Phase II(5)	Under Construction	2023	2024	—	172	73	8	65
Ireland(3)	Multifamily	Grange(6)	Under Construction	2023	2024	7,000	287	69	43	26
Mountain West	Multifamily	Dovetail(5)	Under Construction	2023	2024	—	240	56	14	42
Mountain West	Multifamily	Oxbow(6)	Under Construction	2023	2024	—	268	41	10	31
Pacific Northwest	Multifamily	Two10(5)	Under Construction	2023	2024	—	210	60	10	50
Ireland(3)	Multifamily	Coopers Cross(6)	Under Construction	2023	2024	—	471	123	97	26
Ireland(3)	Office	Coopers Cross(6)	Under Construction	2023	2024	395,000	—	165	83	82
Ireland(3)	Mixed-Use	The Cornerstone(6)	Under Construction	2024	2025	20,000	232	70	23	47
Hawaii	Hotel	Kona Village Resort(6)	Under Construction	2023	2024	—	150	343	236	107
So. California	Multifamily	University Glen Phase II(5)	Planning Received	2024	2025	—	310	109	2	107
Mountain West	Multifamily	Bend(6)	In Planning	TBD	TBD	—	TBD	TBD	18	TBD
	Total					487,000	2,429	$1,194	$613	$599
Note: The table above excludes minority-interest development projects and one development project where the scope is still being explored, totaling 405 multifamily units, 0.1 million commercial sq. ft. and KW Gross Asset Value of $39 million.
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all.
(2)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2022. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. Kennedy Wilson expects to fund $255 million of its share of remaining costs to complete with cash. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase. KW cost to complete differs from KW share total capitalization as the latter includes costs that have already been incurred to date while the former relates to future estimated costs.
(3) Estimated foreign exchange rates are €0.90 = $1 USD and £0.76 = $1 USD, related to NOI.
(4) Includes land costs.
(5) Included in Consolidated Portfolio segment
(6) Included in Co-Investment Portfolio segment

Unstabilized and Value Add Capital Expenditure Programs

    We currently have seven assets that comprise 0.8 million commercial square feet that is currently unstabilized and is undergoing various stages of lease up, value add or development. In order to stabilize these assets, we project our share of the costs to complete to be $38.7 million. The cost to complete this work and the time frame described is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below.

    The table below describes assets that are currently unstabilized:

Property	Segment	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	Leased %	KW Est. Costs to Complete(1)
2022
Stockley Park	Consolidated	United Kingdom(2)	Office	100%	1	54,000	—	$0.2
Maidenhead	Consolidated	United Kingdom(2)	Office	100%	1	65,000	—	0.1
		2022 Subtotal			2	119,000	—%	$0.3
2023
The Oaks	Consolidated	Southern California	Office	100%	1	357,000	59	9.0
136 El Camino	Consolidated	Southern California	Office	100%	1	30,000	—	8.4
Hamilton Landing H7	Consolidated	Northern California	Office	100%	1	61,000	—	5.8
Various	Consolidated	United Kingdom(2)	Office	100%	2	281,000	32	15.2
		2023 Subtotal			5	729,000	41%	$38.4

		Total Lease-Up			7	848,000	36%	$38.7
Note: The table above excludes minority-held investments and three wholly-owned assets expected to sell, 1.3 million commercial sq. ft.
(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of March 31, 2022. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Estimated foreign exchange rates are €0.90 = $1 USD and £0.76 = $1 USD

    In addition to our development, redevelopment and stabilization initiatives we regularly implement a value-add approach to our consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities.  The capital required to implement these value-add initiatives is typically funded with capital calls, refinancing or supplemental financings at the property level.  We are not required to make these investments, but they are a key driver in our ability to increase net operating income at our properties post acquisition.
Other Items
    On March 20, 2018, our Board of Directors approved the repurchase of up to $250 million of our common stock. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of our restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. The program does not obligate us to repurchase any specific number of shares and, subject to compliance with applicable laws, may be suspended or terminated at any time without prior notice. On November 3, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million. As of March 31, 2022, we had $144.8 million remaining under the current plan for stock repurchases. Please also see "Unregistered Sales of Equity Securities and Use of Proceeds" section in Item 2.
The Company maintains a deferred compensation program for certain employees of the Company (the “Deferred Compensation Program”). The named executive officers of the Company are not participants of the Deferred Compensation Program. The compensation committee of the Company’s board of directors approves an amount annually to be allocated to certain employees of the Company in the United States and in Europe. The amount allocated to each employee vests ratably over a three-year vesting period, subject to continued employment with the Company. Prior to 2022, half of the allocated amount was tied specifically to the performance and value of the Company’s common stock at the time of each vesting (“Bonus Units”). Beginning 2022, the entire amount allocated to each employee consisted of Bonus Units. Under the Deferred Compensation Program, at the time of each vesting, the employees receive an amount equal to either the dividend yield of the Company’s common stock or the actual amount of dividends paid on the Company common stock (in the case of Bonus Units) during the immediately preceding year on the amount that is subject to such vesting. During the three months ended March 31, 2022 and 2021 the Company recognized $3.2 million and $2.6 million, respectively, under the Deferred Cash Bonus Program.

As discussed throughout this report, the Company also maintains a performance allocation sharing program for certain employees of the Company (the “Performance Allocation Sharing Program”). The named executive officers of the Company are not participants of the Performance Allocation Sharing Program. The compensation committee of the Company’s board of directors approved, reserved and authorized executive management to issue up to thirty-five percent (35%) of any performance allocations earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company. Sixty percent of the award to each employee vest ratably over four years and the remaining forty percent vest upon the consummation of a liquidity event of the investment whereby the Company actually receives cash performance allocations from its partner. The full performance allocation earned by the Company will be recorded to income from unconsolidated investments and the amount allocated to employees is recorded as performance allocation compensation. During the quarter ended March 31, 2022, the Company accrued $11.8 million of performance allocation expense related to this program.

The Company also recently implemented a global employee co-investment program (the “Co-Investment Program”). The named executive officers are not participants of the Co-Investment Program. Under the Co-Investment Program, certain employees are provided the opportunity to invest alongside the Company in its investments (in all future investments and certain recently acquired transactions). The amount of funds that the employees, as a group, can invest in the Company’s investments is capped at 1.5% of the Company’s equity. Participants in the Co-Investment Program will make commitments to the program every year. Generally (with limited exceptions), participants in the Co-Investment Program will invest in every investment made by the Company (investments that such employee has an active role in acquiring and managing) in the applicable year.
Cash Flows
    The following table summarizes the cash provided by or used in our operating, investing and financing activities for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Net cash used in operating activities	$(58.9)	$(76.6)
Net cash (used in) provided by investing activities	(246.3)	152.9
Net cash provided by financing activities	251.4	392.6
Operating
Our cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions and fees from our Co-Investment Platform net of operating expenses, general and administrative costs, compensation and interest expense payments.  We had cash flows used in operations of $58.9 million and $76.6 million for the three months ended March 31, 2022 and 2021, respectively. The change was due to higher interest expense for three months ended March 31, 2021 from loss on extinguishment and accrued interest associated with the tender offer on the 2024 Notes.
Investing
    Our cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in co-investments, capital expenditures, purchases and originations of loans secured by real estate, as well as cash received from property sales and sales from our co-investments. Net cash used in investing activities totaled $246.3 million for the three months ended March 31, 2022. We received $33.9 million from the sale of non-core retail assets in the United Kingdom and Western United States. We received $7.2 million in investing distributions from our co-investments primarily from the sale of assets within our comingled funds. Our share of new loans issued as part of our debt platform were $13.4 million and we received $0.1 million of proceeds from repayments on loans issued. During the three months ended March 31, 2022 we acquired $103.7 million of consolidated real estate assets through the acquisition of Waverley Gate an office building in Scotland. We spent $26.6 million on capital expenditures on consolidated assets, our development properties and value add additions to our operating properties. We also contributed $149.6 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village and new acquisitions made within our European Industrial platform and commingled funds.
    Net cash provided by investing activities totaled $152.9 million for the three months ended March 31, 2021. We received $228.3 million from the sale of Friars Bridge Court an office building in the United Kingdom. We spent $47.3 million on capital expenditures on consolidated assets, our development properties and value add additions to our operating properties. We received $21.6 million in investing distributions from our co-investments primarily from the sale of assets within our comingled funds, refinancing and resyndications with our VHH portfolio and a partial redemption of a hedge fund investment. We also contributed $52.8 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village and new acquisitions made within our UK Industrial platform. Our share of new loans issued as part of our debt platform were $12.9 million and we received $19.8 million of proceeds from the sale of a portion of existing loans to equity partners.
Financing
Our net cash related to financing activities are generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments.  Net cash provided by financing activities totaled $251.4 million for the three months ended March 31, 2022. The Company received proceeds of $297.9 million from the issuance of perpetual preferred stock and warrants to Fairfax. We drew $175.0 million on our revolving line of credit and repaid $250.0 million on our revolving line of credit during the three months ended March 31, 2022. Kennedy Wilson received proceeds of $102.7 million from mortgage loans to finance and refinance consolidated property acquisitions. These proceeds were offset by the repayment of $1.3 million of mortgage debt. During the three months ended March 31, 2022, we paid common dividends of $36.1 million and preferred dividends of $4.3 million and we repurchased $31.3 million of our common stock under our share repurchase plan.
    Net cash provided by financing activities totaled $392.6 million for the three months ended March 31, 2021. The Company received proceeds of $1.2 billion from the issuance of 2029 notes and 2031 notes and repaid $576.9 million of the 2024 notes. We incurred $17.1 million of debt issuance costs associated with the issuance of the 2029 notes and 2031 notes. We repaid $150.0 million on our revolving line of credit during the three months ended March 31, 2021. Kennedy Wilson received proceeds of $50.4 million from mortgage loans to finance and refinance consolidated property acquisitions. These proceeds were offset by the repayment of $67.7 million of mortgage debt. During the three months ended March 31, 2021, we paid common dividends of $32.6 million and preferred dividends of $4.3 million and we repurchased $14.3 million of our common stock under our share repurchase plan.
Contractual Obligations and Commercial Commitments
    At March 31, 2022, Kennedy Wilson's contractual cash obligations, including debt, operating leases and ground leases, included the following:

	Payments Due by Period
(Dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Obligations(6)
Borrowings:(1) (4)
Mortgage Debt(2) (4)	$3,045.2	$15.9	$1,351.1	$818.1	$860.1
Senior notes(3) (4)	1,800.0	—	—	—	1,800.0
Credit Facility(4)	—	—	—	—	—
KWE Unsecured bonds(4) (5)	609.5	—	609.5	—	—
Total borrowings	5,454.7	15.9	1,960.6	818.1	2,660.1
Operating leases	2.0	1.0	0.9	0.1	—
Ground leases(8)	32.2	0.2	0.8	0.2	31.0
Total contractual cash obligations(7)	$5,488.9	$17.1	$1,962.3	$818.4	$2,691.1
(1) Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, we estimate that we will make the following interest payments: Less than 1 year - $88.0 million; 1-3 years - $296.9 million; 4-5 years - $87.7 million; After 5 years - $67.0 million. The interest payments on variable rate debt have been calculated using the interest rate in effect at March 31, 2022.
(2) Excludes $2.3 million of net unamortized debt premium on mortgage debt.
(3) Excludes $3.8 million of net unamortized debt premium on senior notes.
(4) Excludes $45.1 million of unamortized loan fees.
(5) Excludes $1.9 million net unamortized discount on KWE unsecured bonds
(6) Kennedy Wilson's share of contractual obligations, (excluding amounts that are attributable to noncontrolling interests), including debt and operating leases, consisted of the following: Less than 1 year - $16.3 million; 1-3 years - $1,913.7 million; 4-5 years - $814.1 million; After 5 years - $2,653.8 million.
(7) Table above excludes $261.2 million unfulfilled capital commitments to our unconsolidated and fund investments.
(8) Ground leases on consolidated assets. Amounts are undiscounted and have leases that expire as far out as 2258.
Indebtedness and Related Covenants
    The following describes KWH's corporate indebtedness and related covenants.
    Senior Notes Payable

On February 11, 2021, Kennedy-Wilson, Inc., issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “initial notes”). On March 15, 2021, Kennedy-Wilson, Inc. issued an additional $100 million aggregate principal of the 2029 notes and an additional $100 million of the 2031 notes. These additional notes were issued as "additional notes" under the indentures pursuant to which Kennedy Wilson previously issued 2029 notes and the 2031 notes. On August 23, 2021, Kennedy-Wilson, Inc. issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 notes"). The notes are senior, unsecured obligations of Kennedy Wilson and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 notes and the 2030 notes) and 5.000% (in the case of the 2031 notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 notes and 2031 notes and March 1, 2022 for the 2030 notes. The notes will mature on March 1, 2029 (in the case of the 2029 notes), February 1, 2030 (in case of 2030 notes) and March 1, 2031 (in the case of the 2031 notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), Kennedy Wilson may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 notes and 2031 notes) and September 1, 2024 (for 2030 notes), Kennedy Wilson may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require Kennedy Wilson to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. The amount of the 2029 notes, 2030 notes and 2031 notes included in the Company's consolidated balance sheets was $601.9 million, $600.0 million and $601.9 million at March 31, 2022.
    KWE Senior Notes Payable
    KWE has notes outstanding ("KWE Notes") $609.5 million (based on March 31, 2022 rates) (€550 million). The KWE Notes were issued at a discount and have a carrying value of $607.6 million, have an annual fixed coupon of 3.25% and mature in 2025. The KWE Notes are subject to the restrictive covenants discussed below.
    Borrowings Under Line of Credit

    On March 25, 2020, the Company, through a wholly-owned subsidiary, extended its existing $500 million revolving line of credit ("Second A&R Facility"). The Second A&R Facility has a maturity date of March 25, 2024. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s (the "Borrower") option, the maturity date of the Second A&R Facility may be extended by one year.

    The Company did not have anything outstanding on the Second A&R Facility with $500.0 million available to be drawn as of March 31, 2022.
    Debt Covenants
    The Second A&R Facility and the indentures governing the 2029 notes, 2030 notes and 2031 notes contain numerous restrictive covenants that, among other things, limit Kennedy Wilson's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Second A&R Facility requires Kennedy Wilson to maintain a minimum consolidated tangible net worth and a specified amount of cash and cash equivalents.
    The Second A&R Facility has certain covenants as defined within its Second Amended and Restated Credit Agreement, dated as of March 25, 2020 (the "Credit Agreement") that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Agreement requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of the March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of March 31, 2022, the Company was in compliance with these covenants. The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.
    The indentures governing the 2029 notes, 2030 notes and 2031 notes limit Kennedy-Wilson, Inc.'s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.'s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness.
    The KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Notes are not an obligation of KWH and these amounts are presented as a component of our investment debt as it is an unsecured obligation relating to an underlying investment of ours. As of March 31, 2022, the Company was in compliance with these covenants.

    In addition, loan agreements that govern the Company's property-level non-recourse financings that are secured by its properties may contain operational and financial covenants, including but not limited to, debt yield related covenants and debt service coverage ratio covenants and, with respect to mortgages secured by certain properties in Europe, loan-to-value ratio covenants. Property-level non-recourse financings with such loan-to-value covenants require that the underlying properties are valued on a periodic basis (at least annually).  The failure by the Company to comply with such covenants and/or secure waivers from lenders could result in defaults under these instruments.  In addition, if the Company defaults under a mortgage loan and/or such loan is accelerated by the lender, it may automatically be in default under any of its property and corporate unsecured loans that contain cross-default and/or cross-acceleration provisions.  Please also see Part I. Item 1A "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2021.
    As of March 31, 2022, the Company was in compliance with all covenant calculations.
Off-Balance Sheet Arrangements
    We have provided guarantees from time to time associated with loans secured by consolidated assets. At March 31, 2022, the maximum potential amount of future payments (undiscounted) we could be required to make under the guarantees was $140.2 million. The guarantees expire through 2031 and our performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If we were to become obligated to perform on these guarantees, it could have an adverse effect on our financial condition.
    As of March 31, 2022, we had unfulfilled capital commitments totaling $245.9 million to our joint venture investments and $15.2 million to our loan portfolio. In addition to the unfunded capital commitments on our joint venture investments, we had $122.8 million of equity commitments relating to consolidated and unconsolidated development projects. As we identify investment opportunities in the future, we may be called upon to contribute additional capital to unconsolidated investments in satisfaction of our capital commitment obligations.
    Please refer to our Annual Report on Form 10-K for the year ended December 31, 2021 for discussion of our non-recourse carve-out guarantees arrangements, as there have been no material changes to that disclosure.

Certain Non-GAAP Measures and Reconciliations
    The table below is a reconciliation of Non-GAAP measures to their most comparable GAAP measures, for amounts relating to the three months ended March 31, 2022 dated back through 2018.

	Three Months Ended March 31,
(dollars in millions)	2022	2021	2020	2019	2018
Net income (loss)	$40.0	$(1.6)	$(5.9)	$1.6	$(1.0)
Non-GAAP Adjustments
Add back:
Interest expense	50.5	51.6	48.8	55.3	58.9
Loss on early extinguishment of debt	—	14.8	—	—	—
Kennedy Wilson's share of interest expense included in unconsolidated investments	11.3	7.9	8.1	8.5	5.1
Depreciation and amortization	43.3	44.4	45.5	49.1	55.7
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	1.1	1.7	1.7	2.1	3.5
Provision for (benefit from) from income taxes	8.2	2.7	5.7	4.0	(2.6)
Kennedy Wilson's share of taxes included in unconsolidated investments	—	—	1.1	—	—
Share-based compensation	7.1	7.7	8.6	10.4	9.9
EBITDA attributable to noncontrolling interests	(1.4)	(1.6)	(1.6)	(10.8)	(6.9)
Adjusted EBITDA(1)	$160.1	$127.6	$112.0	$120.2	$122.6
(1) See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted EBITDA.

\

	Three Months Ended March 31,
(dollars in millions)	2022	2021	2020	2019	2018
Net income (loss)	$40.0	$(1.6)	$(5.9)	$1.6	$(1.0)
Non-GAAP adjustments:
Add back:
Depreciation and amortization	43.3	44.4	45.5	49.1	55.7
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	1.1	1.7	1.7	2.1	3.5
Share-based compensation	7.1	7.7	8.6	10.4	9.9
Preferred dividends	(5.3)	(4.3)	(4.3)	—	—
Net income attributable to the noncontrolling interests, before depreciation and amortization	(0.8)	(0.9)	(0.8)	(9.3)	(4.9)
Adjusted Net Income(1)	$85.4	$47.0	$44.8	$53.9	$63.2
(1)  See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted Net Income.

Net Operating Income

2022	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net income	$40.0	$105.4
Add: Provision for income taxes	8.2	—
Less: Income from unconsolidated investments	(105.4)	—
Less: Gain on sale of real estate, net	(1.9)	—
Add: Interest expense	50.5	11.3
Add: Loss on early extinguishment of debt	—	—
Add: Other loss	(5.8)	6.0
Less: Sale of real estate	—	(8.0)
Less: Investment management and property services	(11.7)	(27.2)
Less: Loans and other	(2.3)	—
Add: Cost of real estate sold	—	5.7
Add: Compensation and related	29.0	—
Add: Share-based compensation	7.1	—
Add: Performance allocation expense	11.8	—
Add: General and administrative	7.9	—
Add: Depreciation and amortization	43.3	1.1
Less: Fair value adjustments	—	(55.6)
Less: NCI adjustments	(1.3)	—
Net Operating Income	$69.4	$38.7

2021	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(1.6)	$18.4
Less: Provision for income taxes	2.7	—
Less: Income from unconsolidated investments	(18.4)	—
Less: Gain on sale of real estate, net	(73.5)	—
Add: Interest expense	51.6	7.9
Add: Loss on early extinguishment of debt	14.8	—
Less: Other loss	3.3	4.9
Less: Sale of real estate	—	(18.6)
Loans and other	(1.6)	—
Less: Investment management and property services	(8.1)	0.4
Add: Cost of real estate sold	—	15.9
Add: Compensation and related	27.0	—
Add: Share-based compensation	7.7	—
Add: Performance allocation expense	—	—
Add: General and administrative	6.8	—
Add: Depreciation and amortization	44.4	1.8
Less: Fair value adjustments	—	(4.3)
Less: NCI adjustments	(1.9)	—
Net Operating Income	$53.2	$26.4

2020	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(5.9)	$10.9
Add: Provision for income taxes	5.7	1.0
Less: Income from unconsolidated investments	(10.9)	—
Less: Gain (loss) on sale of real estate, net	(44.2)	0.6
Add: Interest expense	48.8	8.1
Less: Other loss	0.7	3.2
Less: Sale of real estate	—	(2.0)
Less: Investment management and property services	(8.4)	1.0
Add: Cost of real estate sold	—	2.5
Add: Compensation and related	22.8	—
Add: Share-based compensation	8.6	—
Add: Performance allocation expense	—	—
Add: General and administrative	9.5	—
Add: Depreciation and amortization	45.5	1.7
Less: Fair value adjustments	—	2.9
Less: NCI adjustments	(1.9)	—
Net Operating Income	$70.3	$29.9

2019	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net Income	$1.6	$41.7
Add: Provision for income taxes	4.0	—
Less: Income from unconsolidated investments	(41.7)	—
Less: Gain on sale of real estate, net	(34.9)	(2.4)
Add: Interest expense	55.3	8.6
Less: Other loss (income)	4.3	(2.9)
Less: Sale of real estate	(1.1)	(5.4)
Less: Investment management and property services	(8.8)	(2.2)
Add: Cost of real estate sold	1.2	6.0
Add: Compensation and related	24.9	—
Add: Share-based compensation	10.4	—
Add: Performance allocation expense	—	—
Add: General and administrative	10.9	—
Add: Depreciation and amortization	49.1	2.1
Less: Fair value adjustments	—	(29.0)
Less: NCI adjustments	(3.2)	—
Net Operating Income	$72.0	$16.5

2018	YTD
	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(1.0)	$26.0
Less: Benefit from income taxes	(2.6)	—
Less: Income from unconsolidated investments	(26.0)	—
Less: Gain on sale of real estate, net	(28.0)	(0.3)
Add: Interest expense	58.9	5.2
Less: Other loss	1.3	1.2
Less: Sale of real estate	(9.4)	(3.1)
Less: Investment management and property services	(10.1)	(10.3)
Add: Cost of real estate sold	8.4	3.1
Add: Compensation and related	29.7	—
Add: Share-based compensation	9.9	—
Add: Performance allocation expense	—	—
Add: General and administrative	11.4	—
Add: Depreciation and amortization	55.7	3.5
Less: Fair value adjustments	—	(12.1)
Less: NCI adjustments	(7.5)	—
Net Operating Income	$90.7	$13.2
Same property analysis
    The same property analysis reflects, and is weighted by, Kennedy Wilson's ownership in each underlying property.
    The table below is a reconciliation of Non-GAAP measures included within the Company's same property analysis, to their most comparable GAAP measures.

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Net Income	$40.0	$40.0	$(1.6)	$(1.6)
Less: (Provision for) benefit from income taxes	8.2	8.2	2.7	2.7
Less: Income from unconsolidated investments	(105.4)	(105.4)	(18.4)	(18.4)
Less: Gain on sale of real estate, net	(1.9)	(1.9)	(73.5)	(73.5)
Add: Interest expense	50.5	50.5	51.6	51.6
Add: Loss on early extinguishment of debt	—	—	14.8	14.8
Less: Other income	(5.8)	(5.8)	3.3	3.3
Less: Investment management fees	(11.3)	(11.3)	(7.4)	(7.4)
Less: Property services fees	(0.4)	(0.4)	(0.7)	(0.7)
Less: Loans and other	(2.3)	(2.3)	(1.6)	(1.6)
Add: Rental expenses	35.7	—	33.0	—
Add: Hotel expenses	4.3	—	1.6	—
Add: Compensation and related	29.0	29.0	27.0	27.0
Add: Share based compensation	7.1	7.1	7.7	7.7
Add: Performance allocation compensation	11.8	11.8	—	—
Add: General and administrative	7.9	7.9	6.8	6.8
Add: Depreciation and amortization	43.3	43.3	44.4	44.4
Less: NCI adjustments (1)	(2.3)	(1.2)	(2.7)	(1.7)
Add: Unconsolidated investment adjustments (2)	35.2	25.8	32.9	24.2
Add: Above/below market rents	(1.0)	(1.0)	0.3	0.3
Less: Reimbursement of recoverable operating expenses	(7.1)	—	(5.8)	—
Less: Properties bought and sold (3)	(15.0)	(10.1)	(8.4)	(3.1)
Less: Other properties excluded (4)	(23.5)	(13.2)	(14.2)	(7.7)
Other Reconciling Items (5)	(2.2)	(1.8)	(2.3)	(1.5)
Same Property	$94.8	$69.2	$89.5	$65.6

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Office - Same Property	$29.0	$24.5	$29.5	$25.8
Multifamily Market Rate Portfolio - Same Property	54.8	37.0	49.5	32.5
Multifamily Affordable Portfolio - Same Property	11.0	7.7	10.5	7.3
Same Property	$94.8	$69.2	$89.5	$65.6
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable periods, and retail properties which are excluded from the analysis.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Item 3.Quantitative and Qualitative Disclosures About Market Risk
    Our primary market risk exposure relates to: changes in interest rates in connection with our short-term borrowings and fluctuations in foreign currency exchange rates in connection with our foreign operations.
Interest Rate Risk
We have established an interest rate management policy, which attempts to minimize our overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, we have elected to maintain a combination of variable and fixed rate debt. As of March 31, 2022, 80% of our consolidated level debt is fixed rate, 18% is floating rate with interest caps and 2% is floating rate without interest caps. As such, fluctuations in interest rates may impact our floating rate debt (and floating rate debt with interest caps to a lesser extent) and cause our consolidated interest expense and income from unconsolidated investments to fluctuate. Typically, these fluctuations do not give rise to a significant long-term interest rate risk because they have generally short maturities.

    We hold variable rate debt on some of our consolidated and unconsolidated properties that are subject to interest rate fluctuations. These variable rates generally are based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, LIBOR, SONIA plus an applicable borrowing margin. Additionally, in order to mitigate some of the risk associated with increasing interest rates we have purchased interest rate caps that limit the amount that interest expense can increase with rate increases.  However, some of our debt is uncapped and the mortgages that do have interest caps are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100-basis point increase or decrease, we would have a $15.2 million increase in interest expense or $5.5 million of interest expense savings during 2022 on our current share of indebtedness.  The weighted average strike price on caps and maturity of Kennedy Wilson’s variable rate mortgages is 1.68% and approximately 2.5 years, respectively, as of March 31, 2022.
The table below represents contractual balances of our financial instruments at the expected maturity dates as well as the fair value as of March 31, 2022. The weighted average interest rate for the various assets and liabilities presented are actual as of March 31, 2022. We closely monitor the fluctuation in interest rates, and if rates were to increase significantly, we believe that we would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal Maturing in:							Fair Value
(Dollars in millions)	2022	2023	2024	2025	2026	Thereafter	Total	As of March 31, 2022
Interest rate sensitive assets
Cash and cash equivalents	$462.1	$—	$—	$—	$—	$—	$462.1	$462.1
Average interest rate	—%	—%	—%	—%	—%	—%	—%	—
Fixed rate receivables	6.8	6.9	—	8.8	—	6.1	28.6	28.6
Average interest rate (1)	—%	6.74%	—%	6.87%	—%	6.49%	6.72%	—
Variable rate receivables	17.1	41.5	37.9	17.7	—	0.8	115.0	115.0
Average interest rate	5.65%	8.31%	6.86%	6.73%	—%	4.84%	7.62%	—
Total	$486.0	$48.4	$37.9	$26.5	$—	$6.9	$605.7	$605.7
Weighted average interest rate	0.24%	8.08%	6.86%	6.78%	—%	6.30%	1.97%
Interest rate sensitive liabilities
Variable rate borrowings	$283.7	$96.9	$274.3	$69.1	$230.2	$213.3	$1,167.5	$1,127.4
Average interest rate	2.11%	2.96%	2.52%	2.80%	1.22%	2.34%	2.19%	—
Fixed rate borrowings	6.3	183.9	79.9	1,086.9	243.1	2,683.3	4,283.4	4,225.7
Average interest rate	4.76%	2.97%	3.93%	3.41%	3.55%	4.41%	3.78%	—
Total	$290.0	$280.8	$354.2	$1,156.0	$473.3	$2,896.6	$5,450.9	$5,353.1
Weighted average interest rate	2.17%	2.96%	2.84%	3.38%	2.42%	4.26%	3.44%
(1) Interest rate sensitive assets' weighted average interest rates are exclusive of non-performing receivables.
Currency Risk - Foreign Currencies
    A significant portion of our business is located outside the United States. As such, we have foreign currency fluctuation risk with respect to those investments and business units. In certain instances, we utilize foreign currency hedging derivatives to mitigate the impact of this risk on our equity.
    The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the euro and the British pound sterling. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income unless and until the Company substantially liquidates underlying investments.
    Approximately 42% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore we consider our equity investment as the appropriate exposure to evaluate for hedging purposes. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. As of March 31, 2022, we have hedged 90% of the gross asset carrying value of our euro denominated investments and 88% of the gross asset carrying value of our GBP denominated investments.
    Our service businesses typically do not require much capital so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.
    We typically have not hedged the impact foreign currency fluctuations may have on our future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As we are not currently hedging our current operations there will be foreign currency impact on our results of operations for both the investment and services segments.
    If there was a 5% increase or decrease in foreign exchange rates on the currencies we invest to the U.S. Dollar our net asset value would increase by $24.1 million or decrease by $24.2 million, respectively. If rates increase or decrease by 10% we would have an increase of $47.8 million and a decrease of $ million, respectively.

Item 4.Controls and Procedures
Disclosure Controls and Procedures
As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the reporting period covered by this report, our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Changes in Internal Controls over Financial Reporting
There was no change in our internal control over financial reporting during our most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

Item 1.Legal Proceedings
We may be involved in various legal proceedings arising in the ordinary course of business, none of which are currently material to our business and our financial statements taken as a whole. From time to time, our real estate management division is named in “slip and fall” type litigation relating to buildings we manage. Our standard management agreement contains an indemnity provision whereby the building owner indemnifies and agrees to defend our real estate management division against such claims. In such cases, we are defended by the building owner’s liability insurer.
Item 1A.    Risk Factors

The discussion of our business and operations in this Quarterly Report on Form 10-Q should be read together with the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC, which describe various risks and uncertainties to which we are or may become subject. There were no material changes from the risk factors disclosed in Item 1A of our report on Form 10-K for the fiscal year ended December 31, 2021.
Item 2.Unregistered Sales of Equity Securities and Use of Proceeds

Months	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan(1)	Maximum Amount that May Yet be Purchased Under the Plan(1)
January 1 - January 31, 2022	1,152,910	$22.55	23,154,911	$150,017,861
February 1 - February 28, 2022	233,162	22.57	23,388,073	144,754,285
March 1 - March 30, 2022	—	—	23,388,073	144,754,285
Total	1,386,072	$22.56	23,388,073	$144,754,285
(1) On March 20, 2018, our board of directors authorized us to repurchase up to $250 million of our common shares, from time to time, subject to market conditions. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. On November 3, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million.
Item 3.Defaults upon Senior Securities
None.
Item 4.Mine Safety Disclosures
Not applicable.
Item 5.Other Information
None.
Item 6.Exhibits

Exhibit No.	Description	Location

3.1	Certificate of Designations Establishing the 4.75% Series B Cumulative Perpetual Preferred Stock.	Incorporated by reference to Exhibit 4.1 of Kennedy-Wilson Holdings, Inc.’s current report on Form 8-K (File No. 001-33824) filed on February 23, 2022

3.2	Certificate of Elimination with respect to the Prior Series A Preferred Stock.	Incorporated by reference to Exhibit 3.1 of Kennedy-Wilson Holdings, Inc.’s current report on Form 8-K (File No. 001-33824) filed on March 8, 2022

3.3	Certificate of Elimination with respect to the Prior Series B Preferred Stock.	Incorporated by reference to Exhibit 3.2 of Kennedy-Wilson Holdings, Inc.’s current report on Form 8-K (File No. 001-33824) filed on March 8, 2022

4.1	Warrant Agreement, dated March 8, 2022, between registrant and the holders named therein	Filed herewith

4.2	Registration Rights Agreement, dated March 8, 2022 between the registrant and the purchasers named therein.	Filed herewith

31.1	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Executive Officer.	Filed herewith

31.2	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Financial Officer.	Filed herewith

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Executive Officer.	Filed herewith

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Financial Officer.	Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

Dated:	May 5, 2022	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer
(Principal Financial Officer
and Accounting Officer)

Exhibit 4.1

Kennedy-Wilson Holdings, Inc.

WARRANT AGREEMENT

Dated as of March 8, 2022

(h) Counterparts	33
(i) Table of Contents, Headings, Etc.	33
(j) Withholding Taxes	33
(k) Entire Agreement	33
(l) No Other Rights	33
Exhibits
Exhibit A: Form of Warrant Certificate    A-1
Exhibit B: Form of Restricted Security Legend    B-1
Exhibit C: Transfer Restriction Legend    C-1

(i)h exercise (unless there occurs a default in the delivery of the Exercise Consideration due pursuant to Section 5 upon such exercise): (1) such Warrant(s) will be deemed to cease to be outstanding; and (2) the rights of the Holder(s) of such Warrant(s), as such, will terminate with respect to such Warrant(s), other than the right to receive such Exercise Consideration as provided in Section 5.
(ii)Warrants Remaining Unexercised as of the Exercise Period Expiration Date. If any Warrant(s) are otherwise outstanding as of the Close of Business on the Exercise Period Expiration Date, then such Warrant(s) will cease to be outstanding as of immediately after the Close of Business on the Exercise Period Expiration Date.
Section 4.No Right of Redemption by the Company
The Company does not have the right to redeem the Warrants at its election.
Section 5.Exercise of Warrants.
(a)Generally. The Warrants may be exercised only pursuant to the provisions of this Section 5.

(b)Exercise of Warrants.

(i)Exercise Right; When Warrants May Be Submitted for Exercise. Subject to Section 5(c)(i)(3), Holders will have the right to submit all, or any whole number of Warrants that is less than all, of their Warrants for Exercise at any time during the Exercise Period.
(ii)Exercises of Fractional Warrants Not Permitted. Notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to exercise a number of Warrants that is not a whole number.
(c)Exercise Procedures.

(i)Requirements for Holders to Exercise Their Exercise Right.
(1)Generally. To exercise any Warrant represented by a Certificate, the Holder of such Warrant must (v) complete, sign and deliver to the Exercise Agent an Exercise Notice (at which time, in the case such Certificate is an Electronic Certificate, such Exercise will become irrevocable); (w) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Exercise Agent (at which time such Exercise will become irrevocable); (x) furnish any endorsements and transfer documents that the Company or the Exercise Agent may reasonably require; (y) (subject to Section 5(g)) deliver the Aggregate Strike Price for such exercise in accordance with Section 5(c)(i)(2) (if Physical Settlement applies to such exercise); and (z) if applicable, pay any documentary or other taxes pursuant to Section 6(d).
(2)Delivery of Aggregate Strike Price. Subject to Section 5(g), the Holder of an exercised Warrant that will be settled by Physical Settlement will deliver the Aggregate Strike Price for such exercise to the Company in any combination of the following: (A) in cash (by (x) certified or official bank check payable to the order of the Company and delivered to the Company at its principal executive offices in the United States; or (y) such other method as may be acceptable to the Company); or (B) by Series B Extinguishment. If any portion of the Aggregate Exercise Price is to be paid by a Series B Extinguishment of any shares of Series B Preferred Stock, then, on the date on which such shares of Series B Preferred Stock have been delivered to the Company for cancellation in accordance Section 8 of the Certificate of Designations governing the Series B Preferred Stock and all other conditions with respect thereto set forth in Section 8(b) of such Certificate of Designations have been satisfied, an amount equal to the Setoff Price for such shares of Series B Preferred Stock will be deemed to have been paid in respect of such portion of the Aggregate Exercise Price. If any portion of the Aggregate Exercise Price is to be paid in cash, then such portion will be deemed to have been paid on the date on which such cash is actually received by the Company. For the avoidance of doubt, if the Setoff Price for any shares of Series B Preferred Stock that are extinguished pursuant to a Series B Extinguishment is less than the Aggregate Strike Price due in respect of the exercise of any Warrant, then the shortfall must be paid in cash or by a Series B Extinguishment of additional share(s) of Series B Preferred Stock.
(3)Exercise Permitted only During Business Hours. Warrants may be surrendered for Exercise only after the Open of Business and before the Close of Business on a day that is a Business Day that occurs during the Exercise Period.
(ii)When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Exercise. The Person in whose name any share of Common Stock is issuable upon exercise of any Warrant will be deemed to become the holder of record of such share as of the Close of Business on the Exercise Date for such exercise.
(d)Settlement upon Exercise.
(i)Settlement Method. Upon the exercise of any Warrant, the Company will settle such exercise by paying or delivering, as applicable and as provided in this Section 5(d), shares of Common Stock, together, if applicable, with cash in lieu of fractional shares, in the amounts set forth in either (x) Section 5(d)(ii)(1) (a “Physical Settlement”); or (y) Section 5(d)(ii)(2) (a “Cashless Settlement”), subject to Section 5(d)(v). The Settlement Method applicable to the exercise of any Warrant will be the Settlement Method set forth in the Optional Exercise Notice for such exercise, subject to Section 5(d)(v).
(ii)Exercise Consideration. Subject to Section 5(d)(iii), Section 5(g) and Section 7(b), the consideration due upon settlement of the exercise of each Warrant will consist of the following:
(1)Physical Settlement. If Physical Settlement applies to such exercise, a number of shares of Common Stock equal to the Warrant Entitlement in effect immediately after the Close of Business on the Exercise Date for such exercise; or
(2)Cashless Settlement. If Cashless Settlement applies to such exercise, a number of shares of Common Stock equal to the greater of (x) zero; and (y) an amount equal to:
where:
WE    =    the Warrant Entitlement in effect immediately after the Close of Business on the Exercise Date for such exercise;

VP    =    the Last Reported Sale Price per share of Common Stock on the Exercise Date for such exercise; and

SP    =    the Strike Price in effect immediately after the Close of Business on such Exercise Date.

(iii)Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 7(b), in lieu of delivering any fractional share of Common Stock otherwise due upon exercise of any Warrant, the Company will pay cash based on the Last Reported Sale Price per share of Common Stock on the Exercise Date for such exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).
(iv)Delivery of Exercise Consideration. Except as provided in Sections 5(e)(i)(3)(B), 5(e)(i)(5) and 5(g)(i)(C), the Company will pay or deliver, as applicable, the Exercise

Consideration due upon exercise of any Warrant on or before the second (2nd) Business Day immediately after the Exercise Date for such exercise.
(v)No Cashless Settlement if any Shares of Series B Preferred Stock Remain Outstanding. Notwithstanding anything to the contrary in this Warrant Agreement, Cashless Settlement of any Warrant will not be permitted unless and until no shares of Series B Preferred Stock issued pursuant to the Purchase Agreement remain outstanding.
(e)Strike Price and Warrant Entitlement Adjustments.

(i)Events Requiring an Adjustment to the Strike Price and the Warrant Entitlement. Each of the Strike Price and the Warrant Entitlement will be adjusted from time to time as follows:
(1)Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1    =    the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5(e)(i)(1) is declared or announced, but not so paid or made, then each of the Strike Price and the Warrant Entitlement will be readjusted, effective as of the date the Board of

Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 5(e)(i)(3)(A) and Section 5(e)(vi) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

OS    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

Y    =    a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X    =    the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

To the extent such rights, options or warrants are not so distributed, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 5(e)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(3)Spin-Offs and Other Distributed Property.
(A)Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:
(I)dividends, distributions, rights, options or warrants for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(1) or 5(e)(i)(2);
(II)dividends or distributions paid exclusively in cash for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required assuming the Dividend Threshold were zero and or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(4);
(III)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5(e)(vi);
(IV)Spin-Offs for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(3)(B);
(V)a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5(e)(i)(5) will apply; and
(VI)a distribution solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply, then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

P    =    the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV    =    the fair market value (as determined by the Company in good faith and in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than P, then, in lieu of the foregoing adjustments to the Strike Price and the Warrant Entitlement, each Holder will receive, for each Warrant held by such Holder on the Record Date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the Warrant Entitlement in effect on such Record Date.

To the extent such distribution is not so paid or made, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the distribution, if any, actually made or paid.

(B)Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5(g) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5(e)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

P    =    the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period; and

FMV    =    the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.

The adjustment to the Strike Price and the Warrant Entitlement pursuant to this Section 5(e)(i)(3)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If any Warrant is exercised and the Exercise Date for such exercise occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Warrant Agreement, the Company will, if necessary, delay the settlement of such exercise until the second (2nd) Business Day after the Last Trading Day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type described in this Section 5(e)(i)(3)(B) is declared but not made or paid, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock (other than a regular quarterly cash dividend that does not exceed the Dividend Threshold per share of Common Stock), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

P    =    the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date;

D    =    the cash amount distributed per share of Common Stock in such dividend or distribution; and

T    =    an amount (subject to the proviso below, the “Dividend Threshold”) initially equal to $0.24 per share of Common Stock; provided, however, that (x) if such dividend or distribution is not a regular quarterly cash dividend on the Common Stock, then the Dividend Threshold will be deemed to be zero ($0.00) per share of Common Stock with respect to such dividend or distribution; and (y) the Dividend Threshold will be adjusted in the same manner as, and at the same time and for the same events for which, the Strike Price is adjusted pursuant to Section 5(e)(i)(1);

provided, however, that, if D is equal to or greater than P, then, in lieu of the foregoing adjustments to the Strike Price and the Warrant Entitlement, each Holder will receive, for each Warrant held by such Holder on the Record Date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the Warrant Entitlement in effect on such Record Date. To the extent such dividend or distribution is declared but not made or paid, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5)

under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

SP1    =    the Strike Price in effect immediately after the Expiration Time;

WE0    =    the Warrant Entitlement in effect immediately before the Expiration Time;

WE1    =    the Warrant Entitlement in effect immediately after the Expiration Time;

P    =    the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0    =    the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC    =    the aggregate value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1    =    the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Strike Price will in no event be adjusted up, and the Warrant Entitlement will in no event be adjusted down, pursuant to this Section 5(e)(i)(5), except to the extent provided in the last paragraph of this Section 5(e)(i)(5).

The adjustment to the Strike Price and the Warrant Entitlement pursuant to this Section 5(e)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If any Warrant is exercised and the Exercise Date for such exercise occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Warrant

Agreement, the Company will, if necessary, delay the settlement of such exercise until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(2)No Adjustments in Certain Cases.
(1)Where Holders Participate in the Transaction or Event Without Exercising. Notwithstanding anything to the contrary in Section 5(e)(i), the Company is not required to adjust the Strike Price or the Warrant Entitlement for a transaction or other event otherwise requiring an adjustment pursuant to Section 5(e)(i) (other than a stock split or combination of the type set forth in Section 5(e)(i)(1) or a tender or exchange offer of the type set forth in Section 5(e)(i)(5)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of the Warrants, in such transaction or event without having to exercise such Holder’s Warrants and as if such Holder had owned, on the Record Date for such transaction or event, a number of shares of Common Stock equal to the product of (i) the Warrant Entitlement in effect on such Record Date; and (ii) the number of Warrants held by such Holder on such Record Date.
(2)Certain Events. The Company will not be required to adjust the Strike Price or the Warrant Entitlement except pursuant to Section 5(e)(i). Without limiting the foregoing, the Company will not be required to adjust the Strike Price or the Warrant Entitlement on account of:
(1)except as otherwise provided in Section 5(e)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Strike Price;
(2)the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(3)the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;
(4)the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or
(5)solely a change in the par value of the Common Stock.
(3)Adjustment Deferral. If an adjustment to the Strike Price and the Warrant Entitlement otherwise required by this Warrant Agreement would result in a change of less than one percent (1%) to the Strike Price, then the Company may, at its election, defer such adjustment to the Strike Price and the Warrant Entitlement, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Strike Price; and (2) the Exercise Date of any Warrant.
(4)Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)a Warrant is exercised;
(2)the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Strike Price pursuant to Section 5(e)(i) has occurred on or before the Exercise Date for such exercise, but an adjustment to the Strike Price or the Warrant Entitlement for such event has not yet become effective as of such Exercise Date;
(3)the Exercise Consideration due upon such exercise includes any whole shares of Common Stock; and
(4)such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise), then, solely for purposes of such exercise, the Company will, without duplication, give effect to such adjustment on such Exercise Date. In such case, if the date on which the Company is otherwise required to deliver the Exercise Consideration due upon such exercise is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such exercise until the second (2nd) Business Day after such first date.

(5)Adjustments Where Exercising Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)an adjustment to the Strike Price or the Warrant Entitlement for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5(e)(i);
(2)a Warrant is exercised;
(3)the Exercise Date for such exercise occurs on or after such Ex-Dividend Date and on or before the related Record Date;
(4)the Exercise Consideration due upon such exercise includes any whole shares of Common Stock based on a Strike Price or Warrant Entitlement that is adjusted for such dividend or distribution; and
(5)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(c)(ii)), then such adjustment will not be given effect for such exercise and the shares of Common Stock issuable upon such exercise based on such unadjusted Strike Price and unadjusted Warrant Entitlement will not be entitled to participate in such dividend or distribution, but there will be added, to the Exercise Consideration otherwise due upon such exercise, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(6)Stockholder Rights Plans. If any shares of Common Stock are to be issued upon exercise of any Warrant and, at the time of such exercise, the Company has in effect any stockholder rights plan, then the Holder of such Warrant will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such exercise, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Strike Price and the Warrant

Entitlement will be adjusted pursuant to Section 5(e)(i)(3)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 5(e)(i)(3)(A) to all holders of Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 5(e)(i)(3)(A).
(7)Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 5(e)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).
(8)Rounding of Calculations. All calculations with respect to the Strike Price and adjustments thereto will be made to the nearest cent (with half of one cent rounded upwards), and all calculations with respect to the Warrant Entitlement and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).
(6)Voluntary Adjustments.

(1)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Strike Price by any amount, or increase the Warrant Entitlement by any amount, if (1) the Board of Directors determines that such decrease or increase, as applicable, is in the Company’s best interest or that such decrease or increase, as applicable, is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease or increase, as applicable, is in effect for a period of at least twenty (20) Business Days; and (3) such decrease or increase, as applicable, is irrevocable during such period.
(2)Notice of Voluntary Adjustment. If the Board of Directors determines to decrease the Strike Price or increase the Warrant Entitlement pursuant to Section 5(f)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5(f)(i), the Company will send notice to each Holder (with a copy to the Exercise Agent) of such decrease or increase, as applicable, quantifying the amount thereof and stating the period during which such decrease or increase, as applicable, will be in effect.
(7)Effect of Common Stock Change Event.

(1)Generally. If there occurs any:
(1)recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
(2)consolidation, merger, combination or binding or statutory share exchange involving the Company;
(3)sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(4)other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Warrant Agreement,
(1)from and after the effective time of such Common Stock Change Event, (I) the consideration due upon exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units;
(2)if such Reference Property Unit includes, but does not consist entirely of, cash (it being understood, for the avoidance of doubt, that clause (C) below will apply instead of this clause (B) if such Reference Property Unit consists entirely of cash), then, from and after the effective time of such Common Stock Change Event, there will be deducted or removed, as applicable, from the Aggregate Strike Price otherwise payable to exercise any Warrant pursuant to Section 5(c)(i), and from the cash that would otherwise be included in the Exercise Consideration due, pursuant to Section 5(d), to settle such exercise, in each case pursuant to Physical Settlement, a cash amount, per Warrant, equal to the product of (I) the Warrant Entitlement on the Exercise Date for such exercise; and (II) the lesser of (x) the Strike Price on the Exercise Date for such exercise; and (y) the amount of cash included in such Reference Property Unit;
(3)if such Reference Property Unit consists entirely of cash, then (I) from and after the effective time of such Common Stock Change Event, no delivery of the Aggregate Strike Price will be required to exercise any Warrant; and (II) the Company will settle each exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Common Stock Change Event by paying, on or before the tenth (10th) Business Day immediately after such Exercise Date, cash in an amount, per Warrant, equal to the product of (I) the Warrant Entitlement; and (II) the excess, if any, of (x) the amount of cash included in such Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that the amount set forth in this clause (II) will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); and
(4)for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made. For the avoidance of doubt, the occurrence of a Common Stock Change Event will not, in itself, impact a Holder’s ability to deliver the Aggregate Strike Price by Series B Extinguishment pursuant to Section 5(c)(i)(2) of shares of Series B Preferred Stock that are then outstanding.

(2)Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable (which supplemental instruments will, for the avoidance of doubt, not require the consent of any Holder) to (y) provide for subsequent adjustments to the Strike Price and the Warrant Entitlement pursuant to Section 5(e)(i) in a manner consistent with this Section 5(g) (including giving effect, in the Company’s reasonable discretion, to the Dividend Threshold in a manner that reflects the nature and value of the Reference Property Unit); and (z) contain such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5(g)(i). If the Successor Person is not the Company, or the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then the Company will cause such Successor Person or Person, as applicable, to execute and deliver a joinder to this Warrant Agreement assuming the obligations of the Company under this Warrant Agreement, or the obligation to deliver such Reference Property upon exercise of the Warrants, as applicable.
(3)Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.
Section 6.Certain Provisions Relating to the Issuance of Common Stock.
(1)Equitable Adjustments to Prices. Whenever this Warrant Agreement requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate or an adjustment to the Strike Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Strike Price pursuant to Section 5(e)(i) that becomes effective, or any event requiring such an adjustment to the Strike Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(2)Reservation of Shares of Common Stock. At all times when any Warrant is outstanding, the Company will reserve (out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes), for delivery upon exercise of the Warrants, a number of shares of Common Stock that would be sufficient to settle the exercise of all Warrant(s) then outstanding (assuming, for these purposes, that each such Warrant is settled by the delivery of a number of shares of Common Stock equal to the then-applicable Warrant Entitlement).

(3)Status of Shares of Common Stock; Covenant Regarding Par Value. Each share of Common Stock delivered upon exercise of any Warrant of any Holder will be a newly issued or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. The Company will not engage in any transaction or take any action that would cause the Strike Price to be less than the par value per share of Common Stock.

(4)Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon exercise of any Warrant of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 7.Calculations.
(1)Responsibility; Schedule of Calculations. Except as otherwise provided in this Warrant Agreement, the Company will be responsible for making all calculations called for under this Warrant Agreement or the Warrants, including determinations of the Strike Price and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(2)Calculations Aggregated for Each Holder. The composition of the Exercise Consideration due upon exercise of any Warrant of any Holder will be computed based on the total number of Warrants of such Holder being exercised with the same Exercise Date. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Section 8.Miscellaneous.
(1)Notices.
(1)Notices to Holders. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by facsimile or by electronic transmission or other similar means of unsecured electronic communication to the facsimile or electronic address, as applicable, of such Holder shown on the Register, provided receipt of such facsimile or electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.
(2)Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided above in this Section 8(a) within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by this Section 8(a)).
(2)Stamp and Other Taxes The Company will be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Warrant Agreement, except any such tax that is due because a Holder requests any shares of Common Stock due upon exercise of any Warrant of such Holder to be registered in a name other than such Holder’s name.

(3)Governing Law; Waiver of Jury Trial. THIS WARRANT AGREEMENT AND THE WARRANTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS WARRANT AGREEMENT OR THE WARRANTS, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND EACH HOLDER (BY ITS ACCEPTANCE OF ANY WARRANT) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT AGREEMENT OR THE WARRANTS.

(4)Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Agreement or the transactions contemplated by this Warrant Agreement may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 8(a) will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Warrant Agreement or by its acceptance of any Warrant) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

(5)No Adverse Interpretation of Other Agreements. Neither this Warrant Agreement nor the Warrants may be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such other agreement may be used to interpret this Warrant Agreement or the Warrants.

(6)Successors; Benefits of Warrant Agreement. All agreements of the Company in this Warrant Agreement and the Warrants will bind its successors. Subject to the preceding sentence, this Warrant Agreement is for the sole benefit of the parties hereto and for the Holders, as such, from time to time, and nothing in this Warrant Agreement, or anything that may be implied from any provision of this Warrant Agreement, will confer on any other Person any right, claim or remedy.

(7)Severability. If any provision of this Warrant Agreement or the Warrants is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Warrant Agreement or the Warrants will not in any way be affected or impaired thereby.

(8)Counterparts. The parties may sign any number of copies of this Warrant Agreement. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Warrant Agreement by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

(9)Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and sub-Sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part of this Warrant Agreement and will in no way modify or restrict any of the terms or provisions of this Warrant Agreement.

(10)Withholding Taxes. Each Holder of a Warrant agrees that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder or beneficial owner as a result of an adjustment or the non-occurrence of an adjustment to the Strike Price or the Warrant Entitlement, then the Company or such withholding agent, as applicable, may, at its option, set off such payments against payments of cash or the delivery of other Exercise Consideration on such Warrant, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Warrant.

(11)Entire Agreement. This Warrant Agreement, including all Exhibits hereto, together with the Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations governing the Series B Preferred Stock constitute the entire agreement of the Parties with respect to the specific subject matter covered hereby and thereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(12)No Other Rights. The Warrants will confer no rights to the Holders thereof except as provided in this Warrant Agreement. For the avoidance of doubt, and without limiting the operation of Sections 5(e)(v), 5(e)(ii)(1) and 5(c)(ii), and the provisos to Sections 5(e)(i)(3)(A) and 5(e)(i)(4), the Warrants will not confer to the Holders thereof any rights as stockholders of the Company.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Warrant Agreement have caused this Warrant Agreement to be duly executed as of the date first written above.

Kennedy-Wilson Holdings, Inc.

By:    /s/ Matt Windisch
Name:    Matt Windisch
Title: Executive Vice President

ZENITH INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

ODYSSEY REINSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

HUDSON INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

HUDSON EXCESS INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

TRUSTEES OF NEWLINE SYNDICATE 1218,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

NEWLINE INSURANCE COMPANY LIMITED,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

UNITED STATES FIRE INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

THE NORTH RIVER INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

NORTHBRIDGE GENERAL INSURANCE CORPORATION,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

FEDERATED INSURANCE COMPANY OF CANADA,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name:    Peter Clarke
Title:    Chief Risk Officer

Contact Information:

Address:    c/o Hamblin Watsa Investment Counsel Ltd.
    95 Wellington Street West, Suite 802
    Toronto, Ontario, M5J 2N7

Attention:    General Counsel

Facsimile Number:    416-367-4946

Email Address:    generalcounsel@fairfax.ca

EXHIBIT A

FORM OF WARRANT

[Insert Restricted Security Legend, if applicable]

[Insert Transfer Restriction Legend, if applicable]

Kennedy-Wilson Holdings, Inc.

Warrants

Certificate No.    [___]

    Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] Warrants represented by this certificate (this “Certificate”). The terms of the Warrants are set forth in the Warrant Agreement, dated as of [__], between the Company and the initial Holders (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.

    Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Kennedy-Wilson Holdings, Inc. has caused this instrument to be duly executed as of the date set forth below.

Kennedy-Wilson Holdings, Inc.

Date:                By:
Name:
Title:

Kennedy-Wilson Holdings, Inc.

Warrants

    This Certificate represents one or more duly issued and outstanding Warrants. Certain terms of the Warrants are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the of the Warrant Agreement will control.

1.Warrant Entitlement. The number of shares of Common Stock for which each Warrant represented by this Certificate may be exercised is equal to the Warrant Entitlement, which may be adjusted from time to time in accordance with the terms of the Warrant Agreement. The Warrant Entitlement is initially 1.0000 share of Common Stock per Warrant.

2.Method of Payment. Cash amounts due on the Warrants represented by this Certificate will be paid in the manner set forth in Section 3(d) of the Warrant Agreement.

3.Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrant(s) represented by this Certificate for all purposes, subject to Section 3(j) of the Warrant Agreement.

4.Denominations; Transfers and Exchanges. All Warrants will be in registered form an in denominations equal to any whole number of Warrants. Subject to the terms of the Warrant Agreement, the Holder of the Warrants represented by this Certificate may transfer or exchange such Warrants by presenting this Certificate to the Registrar and delivering any required documentation or other materials.

5.No Right of Redemption by the Company. The Company will not have the right to redeem the Warrants at its election.

6.Exercise Rights. The Warrants will be exercisable for Exercise Consideration in the manner, and subject to the terms, set forth in Section 5 of the Warrant Agreement.

7.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

    To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:
Kennedy-Wilson Holdings, Inc.
151 S El Camino Drive
Beverly Hills, CA 90212
Attention: Chief Financial Officer

EXERCISE NOTICE

Kennedy-Wilson Holdings, Inc.

Subject to the terms of the Warrant Agreement, by executing and delivering this Exercise Notice, the undersigned Holder of the Warrant(s) identified below directs the Company to exercise (check one):
    all of the Warrants
                          Warrant(s)
identified by Certificate No.                      .
Settlement Method (check one):
    Physical Settlement.
    Cashless Settlement.
(If Physical Settlement) Aggregate Strike Price Delivery Method (check all that apply):
    Cash in an amount equal to $        .
    Series B Extinguishment of         * shares of Series B Preferred Stock.
(Optional) Identify account within the United States to which any cash Exercise Consideration will be wired:
Bank Routing Number:
SWIFT Code:
Bank Address:

Account Number:
Account Name:

Date:
    (Legal Name of Holder)

By:
Name:
Title:
ASSIGNMENT FORM

Kennedy-Wilson Holdings, Inc.

Subject to the terms of the Warrant Agreement, the undersigned Holder of the Warrant(s) identified below assigns (check one):
    all of the Warrants
                          Warrant(s)
identified by Certificate No.                      , and all rights thereunder, to:
Name:
Address:

Social security or
tax identification

number:
and irrevocably appoints:

as agent to transfer the within Warrant(s) on the books of the Company. The agent may substitute another to act for him/her.

Date:
    (Legal Name of Holder)

By:
Name:
Title:
EXHIBIT B

FORM OF RESTRICTED SECURITY LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

EXHIBIT C

FORM OF TRANSFER RESTRICTION LEGEND

TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL OR OTHER INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

Exhibit 4.2
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of March 8, 2022, is entered into by and among Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule I hereto (each, an “Investor,” and collectively, the “Investors”).
RECITALS
WHEREAS, the Investors have, pursuant to the terms of the Purchase Agreement (as defined herein), agreed to purchase: (i) an aggregate of 300,000 shares of the Company’s 4.75% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share and liquidation preference $1,000 per share (the “Preferred Stock”); and (ii) an aggregate of 13,043,478 warrants (the “Warrants”) to purchase Common Stock of the Company, par value $0.0001 per share (the “Common Stock”);
WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company and the Investors enter into this Agreement in order to grant the Investors certain registration rights with respect to the Preferred Stock and the Common Stock issuable upon the exercise of the Warrants; and
WHEREAS, the Company and the Investors desire to define the registration rights of the Investors on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I.Definitions.
For purposes of this Agreement, the following terms have the following meanings:
“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Blackout Period” means any period during which, in accordance with Article IV, the Company is not required to effect the filing of a Registration Statement or is entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement.
“Business Day” means any day, other than a Saturday or Sunday, on which national banking institutions in New York, New York, are open.
“Common Stock” has the meaning ascribed to such term in the Recitals to this Agreement.
“Company” has the meaning ascribed to such term in the Preamble to this Agreement.
“Control” has the meaning ascribed to such term in Rule 405 under the Securities Act (and “Controlled” and “Controlling” shall have correlative meanings); provided, however, that no Person will be deemed to Control another Person solely by his or her status as a director of such other Person.
“Default Payments” has the meaning ascribed to such term in Article VII hereof.
“Demand Offering Representative” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Demand Underwritten Offering” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Effectiveness Date” means the date that is sixty (60) days after the date on which the Company has received notice from the Investors requesting registration pursuant to Sections 2.1(a) or 2.1(b) hereof, as the case may be, of this Agreement.

“Effectiveness Period” has the meaning ascribed to such term in Section 2.1(c) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the SEC thereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act.
“Holders” means any of (i) the Investors, (ii) any Controlled Affiliate of any Investor, and (iii) any other Person that owns, beneficially or otherwise, Registrable Securities.
“Indemnified Party” has the meaning ascribed to such term in Section 6.3 hereof.
“Indemnifying Party” has the meaning ascribed to such term in Section 6.3 hereof.
“Initial Common Stock Registration Statement” has the meaning ascribed to such term in Section 2.1(a) hereof.
“Initial Filing Date” means the date that is thirty (30) days after the date on which the Company has received notice from the Investors requesting registration pursuant to Sections 2.1(a) or 2.1(b) hereof, as the case may be, of this Agreement or, if such date is not a Business Day, the next day that is a Business Day.
“Initial Preferred Stock Registration Statement” has the meaning ascribed to such term in Section 2.1(b) hereof.
“Initial Registration Statement” means an Initial Common Stock Registration Statement or an Initial Preferred Stock Registration Statement.
“Issue Date” means the date on which the shares of Preferred Stock and the Warrants are issued to the Investors pursuant to the Purchase Agreement.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.
“Losses” has the meaning ascribed to such term in Section 6.1 hereof.
“Notice and Questionnaire” means a Notice and Questionnaire substantially in the form set forth in Exhibit A hereto.
“Notice Holder” means a Holder that has duly completed, executed and delivered to the Company a Notice and Questionnaire and who has not thereafter notified the Company that such Holder is no longer a record or beneficial owners of any Registrable Securities.
“Offering” means a Demand Underwritten Offering or a Piggyback Rights Company Offering.
“Offering Launch” for an Offering means the earliest of (i) the filing of a preliminary prospectus (or prospectus supplement) that is intended to be distributed to potential investors in the Offering, (ii) the public announcement of the commencement of the Offering or (iii) if applicable, the entry into a binding agreement to sell securities being sold in the Offering to the underwriters for the Offering.
“Offering Launch Date” for an Offering means the date on which the Offering Launch occurred.
“Offering Notice” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Other Holders” means any Person other than the Holders having rights to require the Company to effect an Underwritten Offering of shares of Common Stock.

“Permitted Free Writing Prospectus” has the meaning ascribed to such term in Article VIII hereof.
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust or other entity or association, including without limitation any governmental authority.
“Piggyback Rights” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Piggyback Rights Company Offering” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Preferred Stock” has the meaning ascribed to such term in the Recitals to this Agreement.
“Prospectus” means the prospectus included in the applicable Registration Statement, as supplemented by any and all prospectus supplements (including with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement) and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Purchase Agreement” means that certain 4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated as of February 23, 2022, by and among the Company and the Investors.
“Registrable Common Securities” means (a) any shares of Common Stock issuable or issued upon valid exercise of the Warrants; and (b) any securities paid, issued or distributed in respect of any such securities defined in clause (a) by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Registrable Common Securities, such securities will irrevocably cease to constitute Registrable Common Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to (x) Rule 144 in a transaction following which such securities cease to be “restricted securities” (as defined in Rule 144) or (y) an effective registration statement under the Securities Act; (ii) subsequent to the consummation of a second Demand Underwritten Offering in accordance with the provisions of Section 2.2 hereof, the date on which such securities are eligible to be sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act without compliance with volume limitations or other restrictions; and (iii) the date on which such securities cease to be outstanding.
“Registrable Preferred Securities” means (a) any shares of Preferred Stock that have not been redeemed by the Company for cash or other form of consideration; and (b) any securities paid, issued or distributed in respect of any such securities defined in clause (a) by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Registrable Preferred Securities, such securities will irrevocably cease to constitute Registrable Preferred Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to (x) Rule 144 in a transaction following which such securities cease to be “restricted securities” (as defined in Rule 144) or (y) an effective registration statement under the Securities Act; (ii) subsequent to the consummation of a second Demand Underwritten Offering in accordance with the provisions of Section 2.2 hereof, the date on which such securities are eligible to be sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act without compliance with volume limitations or other restrictions; and (iii) the date on which such securities cease to be outstanding.
“Registrable Securities” means any Registrable Common Securities and any Registrable Preferred Securities.
“Registration Default” has the meaning ascribed to such term in Article VII hereof.
“Registration Expenses” has the meaning ascribed to such term in Section 5.5(a) hereof.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement, and shall include an Initial Registration Statement, WKSI Registration Statement and Subsequent Registration Statement.
“Restricted Parties” has the meaning ascribed to such term in Section 11.2 hereof.
“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the SEC thereunder.
“Subsequent Registration Statement” has the meaning ascribed to such term in Section 2.1(e) hereof.
“Underwritten Offering” means an offering registered under the Securities Act in which securities of the Company are sold to an underwriter or group of underwriters for reoffering to the public.
“Underwritten Offering Demand Request” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Warrants” has the meaning ascribed to such term in the Recitals to this Agreement.
“WKSI Registration Statement” has the meaning ascribed to such term in Section 2.1(a) hereof.
Article II.Shelf Registration and Underwritten Offering Demand Rights.
1.1Shelf Registration.
(a)On or prior to the Initial Filing Date, the Company shall prepare and file, or cause to be prepared and filed, with the SEC a Registration Statement (the “Initial Common Stock Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act (which Registration Statement may be an automatic “shelf” Registration Statement if the Company shall then be a “well-known seasoned issuer” in accordance with the Securities Act (any such Registration Statement, a “WKSI Registration Statement”)) registering the resale from time to time by Holders thereof of all of the Registrable Common Securities. The Company may satisfy the foregoing obligation by, no later than the Initial Filing Date, designating a previously filed WKSI Registration Statement as the Initial Common Stock Registration Statement for the purposes of this Agreement and filing a supplement to the Prospectus included in such WKSI Registration Statement covering the resale of all of the Registrable Common Securities. The Initial Common Stock Registration Statement shall be on Form S-3 or another appropriate form under the Securities Act and shall provide for the registration of such Registrable Common Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(b)On or prior to the Initial Filing Date, the Company shall prepare and file, or cause to be prepared and filed, with the SEC a Registration Statement (the “Initial Preferred Stock Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act (which Registration Statement may be a WKSI Registration Statement if the Company shall then be a “well-known seasoned issuer” in accordance with the Securities Act) registering the resale from time to time by Holders thereof of all of the Registrable Preferred Securities. The Company may satisfy the foregoing obligation by, no later than the Initial Filing Date, designating a previously filed WKSI Registration Statement as the Initial Preferred Stock Registration

Statement for the purposes of this Agreement and filing a supplement to the Prospectus included in such WKSI Registration Statement covering the resale of all of the Registrable Preferred Securities. The Initial Preferred Stock Registration Statement shall be on Form S-3 or another appropriate form under the Securities Act and shall provide for the registration of such Registrable Preferred Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(c)The Company will use its reasonable efforts to (i) if an Initial Registration Statement is not a WKSI Registration Statement, cause such Initial Registration Statement to become effective under the Securities Act as promptly as practicable but in any event by the Effectiveness Date or otherwise make available a WKSI Registration Statement for use by Holders by the Effectiveness Date and (ii) keep such Initial Registration Statement (or any Subsequent Registration Statement) continuously effective under the Securities Act, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the date on which all Registrable Securities cease to be Registrable Securities (the “Effectiveness Period”).
(d)If the obligations under Section 2.1(a) or 2.1(b) are satisfied by the filing of a Registration Statement relating to the applicable Registrable Securities, at the time the applicable Initial Registration Statement becomes effective under the Securities Act, each Holder that is a Notice Holder on or prior to the date that is ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Initial Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the applicable Registrable Securities in accordance with applicable law. If the Company shall satisfy its obligations under Section 2.1(a) or 2.1(b) through the designation of a previously filed WKSI Registration Statement as the applicable Initial Registration Statement for purposes of this Agreement, each Holder that is a Notice Holder on or prior to the date that is ten (10) Business Days prior to the date the Prospectus thereunder is first made available for use by Notice Holders shall be named as a selling securityholder in such Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the applicable Registrable Securities in accordance with applicable law.
(e)Subject to Section 5.3 hereof, if any Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable efforts to promptly cause such Registration Statement to become effective under the Securities Act, and in any event shall, as promptly as practicable, and in any event not later than (20) days following such cessation of effectiveness, (i) amend such Registration Statement in a manner intended to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or (ii) file an additional Registration Statement (a “Subsequent Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Registration Statement is filed at a time when the Company is a “well-known seasoned issuer,” such Subsequent Registration Statement shall be a WKSI Registration Statement that shall go effective immediately upon filing. If the Company is not then a “well-known seasoned issuer,” the Company shall use its reasonable efforts to (A) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as practicable after such filing, but in no event later than the date that is ninety (90) days after the date such Subsequent Registration Statement is required by this Section 2.1(e) to be filed with the SEC and (B) keep such Subsequent Registration Statement (or another Subsequent Registration Statement) continuously effective until the end of the Effectiveness Period. Any such Subsequent Registration Statement shall be on Form S-3 or another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(f)(i) In order to sell Registrable Securities pursuant to a Registration Statement and related Prospectus, each Holder shall deliver a completed and executed Notice and Questionnaire to the Company prior to any attempted or actual distribution of Registrable Securities under a Registration Statement. From and after the date an Initial Registration Statement becomes effective under the Securities Act, or if the Company designates a WKSI Registration Statement as a Registration Statement for purposes of this Agreement, from and after the date the Prospectus thereunder is first made available for use by Notice Holders, the Company shall, as promptly as reasonably practicable after the date such Holder becomes a Notice Holder, and in any event, subject to clause (B) below, within the later of (x) ten (10) Business Days

(or, in the case the Company is required to file a post-effective amendment or a Subsequent Registration Statement pursuant to clause (A) below, twenty (20) days) after such date or (y) ten (10) Business Days after the expiration of any Blackout Period that either (I) is in effect when such Holder became a Notice Holder or (II) is put into effect within five (5) Business Days after the date such Holder became a Notice Holder,
(A)    if required by applicable law, file with the SEC a supplement to the related Prospectus or a post-effective amendment to the Registration Statement or file with the SEC a Subsequent Registration Statement and any necessary supplement or amendment to any document incorporated therein by reference and file any other required document with the SEC so that such Notice Holder is named as a selling securityholder in a shelf Registration Statement and the related Prospectus in such a manner as to permit such Notice Holder to deliver a Prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, the Company shall not be required to file more than one (1) supplement to the Prospectus during any month or one (1) amendment to the Registration Statement or one (1) new Registration Statement during any three months.
(B) If pursuant to Section 2.1(f)(i)(A), the Company is required to file a post-effective amendment to the Registration Statement or a Subsequent Registration Statement, the Company shall use commercially reasonable efforts to cause such post-effective amendment or Subsequent Registration Statement, as the case may be, to become effective under the Securities Act as promptly as practicable after its filing, but in no event later than the date that is ninety (90) days after the date such post-effective amendment or Subsequent Registration Statement, as the case may be, is required by this Section 2.1(f) to be filed with the SEC.
(C)    The Company shall provide such Notice Holder a reasonable number of copies of any documents filed pursuant to clause (A) above, it being understood and agreed that delivery of an electronic copy of any such documents shall satisfy the Company’s obligation hereunder unless the Notice Holder notifies the Company that it wishes to receive paper copies.
(D)    The Company shall notify such Notice Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment or Subsequent Registration Statement filed pursuant to clause (A) above.
(E)    If such Holder became a Notice Holder during a Blackout Period, or a Blackout Period is put into effect within five (5) Business Days after the date such Holder became a Notice Holder, the Company shall so inform such Notice Holder and shall take the actions set forth in clauses (A), (B), (C) and (D) above within ten (10) Business Days after expiration of such Blackout Period (subject to the other grace periods set forth in such clauses).
(ii)Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling securityholder in any Registration Statement or related Prospectus; provided, however, that any Holder that becomes a Notice Holder (regardless of when such Holder became a Notice Holder) shall be named as a selling securityholder in a Registration Statement or related Prospectus in accordance with the requirements of this Section 2.1(f) or Section 2.1(d), as applicable.
1.2Demand Underwritten Offerings.
(a)At any time while a Registration Statement is effective, any Notice Holder or group of Notice Holders holding a majority of the Registrable Common Securities or Registrable Preferred Securities then outstanding may make written requests (each, an “Underwritten Offering Demand Request”) to the Company for Underwritten Offerings (each, a “Demand Underwritten Offering”) of Registrable Securities included in such Registration Statement; provided, however, that an Underwritten Offering Demand Request may only be made if:

(i)prior to the date of the Underwritten Offering Demand Request, the Company has not effected two Demand Underwritten Offerings in accordance with the provisions of this Agreement; and
(ii)the Registrable Securities requested to be registered (1) have an aggregate then-current market value of $25 million or more or aggregate liquidation preference of $25 million or more (before deducting underwriting discounts and commissions) or (2) constitute all of the then-outstanding Registrable Securities held by the Holders.
Any Underwritten Offering Demand Request will specify (i) the names of the requesting Notice Holders and number of Registrable Securities proposed to be registered on behalf of each such Notice Holder, (ii) the desired Offering Launch Date for the Demand Underwritten Offering, which shall not be less than ten (10) (nor more than fifteen (15)) Business Days following the date on which the Underwritten Offering Demand Request is provided to the Company and (iii) a single Person (the “Demand Offering Representative”) appointed by Notice Holders of a majority of the Registrable Securities proposed, in the Underwritten Offering Demand Request, to be registered who shall serve as the representative of the Notice Holders with respect to the Demand Underwritten Offering.
Subject to Section 2.3, the Company shall have the right to include shares of Common Stock to be sold for its own account or shares owned by Other Holders in a Demand Underwritten Offering.
(b)If an Underwritten Offering Demand Request is received from Notice Holders representing less than all Notice Holders of Registrable Securities, the Company shall within five (5) Business Days of the receipt thereof provide a copy of such Underwritten Offering Demand Request to all other Notice Holders of Registrable Securities.
    The Company shall use its reasonable efforts to include in such Demand Underwritten Offering any Registrable Securities requested to be included by such other Notice Holders of Registrable Securities by notice to the Company provided within five (5) Business Days of the date on which such Underwritten Offering Demand Request was provided to such other Notice Holders of Registrable Securities.

(c)Upon receipt of an Underwritten Offering Demand Request, the Company shall use its reasonable efforts to prepare the applicable offering documents and take such other actions as are set forth in Section 5.1 relating to such Demand Underwritten Offering in order to permit the Offering Launch Date for such Demand Underwritten Offering to occur on the date set forth in the Underwritten Offering Demand Request. The Demand Offering Representative shall have the right, in consultation with the managing underwriters, to determine the actual Offering Launch Date; provided, such date is not less than ten (10) (nor more than fifteen (15)) Business Days after the date on which the Company received the applicable Underwritten Offering Demand Request, unless otherwise agreed to in writing by the Company. The Demand Offering Representative, on behalf of the Notice Holders, will have the right to determine the structure of the offering and negotiate the terms of any underwriting agreement as they relate to the Notice Holders, including the number of Registrable Securities to be sold (if not all Registrable Securities offered can be sold at the highest price offered by the underwriters), the offering price and underwriting discount. After consultation with the Company and consideration of the Company’s views, the Demand Offering Representative will also have the right to determine the underwriters (and their roles) in the offering; provided, that the lead underwriter must be a nationally recognized investment banking firm. The Company will coordinate with the Demand Offering Representative in connection with the fulfillment of its responsibilities pursuant to Section 5.1 and will be entitled to rely on the authority of the Demand Offering Representative to act on behalf of all Notice Holders with respect to the Demand Underwritten Offering.
(d)Notwithstanding the foregoing, the Company shall not be obligated to effect, or take any action to effect, a Demand Underwritten Offering for which the proposed Offering Launch Date is scheduled to occur during a period when the Notice Holders are prohibited from selling their Registrable Securities pursuant to lock-up agreements entered into (or that were required to be entered into) in connection with any prior Underwritten Offering conducted by the Company on its own behalf or on behalf of selling stockholders, unless the Notice Holders have obtained the consent of the counterparties to such lock-agreements. The Demand Offering Representative may revoke an Underwritten Offering Demand Request at any time by providing written notice of such revocation to the Company and, for purposes of determining the number of Demand Underwritten Offerings to which the Notice Holders are entitled, an Underwritten Offering Demand Request that was revoked will not count as a Demand Underwritten Offering unless such revocation occurs after the Offering Launch and the Company does not sell any shares of Common Stock for its own account pursuant to such offering.
1.3Priority on Demand Underwritten Offerings. If the managing underwriters of a Demand Underwritten Offering advise the Notice Holders and the Company that the inclusion in such Demand Underwritten Offering of all of the Registrable Securities requested to be included therein would adversely affect the success of such Demand Underwritten Offering, only the full number or amount of Registrable Securities that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Demand Underwritten Offering will be included in such Demand Underwritten Offering and the number or amount Registrable Securities to be included in such Demand Underwritten Offering shall be allocated pro rata among the Notice Holders that have requested Registrable Securities to be included in such Demand Underwritten Offering, on the basis of the number or amount of Registrable Securities requested to be included therein by each such Notice Holder.
No securities to be sold by the Company or for the account of any Other Holder shall be included in a Demand Underwritten Offering pursuant to Section 2.2(a) hereof if the managing underwriters of the Demand Underwritten Offering advise the Holders and the Company that the total number or amount of Registrable Securities requested to be included in such Demand Underwritten Offering, together with such other securities that the Company and any Other Holders propose to include in such Demand Underwritten Offering is such as to adversely affect the success of such Demand Underwritten Offering. In such case, the Company will include in such Demand Underwritten Offering all Registrable Securities requested to be included therein, up to the full number or amount that, in the view of such managing underwriters can be sold without adversely affecting the success of such Demand Underwritten Offering, before including any securities of any other Person (including the Company); and, if, after all Registrable Securities requested to be included therein, the full number or amount of securities of any other Person (including the Company) cannot, in the view of such managing underwriters, be sold without adversely affecting the success of such Demand Underwritten Offering, then the number or amount of such securities of such other Persons (including the Company) to be included therein will be allocated pro rata among such other Persons (including the Company).
Article III.Piggyback Underwritten Offering.
1.1Right to Piggyback.
(a)Subject to the terms and conditions of this Agreement, whenever the Company proposes to sell Common Stock in any Underwritten Offering (including any such Underwritten Offering which would also include Registrable Common Securities or Common Stock held by Other Holders, a “Piggyback Rights Company Offering”), at least seven (7) Business Days prior to (i) the Offering Launch Date for such Piggyback Rights Company Offering or (ii) if a Registration Statement is not effective, filing a Registration Statement with respect to a proposed Piggyback Rights Company Offering, the Company shall give written notice of such proposed Piggyback Rights Company Offering to all Notice Holders (the “Offering Notice”), which notice shall offer the Notice Holders the opportunity to include such number of Registrable Common Securities in the Piggyback Rights Company Offering as each such Notice Holder may request. Subject to Section 3.2(a), each Notice Holder will have the right (“Piggyback Rights”) to include in such Piggyback Rights Company Offering (and Registration Statement, if applicable) any Registrable Common Securities requested to be included by such Notice Holder by notice to the Company provided within four (4) Business Days after the Company provides the Offering Notice; provided, that the Company will not be required to include a Notice Holder’s Registrable Common Securities in any such Piggyback Rights Company Offering if such Notice Holder has not provided to the Company, in writing within such four (4) Business Day period, such information regarding such Notice Holder (including such Notice Holder’s ownership of Registrable Common Securities) as the Company may reasonably request in the Offering Notice in accordance with the provisions of Section 5.2, if not previously provided (including in a Notice and Questionnaire). Each Notice Holder that has provided notice to the Company within such four (4) Business Day-period requesting to include any of its

Registrable Securities in such Piggyback Rights Company Offering agrees that, if any information contained in the Notice and Questionnaire that it most recently provided to the Company is incorrect, then it will provide a new Notice and Questionnaire within such four (4) Business Day-period, and, in the absence of receiving a new Notice and Questionnaire within such period, the Company will be entitled to assume that all information in the most recent Notice and Questionnaire provided by such Notice Holder is correct. Notwithstanding anything to the contrary, (x) this Section 3.1 will not apply to any offering of preferred securities (other than Preferred Stock), debt securities or debt securities convertible into or exchangeable for, or warrants exercisable for, or other rights to acquire, Common Stock notwithstanding that the related registration statement registers the issuance of Common Stock upon conversion, exchange or exercise of such debt securities, warrants or rights; and (y) no Holder that is not a Notice Holder will have any rights pursuant to this Article III.
(b)Each Holder agrees that such Holder will treat as confidential the receipt of any Offering Notice and shall not disclose or use the information contained in such Offering Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement.
(c)The Company shall have the right to determine the Offering Launch Date for any Piggyback Rights Company Offering. The Company shall also have the right to determine the structure of the Piggyback Rights Company Offering, the right to determine the underwriters (and their roles) in the Piggyback Rights Company Offering and the right to negotiate the terms of any underwriting agreement (other than those provisions relating to the Holders), including the number of shares to be sold (if not all shares offered can be sold at the highest price offered by the underwriters), the offering price and underwriting discount. The Company may determine not to proceed with any Piggyback Rights Company Offering, and the Notice Holders shall be permitted to withdraw any of their Registrable Common Securities included therein, in each case at any time prior to the pricing of such Piggyback Rights Company Offering. The Company shall coordinate with the Notice Holders in connection with the fulfillment of its responsibilities pursuant to Section 5.1.
(d)The Company will not grant any Other Holders with rights to include any securities of such Other Holders in any Demand Underwritten Offering unless such rights are subject to limitations substantially similar to those set forth in Section 3.2.
1.2Priority in Piggyback Underwritten Offerings.
(a)If the managing underwriters of an Underwritten Offering of Common Stock advise the Company and the selling Notice Holders in writing that, in their view, the total number or amount of securities that the Company, such Notice Holders and any Other Holders, as the case may be, propose to include in such Underwritten Offering is such as to adversely affect the success of such Underwritten Offering, then:
(i)if such Underwritten Offering is a Piggyback Rights Company Offering, the Company will include in such Piggyback Registration: (A) first, all securities to be offered by the Company; and (B) second, up to the full number or amount of Registrable Common Securities (or in the case of any Other Holders, Common Stock) requested to be included in such Piggyback Rights Company Offering by the Notice Holders and any Other Holders, allocated pro rata among such holders, on the basis of the amount of securities requested to be included therein by each such holder, so that the total number or amount of securities to be included in such Underwritten Offering is the full number or amount that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Underwritten Offering; and
(ii)if such Underwritten Offering is either (x) an Underwritten Offering for the account of Other Holders in which the Company is not selling Common Stock; or (y) an Underwritten Offering for the account of Other Holders pursuant to a contractual demand request by such Other Holders, and in which Underwritten Offering the Company is also offering for sale any of its Common Stock, then the Company will include in such Piggyback Registration: (A) first, all securities to be offered by such Other Holders; and (B) second, up to the full number or amount of

Registrable Common Securities requested to be included in such Piggyback Rights Company Offering by the Notice Holders and up to the full number or amount of shares of Common Stock, if any, proposed to be sold by the Company pursuant to such Underwritten Offering, allocated pro rata among such Notice Holders and the Company, on the basis of the amount of securities requested to be included therein by each such Notice Holders and the Company, as applicable, so that the total number or amount of securities to be included in such Underwritten Offering is the full number or amount that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Underwritten Offering.
(b)If so requested (pursuant to a written notice received prior to the applicable Offering Launch) by the managing underwriters in any Underwritten Offering, Holders participating in such Underwritten Offering will agree not to (i) effect any public sale or distribution (or any other type of sale as the managing underwriters reasonably determine is appropriate in order to not adversely affect the Underwritten Offering) of any Registrable Securities (but excluding any Registrable Securities included in such Underwritten Offering) or (ii) deliver any Underwritten Offering Demand Request, during the period commencing on the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf registration”) and continuing for not more than ninety (90) days (or such additional number of days as the managing underwriters reasonably determine is appropriate in order to not adversely affect the Underwritten Offering) following the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf registration”). In the event of such a request, the Company may impose, during such period, appropriate stop-transfer instructions with respect to the Registrable Securities subject to such restrictions.
Article IV.Blackout Period.
1.1Blackout. Notwithstanding anything contained in Articles II or III hereof to the contrary, if the Company determines in good faith that the registration and distribution of Registrable Securities would require disclosure of material nonpublic information that the Company has a bona fide business purpose for not disclosing, the Company will promptly give the Holders notice of such determination (but not of the material nonpublic information or business purpose) and will be entitled to postpone the preparation, filing, effectiveness or use of or suspend the effectiveness of a Registration Statement for a reasonable period of time not to exceed ninety (90) days in any single instance.
1.2Blackout Period Limits. Notwithstanding anything contained in this Article IV to the contrary, in no event shall the number of days included in all Blackout Periods during any consecutive twelve (12)-month period exceed an aggregate of one hundred twenty (120) days.
Article V.Procedures and Expenses.
1.1Registration Procedures. In connection with the Company’s registration obligations pursuant to Articles II and III hereof, the Company will use its reasonable efforts to effect such registrations to permit the sale of Registrable Securities by a Holder in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will as promptly as reasonably practicable:
(a)prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act available for the sale of the Registrable Securities by the selling Holders in accordance with the intended method or methods of distribution thereof; provided, however, that the Company will, before filing, furnish to each selling Holder and the managing underwriters, if any, copies of the Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference) proposed to be filed and provide each selling Holder, the managing underwriters, if any, and their counsel with a reasonable opportunity to comment on such Registration Statement or Prospectus or amendments or supplements thereto;
(b)furnish, at its expense, to the selling Holders and the managing underwriters, if any, such number of conformed copies of the Registration Statement and each amendment thereto, of the Prospectus and each supplement thereto, and of such other documents as the selling Holders reasonably may request from time to time;

(c)prepare and file with the SEC any amendments and post-effective amendments to the Registration Statement as may be necessary and any supplements to the Prospectus as may be required or appropriate, in the view of the Company and its counsel, by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act to keep the Registration Statement effective until the earlier of (i) such time as all Registrable Securities covered by the Registration Statement are disposed of in accordance with the intended plan of distribution set forth in the Registration Statement or supplement to the Prospectus and (ii) the expiration of the Effectiveness Period;
(d)promptly following its actual knowledge thereof, notify the selling Holders and the managing underwriters, if any, and their counsel:
(i)when a Registration Statement, Prospectus, Issuer Free Writing Prospectus or any supplement or amendment thereto has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;
(ii)of any request by the SEC or any other governmental authority for amendments or supplements to a Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information;
(iii)of the issuance by the SEC or any other governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;
(iv)of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(v)of the occurrence of any event which makes any statement made in the Registration Statement or Prospectus or any Issuer Free Writing Prospectus untrue in any material respect or which requires the making of any changes in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other documents so that it will not include an untrue statement of a material fact or omit to state any material fact required (in the case of the Registration Statement only) or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and
(vi)to the extent not covered by Section 5.1(d)(v), of the Company’s reasonable determination that a post-effective amendment to a Registration Statement is necessary;
(e)use its reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable date;
(f)prior to any public offering of Registrable Securities, register or qualify and cooperate with the selling Holders, the managing underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as the selling Holders or the managing underwriters reasonably request in writing and maintain each registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such selling Holders or the underwriters, if any, to consummate any disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction in which it is not then so qualified or take any action which would subject it to general service of process or material taxation in any jurisdiction in which it is not then so subject;
(g)as promptly as practicable upon the occurrence of any event contemplated by Section 5.1(d)(v) hereof or any determination by the Company contemplated by Section 5.1(d)(vi) hereof,

prepare (and furnish, at its expense, to the selling Holders and the managing underwriters, if any, a reasonable number of copies of) a supplement or post-effective amendment to each Registration Statement or a supplement to the related Prospectus (including by means of an Issuer Free Writing Prospectus), or file any other required document so that, in the case of Section 5.1(d)(v), the Registration Statement and, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus or Issuer Free Writing Prospectus will not include an untrue statement of a material fact or omit to state any material fact required (in the case of the Registration Statement only) or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and, in the case of Section 5.1(d)(vi), the post-effective amendment to the Registration Statement is effected in the manner determined necessary by the Company;
(h)in the case of an Underwritten Offering, enter into customary agreements (including an underwriting agreement) and take other actions reasonably necessary to expedite the disposition of the Registrable Securities, and in connection therewith:
(i)use its reasonable efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriters, if any) and updates thereof covering matters customarily covered in opinions of counsel requested in Underwritten Offerings, addressed to the underwriters;
(ii)use its reasonable efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company addressed to the underwriters, if any, covering matters customarily covered in “comfort” letters in connection with Underwritten Offerings;
(iii)provide officers’ certificates and other customary closing documents reasonably requested by the managing underwriters; and
(iv)if so requested (pursuant to a notice received prior to the applicable Offering Launch) by the managing underwriters for the Underwritten Offering relating thereto, subject to customary exceptions, agree not to effect any underwritten public sale or distribution of any securities that are the same as, or similar to, the Registrable Securities to be included in the Underwritten Offering, or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities to be included in the Underwritten Offering, during a period specified by the managing underwriters not to exceed ninety (90) days.
(i)upon reasonable notice and at reasonable times during normal business hours, make available for inspection by a representative of each selling Holder and the managing underwriters, if any, participating in any disposition of Registrable Securities and attorneys or accountants retained by any selling Holder or any underwriter, customary due diligence information; provided, however, that for the avoidance of doubt any information supplied hereunder is subject to Section 11.2 hereof;
(j)use its reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act; provided, that the Company will be deemed to have complied with this Section 5.1(j) if it has satisfied the provisions of Rule 158 under the Securities Act (or any similar rule promulgated under the Securities Act);
(k)use its reasonable efforts to:
(i)cause all Registrable Common Securities (without regard to any proviso in such definition) to be listed on the New York Stock Exchange (or such other national securities exchange on which shares of Common Stock are listed and traded from time to time);
(ii)upon the reasonable request of the Holders of Preferred Stock, cause all Registrable Preferred Securities (without regard to any proviso in such definition) to be listed on the New York

Stock Exchange (or such other national securities exchange on which shares of Common Stock are listed and traded from time to time); and
(iii)in respect of a listing referred to in the foregoing clause (i) and, if applicable, clause (ii), to maintain such listing;
(l)use its reasonable efforts to procure the cooperation of the Company’s transfer agent or The Depository Trust Company, as applicable, in settling any offering or sale of Registrable Securities; and
(m)cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the retention of a “Qualified Independent Underwriter” (as defined in FINRA Rule 5121(f)(12)) and the use of reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC.
1.2Information from Holders.
(a)Each selling Holder shall furnish to the Company the information set forth in the Notice and Questionnaire and such other information regarding such Holder and its plan and method of distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing. The Company may refuse to proceed with the registration of such Holder’s Registrable Securities if such Holder unreasonably fails to furnish such information within a reasonable time after receiving such request.
(b)Each selling Holder will promptly: (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus, or in any Notice and Questionnaire previously provided by such Holder, regarding such selling Holder, untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, in such regard, it will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such Prospectus or Free Writing Prospectus.
1.3Suspension of Disposition.
(a)Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the occurrence of any event of the type described in Sections 5.1(d)(ii), 5.1(d)(iii), 5.1(d)(iv), 5.1(d)(v) or 5.1(d)(vi) hereof, such Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 5.1(g) hereof or until it is advised by the Company that the use of the applicable Prospectus or Free Writing Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus. The Company shall be required to provide to the Holders copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 5.1(g) hereof or to take such actions as are necessary so as to enable the Company to advise Holders that the use of the applicable Prospectus or Free Writing Prospectus may be resumed and to provide to Holders copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus within one hundred twenty (120) calendar days of the date on which it provides notice to Holders of any event of the type described in Sections 5.1(d)(ii), 5.1(d)(iii), 5.1(d)(iv), 5.1(d)(v) or 5.1(d)(vi) hereof.
(b)Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the determination by the Company specified in Section 4.1 hereof, such selling Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free

Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until the earlier to occur of the Holder’s receipt of (i) copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus describing the event giving rise to the aforementioned suspension and (ii) (A) notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus.
1.4[Reserved.]
1.5Registration Expenses.
(a)All fees and expenses incurred by the Company in complying with Articles II and III hereof and Section 5.1 hereof (collectively, “Registration Expenses”) will be borne by the Company, whether or not any Registration Statement is filed or becomes effective. These fees and expenses will include, without limitation: (i) all registration, filing and qualification fees (including fees and expenses with respect to any FINRA registration or filing); (ii) printing, duplicating and delivery expenses; (iii) fees and disbursements of counsel for the Company; (iv) fees and expenses of complying with state securities or “blue sky” laws (including the fees and expenses of any local counsel in connection therewith); (v) fees and disbursements of all independent certified public accountants referred to in Section 5.1(h)(ii) hereof (including the expenses of any special audit and “comfort” letters required by or incident to such performance); and (vi) fees and expenses in connection with listing the Registrable Securities on the New York Stock Exchange or such other securities exchange on which the Common Stock may then be listed, if applicable.
(b)In connection with the filing of each Registration Statement in which the Holders are named as selling securityholders and each Underwritten Offering, the Company shall pay the reasonable fees and out-of-pocket expenses of one law firm retained by all Holders, considered collectively, within ten (10) Business Days of presentation of a detailed invoice to the Company, in an amount not to exceed $20,000 in the case of the filing of a Registration Statement and $100,000 in the case of an Underwritten Offering.
(c)Notwithstanding anything contained herein to the contrary, all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities will be borne by the Holder owning such Registrable Securities.
Article VI.Indemnification.
1.1Indemnification by the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder owning Registrable Securities registered pursuant to this Agreement, such Holder’s Affiliates, such Holder’s and its Affiliates’ officers, directors, managers, partners, members, stockholders, employees, advisors, agents and other representatives, and each Person who controls such Holder or such Affiliate (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, damages, liabilities, costs (including without limitation reasonable attorneys’ fees and disbursements) and expenses (collectively, “Losses”) incurred by such party, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus or any other document used in connection with the offering of the Registrable Securities contemplated hereunder, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are based solely upon information furnished in writing to the Company by or on behalf of such Holder or any of its Affiliates expressly for use therein, or arising out of or based upon any other violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to the Company. The indemnity provided in this Section 6.1 shall survive any transfer or disposal of the Registrable Securities by the Holders.
1.2Indemnification by Holders. In the event of the filing of any registration statement relating to the registration of any Registrable Securities, each Holder (severally and not jointly) will indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Affiliates, officers, directors, managers, partners, members, stockholders, employees, advisors, agents and other representatives, and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus or any other document used in connection with the offering of the Registrable Securities contemplated hereunder, or arising out of or based upon any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information so furnished in writing by or on behalf of such Holder or any of its Affiliates to the Company expressly for use in such Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus. In no event will the liability of any Holder be greater in amount than the dollar amount of the net proceeds (after any discounts, commissions, transfer taxes, fees and expenses) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
1.3Conduct of Indemnification Proceedings. If any Person becomes entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party will give prompt notice to the party from which indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any action or proceeding with respect to which the Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been prejudiced materially by such failure. If such an action or proceeding is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the Indemnified Party promptly after receiving the notice referred to in the immediately preceding sentence, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of that counsel will be at the expense of the Indemnified Party unless (a) the employment of the counsel has been authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has not employed counsel to take charge of such action or proceeding within a reasonable time after notice of commencement thereof or (c) the Indemnified Party reasonably concludes, based upon the opinion of counsel, that there are defenses or actions available to it which are different from or in addition to those available to the Indemnifying Party which, if the Indemnifying Party and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of defenses or actions available to the Indemnified Party. If any of the events specified in clause (a), (b) or (c) of the immediately preceding sentence are applicable, then the reasonable fees and expenses of separate counsel for the Indemnified Party will be borne by the Indemnifying Party; provided, however, that in no event will the Indemnifying Party be liable for the fees and expenses of more than one separate firm for all Indemnified Parties. If, in any case, the Indemnified Party employs separate counsel, the Indemnifying Party will not have the right to direct the defense of the action or proceeding on behalf of the Indemnified Party. All fees and expenses required to be paid to the Indemnified Party pursuant to this Article VI will be paid periodically during the course of the investigation or defense, as and when reasonably itemized bills therefor are delivered to the Indemnifying Party in respect of any particular Loss that is incurred. Notwithstanding anything contained in this Section 6.3 to the contrary, an Indemnifying Party will not be liable for the settlement of any action or proceeding effected without its prior written consent (which consent will not be unreasonably withheld). The Indemnifying Party will not, without the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could be sought by such Indemnified Party under this Article VI, unless such judgment, settlement or other termination (i) provides solely for the payment of money, (ii) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder and (iii) does not include any statement as to as to an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

1.4Contribution, etc.
(1)If the indemnification provided for in this Article VI is unavailable to an Indemnified Party under Sections 6.1 or 6.2 hereof in respect of any Losses or is insufficient to hold the Indemnified Party harmless, then each applicable Indemnifying Party (severally and not jointly), in lieu of indemnifying the Indemnified Party, will contribute to the amount paid or payable by the Indemnified Party as a result of the Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and the Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in the Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and the Indemnified Party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, the Indemnifying Party or Indemnifying Parties or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.
(2)The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything contained in this Section 6.4 to the contrary, an Indemnifying Party that is a selling Holder will not be required to contribute any amount in excess of the amount by which the total net proceeds (after any discounts, commissions, transfer taxes, fees and expenses) received by such Holder upon the sale of the Registrable Securities exceeds the amount of any damages which such selling Holder has, in the aggregate, otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Article 7.Default Payment.
If (a) any Registration Statement or Prospectus (or supplement thereto) is not filed within the time periods specified herein, (b) any Registration Statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required effectiveness date, or (c) after it has become effective, such Registration Statement or related Prospectus ceases for any reason to be effective and available to the Notice Holders as to all Registrable Securities to which it is required to cover ((in each case, except as specifically permitted herein) (each, a “Registration Default”)), then the Company shall make a special payment (the “Default Payments”) to Notice Holders of Preferred Stock then outstanding in an amount equal to 1.50% per annum of the liquidation preference of each share of Preferred Stock, payable in cash. Special payments shall accrue from the date of the applicable Registration Default until such Registration Default has been cured, and shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 following such Registration Default to the record holder of the Preferred Stock on the date that is 15 days prior to such payment date, until paid in full. Special payments payable in respect of any Registration Default shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months. Special payments shall be payable only with respect to a single Registration Default at any given time, notwithstanding the fact that multiple Registration Defaults may have occurred and be continuing. Notwithstanding anything in this Article VII to the contrary, (i) in no event shall a Registration Default be deemed to have occurred and be continuing during any Blackout Period permitted hereunder and (ii) the Company shall not be liable for special payments under this Agreement as to any Registrable Securities which are not permitted by the SEC to be included in a Registration Statement. The Company shall have no liability to any Holder of Preferred Stock for monetary damages with respect to any Registration Default with respect to Registrable Preferred Securities other than the Default Payments provided for in this Article VII (it being understood that nothing in this sentence affects the remedies in respect of any Registration Default with respect to Registrable Common Securities).
Article 8.Free Writing Prospectuses.

Each Holder represents that it has not prepared or had prepared on its behalf or used or referred to, and agrees that it will not prepare or have prepared on its behalf or use or refer to, any Free Writing Prospectus, and has not distributed and will not distribute any written materials in connection with the offer or sale of Common Stock or Preferred Stock without the prior written consent of the Company and, in connection with any Underwritten Offering, the underwriters. Any such Free Writing Prospectus consented to by the Company and the underwriters, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.
Article 9.Rule 144.
To the extent the following actions by the Company will make available to any Holder the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to (a) use its reasonable efforts to file with the SEC in a timely manner (after giving effect to all applicable grace periods) all reports and other documents referred to in Rule 144(c) to the extent the Company is then subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act; (b) furnish to any Holder promptly upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 or a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on the SEC’s website); and (c) take such other actions as may be reasonably required by the Company’s transfer agent to consummate any resale of Registrable Securities in accordance with the terms and conditions of Rule 144 and this Agreement.
Article 10.Participation in Underwritten Offerings.
Notwithstanding anything contained herein to the contrary, no Person may participate in any Underwritten Offering pursuant to this Agreement unless that Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements.
Article 11.Miscellaneous.
1.1Notices. All notices and other communications in connection with this Agreement shall be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
(1)If to the Company:
Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Email: mwindisch@kennedywilson.com and ilee@kennedywilson.com
Attention: Matthew Windisch and In Ku Lee
with a copy to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Email: julian.kleindorfer@lw.com
Attention: Julian Kleindorfer
(2)If to the Investors:

c/o Hamblin Watsa Investment Counsel Ltd.
95 Wellington Street West, Suite 802
Toronto, ON, Canada M5J 2N7
Email: GeneralCounsel@fairfax.ca
Attention: General Counsel
with a copy to:
Shearman & Sterling LLP
Commerce Court West
199 Bay Street, Suite 4405
P.O. Box 247
Toronto, ON, Canada M5L 1E8
Email: JLehner@Shearman.com
Attention: Jason Lehner
(3)If to any Holder (other than an Investor), to such Holder’s address on file with the Company’s transfer agent.
1.2Confidentiality. Each Holder will, and will cause its officers, directors, employees, legal counsel, accountants, financial advisors and other representatives (the “Restricted Parties”) to, hold in confidence any material nonpublic information received by them pursuant to this Agreement, including without limitation any material nonpublic information included in any Registration Statement, Prospectus or Issuer Free Writing Prospectus proposed to be filed with the SEC (until such Registration Statement, Prospectus or Issuer Free Writing Prospectus has been filed) or provided pursuant to Section 5.1(i) hereof. This Section 11.2 shall not apply to any information which: (a) is or becomes generally available to the public other than as a result of a non-permitted disclosure; (b) was already in the Holder’s possession from a non-confidential source prior to its disclosure by the Company; (c) is or becomes available to the Holder on a non-confidential basis from a source other than the Company; provided, that such source is not known by the Holder to be bound by confidentiality obligations; or (d) is required to be disclosed by law, an order of a court or by rules and regulations of an applicable regulatory authority. In the case of proposed disclosure pursuant to (d) above, such Person shall, to the extent permitted by applicable law, be required to give the Company written notice of the proposed disclosure prior to such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Restricted Parties will furnish only that portion of such information that the Restricted Parties are advised by legal counsel is legally required and will exercise their commercially reasonable efforts, at the Company’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded such information.
1.3Third Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Holders and their respective successors and assigns, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Holders in compliance with any restrictions on transfer or assignment. Notwithstanding the foregoing or anything to the contrary herein, unless any such successor or assign shall have executed and delivered to the Company a Notice and Questionnaire (including a checkmark in question no. 10 thereof) promptly following such acquisition of Registrable Securities which contains such successor’s or assign’s express acknowledgment that it will comply with the provisions of Section 11.2 hereof, such successor or assign shall not be entitled to the benefits of this Agreement set forth in the following sentence (and shall, for such purposes, be deemed not to be a Holder or a Notice Holder). Such benefits are set forth in the following provisions of this Agreement: (a) the first and third sentences of Section 2.1(b); (b) Article III; (c) the proviso to Section 5.1(a); and (d) Article VII. Except as provided in this Section 11.3, each such successor and assign will be deemed to be a “Holder” hereunder. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Holders from time to time any rights or remedies under this Agreement.
1.4Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect. The Preamble and the Recitals are a part of this Agreement.
1.5Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Holders holding a majority of the Registrable Securities and the Company or, in the case of a waiver, by the party waiving compliance. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement. In addition, a waiver of Piggyback Rights (or any other rights under Article III) with respect to any single Piggyback Rights Company Offering will be effective if reflected in a written instrument executed by Notice Holders holding a majority of the total number of Registrable Common Securities then outstanding and held by Notice Holders (and, for these purposes, the Company will be entitled to assume as true all information contained in the Notice and Questionnaires theretofore delivered by Holders to the Company to the extent such Holders have not subsequently notified the Company to the contrary). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.
1.6Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.
1.7Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
1.8Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
1.9MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
1.10Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
1.11Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
[Signature Page Follows]
IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
KENNEDY-WILSON HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Matt Windisch
    Name: Matt Windisch
    Title: Executive Vice President
ZENITH INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ODYSSEY REINSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

HUDSON INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

HUDSON EXCESS INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

TRUSTEES OF NEWLINE SYNDICATE 1218,
by its investment manager,

Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NEWLINE INSURANCE COMPANY LIMITED,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

UNITED STATES FIRE INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

THE NORTH RIVER INSURANCE COMPANY,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NORTHBRIDGE GENERAL INSURANCE CORPORATION,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

FEDERATED INSURANCE COMPANY OF CANADA,
by its investment manager,
Hamlin Watsa Investment Counsel Ltd.

By:    /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

SCHEDULE I

Investors

1.Zenith Insurance Company
2.Odyssey Reinsurance Company
3.Hudson Insurance Company
4.Hudson Excess Insurance Company
5.Trustees of Newline Syndicate 1218
6.Newline Insurance Company Limited
7.United States Fire Insurance Company
8.The North River Insurance Company
9.Northbridge General Insurance Corporation
10.Federated Insurance Company of Canada

EXHIBIT A
Form of Notice and Questionnaire

The undersigned beneficial holder of Registrable Securities (as defined in the Registration Rights Agreement referred to below) of Kennedy-Wilson Holdings, Inc. (the “Company”) understands that the Company has filed, or intends to file, with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) as to which Registrable Securities may be required to be included pursuant to the terms of that certain registration rights agreement (the “Registration Rights Agreement”), dated as of March 8, 2022, among the Company and the Investors named therein. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

In order to be named as a selling stockholder in, and to sell or otherwise dispose of any Registrable Securities pursuant to, the Registration Statement, and in order to be entitled to receive notices with respect to Piggyback Rights, the undersigned beneficial owner of Registrable Securities (the “Selling Securityholder”) hereby gives notice to the Company of the information set forth below. The Selling Securityholder, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

1.    Selling Securityholder information:

(a)    Full legal name of Selling Securityholder:

(b)    Full legal name of registered holder (if not the same as (a) above) through which the Registrable Securities listed in Item 3 below are held:

(c)    Full legal name of Depository Trust Company participant (if applicable and if not the same as (b) above) through which the Registrable Securities listed in Item 3 below are held:

(d)    Taxpayer identification or social security number of Selling Securityholder:

2.    Address for notices to Selling Securityholder:

Telephone:

Fax:

E-mail address:

Contact person:

3.    Beneficial ownership of Registrable Securities:

State the type of Registrable Securities (Preferred Stock or Common Stock) and the number of shares of Preferred Stock or Common Stock, as applicable, beneficially owned by you. Check any of the following that applies to you.

☐    I own Preferred Stock:

Number of shares:

CUSIP No(s).:

☐    I own shares of Common Stock that were issued upon valid exercise of the Warrants:

Number of shares:

CUSIP No(s).:

4.    Beneficial ownership of other securities of the Company owned by the Selling Securityholder:

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed in Item 3 above.

(a)    Type and amount of other securities beneficially owned by the Selling Securityholder:

(b)    CUSIP No(s). of the other securities listed in (a) beneficially owned:

5.    Relationships with the Company:

(a)    Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or had any other material relationship with the Company (or its predecessors or affiliates) during the past three years?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “Yes,” please state the nature and duration of your relationship with the Company:

7.    Broker-dealers and their affiliates:

The Company may have to identify the Selling Securityholder as an underwriter in the Registration Statement or related prospectus if:

•the Selling Securityholder is a broker-dealer and did not receive the Registrable Securities as compensation for underwriting activities or investment banking services or as investment securities; or
•the Selling Securityholder is an affiliate of a broker-dealer and either (1) did not acquire the Registrable Securities in the ordinary course of business; or (2) at the time of its purchase of the Registrable Securities, had an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Securities.

Persons identified as underwriters in the Registration Statement or related prospectus may be subject to additional potential liabilities under the Securities Act and should consult their legal counsel before submitting this Notice and Questionnaire.

(a)    Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “No,” are you an “affiliate” of a broker-dealer that is registered pursuant to Section 15 of the Exchange Act?

☐    Yes.

☐    No.

For the purposes of this Item 7(b), an “affiliate” of a registered broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer.

(c)    Did you acquire the securities listed in Item 3 above in the ordinary course of business?
☐    Yes.

☐    No.

(d)    At the time of your purchase of the securities listed in Item 3 above, did you have any agreements or understandings, directly or indirectly, with any person to distribute the securities?

☐    Yes.

☐    No.

(e)    If your response to (d) above is “Yes,” please describe such agreements or understandings:

(f)    Did you receive the securities listed in Item 3 above as compensation for underwriting activities or investment banking services or as investment securities?

☐    Yes.

☐    No.

(g)    If your response to (f) above is “Yes,” please describe the circumstances:

8.    Nature of beneficial ownership:

The purpose of this section is to identify the ultimate natural person(s) or publicly held entity(ies) that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)    Is the Selling Securityholder a natural person?

☐    Yes.

☐    No.

(b)    Is the Selling Securityholder required to file, or is it a wholly owned subsidiary of an entity that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act?

☐    Yes.

☐    No.

(c)    Is the Selling Securityholder an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended?

☐    Yes.

☐    No.

(d)    If the Selling Securityholder is a subsidiary of such an investment company, please identify the investment company:

(e)    Identify below the name of each natural person or entity that has sole or shared investment or voting control over the securities listed in Item 3 above:

***PLEASE NOTE THAT THE COMMISSION REQUIRES THAT THESE NATURAL PERSONS AND ENTITIES BE NAMED IN THE PROSPECTUS***

9.    Securities received from named selling securityholder:

(a)    Did you receive your Registrable Securities listed above in Item 3 as a transferee from selling securityholder(s) previously identified in the Registration Statement?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “Yes,” please answer the following two questions:

(i)    Did you receive such Registrable Securities listed above in Item 3 from the named selling securityholder(s) prior to the effectiveness of the Registration Statement?

☐    Yes.

☐    No.

(ii)    Identify below the names of the selling securityholder(s) from whom you received the Registrable Securities listed above in Item 3 and the date on which such securities were received.

10.    Benefit of Demand Underwritten Offerings, Piggyback Rights and Certain Other Rights:

In order for the Holder to be entitled to benefits of the Registration Rights Agreement which would necessitate the Company to divulge to the Holder information concerning the proposed filing of a Registration Statement with the SEC or a proposed offering of Registrable Securities in advance of such filing or a public announcement of such offering, including with respect to Demand Underwritten Offerings and Piggyback Rights, all as further set forth in Section 11.3 of the Registration Rights Agreement, please check the box below:

☐ The undersigned agrees that it will treat as confidential the receipt of any materials provided to it pursuant to (i) the first and third sentences of Section 2.2(b); (b) Article III; and (c) the proviso to Section 5.1(a) of the Registration Rights Agreement and shall not disclose or use the information contained in the same without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the undersigned in breach of the terms of this agreement.

If you need more space for your responses, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

In Witness Whereof the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent, and hereby agrees to be bound by the terms of the Registration Rights Agreement to the same extent as if the undersigned were named as a “Holder” thereunder.

Dated:            Beneficial owner:

    By:

    Name:

    Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE
AND QUESTIONNAIRE TO KENNEDY-WILSON HOLDINGS, INC. AT:

Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Email: mwindisch@kennedywilson.com and ilee@kennedywilson.com
Attention: Matthew Windisch and In Ku Lee

EXHIBIT 31.1
Certification of Chief Executive Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, William J. McMorrow, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended March 31, 2022 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: May 5, 2022

/s/ William J. McMorrow
William J. McMorrow Chief Executive Officer and Chairman

EXHIBIT 31.2
Certification of Chief Financial Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, Justin Enbody, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended March 31, 2022 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: May 5, 2022

/s/JUSTIN ENBODY
Justin Enbody Chief Financial Officer

EXHIBIT 32.1
Certification of Chief Executive Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William J. McMorrow, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	May 5, 2022	/s/ WILLIAM J. MCMORROW
William J. McMorrow Chief Executive Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.

EXHIBIT 32.2
Certification of Chief Financial Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended March 31, 2022, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Justin Enbody, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	May 5, 2022	/s/ JUSTIN ENBODY
Justin Enbody Chief Financial Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.